EXHIBIT 10.1

HUB ON CAUSEWAY

120 CAUSEWAY STREET

BOSTON, MASSACHUSETTS

Lease Dated November 16, 2017 (the “Execution Date”)

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building to be known as 120 Causeway Street, Boston, Massachusetts 02114.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1	Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	PODIUM DEVELOPER LLC, a Delaware limited liability company

Present Mailing Address of Landlord:	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Landlord’s Construction Representative:	Noah Luskin

Tenant:	Rapid7, Inc., a Delaware corporation

Present Mailing Address of Tenant:	100 Summer Street, Boston, Massachusetts 02110

Tenant’s Email Address for Information Regarding Billings and Statements:	peter_kaes@rapid7.com

Tenant’s Construction Representative:	Jeff Kalowski

Tenant Preliminary Plans Date:	December 22, 2017

Tenant Plans Date:	May 18, 2018

Authorization to Proceed Date:	Thirty (30) days after Landlord’s delivery to Tenant of the initial Total Costs Notice as provided in Section 1.1(A)(4) of Exhibit B-1.

Long Lead Item Release Date:	July 16, 2018

Estimated Commencement Date:	June 1, 2019

Fourth Floor Rent Commencement Date:	The date that is six (6) months after the Commencement Date.

Outside Completion Date:	December 1, 2019

Expiration Date:	The last day of the 126th full calendar month following the Commencement Date.

Original Lease Term:	The period commencing on the Commencement Date and ending on the Expiration Date, as such period may be sooner terminated as provided in this Lease.

Term or Lease Term:	The period commencing on the Commencement Date and ending on the Expiration Date, as such period may be extended or sooner terminated as provided in this Lease.

Extension Options:	Two (2) periods of five (5) years each, as provided in and on the terms set forth in Section 3.2 hereof.

Lease Year:	A period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Lease Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Lease Year of the Lease Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

Rent Year:	Any twelve (12) month period during the Term of the Lease commencing as of the Commencement Date, or as of any anniversary of the Commencement Date, except that if the Commencement Date does not occur on the first day of a calendar month, then (i) the first Rent Year shall further include the partial calendar month in which the first anniversary of the Commencement Date occurs, and (ii) the remaining Rent Years shall be the successive twelve-(12)-month periods following the end of such first Rent Year.

Commencement Date:	As defined in Section 3.1 of this Lease and in Exhibit B-1.

Premises:

The entire fourth (4th), fifth (5th), sixth (6th) and seventh (7th) floors of the Office Building, which Office Building is part of the Hub Complex (as hereinafter defined), in accordance with the floor plan annexed hereto as Exhibit A-1 and incorporated herein by reference, as further defined and limited in Section 2.1 hereof. Set forth below is the conclusively agreed-upon Rentable Floor Area of each floor of the Premises

Fourth (4th) Floor: 37,163 square feet

Fifth (5th) Floor: 37,265 square feet

Sixth (6th) Floor: 37,163 square feet

Seventh (7th) Floor 35,470 square feet

Tenant shall have the right to add to the Premises pursuant to Section 3.3 hereof the entirety of the third (3rd) floor of the Office Building and/or the entirety or a portion of the third (3rd) floor of the Office Building pursuant to Section 3.4 hereof. The conclusively agreed upon Rentable Floor Area of the third (3rd) floor is 33,993 square feet. If Tenant timely exercises its rights under Sections 3.3 and/or 3.4, then the entirety of the third (3rd) floor or portion thereof, as applicable, shall be added to the Premises on all of the same terms of this Lease that are applicable to the other floors in the Premises, except as otherwise expressly provided in this Lease.

Rentable Floor Area of the Premises:	147,061 square feet, subject to expansion pursuant to Tenant’s Expansion Option as set forth in Section 3.3, and Tenant’s Right of First Offer as set forth in Section 3.4.

Annual Fixed Rent:	(a) During the Original Term of this Lease, Annual Fixed Rent shall be payable by Tenant as follows:

Rent Year	Rate per Square Foot of Rentable Floor Area	Annual Rate
1	$49.00	$7,205,989.00	*
2	$50.00	$7,353,050.00
3	$51.00	$7,500,111.00
4	$52.00	$7,647,172.00
5	$53.00	$7,794,233.00
6	$54.00	$7,941,294.00
7	$55.00	$8,088,355.00
8	$56.00	$8,235,416.00
9	$57.00	$8,382,477.00
10	$58.00	$8,529,538.00
11	$59.00	$8,676,599.00

*During the portion of Rent Year 1 after the Commencement Date but prior to the Fourth Floor Rent Commencement Date (“Rent Abatement Period”), the Annual Fixed Rent shall be Five Million Three Hundred Eighty Five Thousand Two and 00/100 Dollars ($5,385,002.00) (representing the Annual Fixed Rent for the fifth (5th), sixth (6th), and seventh (7th) floors of the Premises). In addition to Annual Fixed Rent with respect to the fourth (4th) floor of the Premises, the following amounts with respect to the fourth (4th) floor of the Premises shall be abated during the Rent Abatement Period: (i) Additional Rent in respect of Landlord’s Tax Expenses Allocable to the Premises, and (ii) Additional Rent in respect of Operating Expenses Allocable to the Premises.

(b) During the extension option period (if exercised), as determined pursuant to Section 3.2.

Tenant Electricity:	See Section 5.2.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Permitted Use:	General office purposes and uses ancillary thereto.

Total Rentable Floor Area of the Office Building:	181,054 square feet as of the Execution Date provided, however, the Total Rentable Floor Area of the Office Building, but not the Premises, may change from time to time in accordance with physical additions or subtractions and improvements to and changes in use of the Office Building (it being understood and agreed, however, the Total Rentable Floor Area of the Office Building shall not change merely by a remeasurement of the Office Building).

Office Building:	For the purposes of this Lease, the Office Building shall mean the portion of the Podium Building that is designated as the “Office Building” on Exhibit A-2. Nothing in Exhibit A-2 shall be treated as a representation that any or all of the buildings for which provision is made thereon shall be constructed, or that such buildings will be located, precisely within the areas shown on Exhibit A-2, or that such buildings will be of the dimensions or shapes shown, it being the intention of Exhibit A-2 only generally to show diagrammatically, rather than precisely, the possible development of the Hub Complex as presently contemplated. Any stores which are or may be identified on Exhibit A-2 shall not be relied on by Tenant that there are or will be tenants occupying the spaces as noted on said exhibit during all or any portion of the Term of this Lease. In addition, it is acknowledged and agreed that Landlord and the other Owners of the Hub Complex may elect to construct the Hub Complex as a phased project, and that construction of certain phases may occur after the Commencement Date.

Garage:	The North Station Garage, as it may be altered from time to time.

Office Tower Parcel:	The parcel identified as the “Office Tower Parcel” and as described on Exhibit A-4.

Office Tower:	Any building located on or within the Office Tower Parcel.

Office Tower Owner	The entity that is the owner of the Office Tower.

Hub Complex:	The center commonly referred to as the Hub on Causeway, located in the city of Boston, County of Suffolk, Commonwealth of Massachusetts, the initial boundaries of which are described on Exhibit A-3, as the same may be altered, expanded, reduced or otherwise changed from time to time.

HubOwner:	Each owner of record or tenant under a ground lease, from time to time, of all or any portion of the Hub Complex.

Hub Complex Mortgagee:	Each holder of a mortgage, from time to time, affecting all or any portion of the Office Building, the Podium Building, the Garage, the Office Tower Parcel, or any other portion of the Hub Complex.

Declaration:	The Amended and Restated Declaration of Covenants, Easements and Restriction for The Hub on Causeway (formerly known as Boston Garden) made as of November 28, 2016 by Boston Garden Development Corp. and agreed to by Podium Owner, LP, Garage Expansion Owner, LP and Garden Improvements Owner, LP, a Delaware limited partnership. Landlord shall not agree to any amendment or modification of the Declaration that would cause a material adverse effect on Tenant’s use or occupancy of the Premises.

Legal Requirements:	All applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities.

Broker:	T3 Realty Advisors, LLC.

Market Area:	CBD Boston

Security Deposit:	$4,816,248.000 in the form of a letter of credit in accordance with Section 16.26, subject to reduction in accordance with Section 16.26.

Consumer Price Index:	The Consumer Price Index (“CPI”) shall be defined as the Consumer Price Index for All Urban Consumers (CPI-U) (Revised), Boston, Massachusetts All Items – Series A (1982-84=100) as published by the United states Bureau of Labor Statistics. If the compilation or publication of such Index shall be discontinued or transferred to any other governmental department or bureau or agency, then the parties shall mutually agree upon another index that similarly reflects changes in purchasing power of money.

1.2 Table of Articles and Sections

ARTICLE I Reference Data		1
1.1	Subjects Referred To	1
1.2	Table of Articles and Sections	8
1.3	Exhibits	11

ARTICLE II Premises		12
2.1	Demise and Lease of Premises	12
2.2	Appurtenant Rights and Reservations	13
2.3	Tenant’s Access	15

ARTICLE III Lease Term and Extension Options		15
3.1	Term	15
3.2	Extension Option	16
3.3	Expansion Option	18
3.4	Right of First Offer – Third Floor of Office Building	20
3.5	Tenant’s Right to Renovate the Lobby of the Office Building	24
3.6	Right of First Offer – Space in New Office Tower	25

ARTICLE IV Condition of Premises		28
4.1	Preparation of Premises	28

ARTICLE V Annual Fixed Rent and Electricity		29
5.1	Fixed Rent	29
5.2	Electricity	30
5.3	Central HVAC System	31

ARTICLE VI Taxes		31
6.1	Definitions	31
6.2	Tenant’s Share of Real Estate Taxes	32
6.3	Chapter 121A Payments	33
6.4	I-Cubed	34

ARTICLE VII Landlord’s Repairs and Services and Tenant’s Operating Expense Payments		35

7.1	Structural Repairs	35
7.2	Other Repairs to be Made by Landlord	35
7.3	Services to be Provided by Landlord	36
7.4	Operating Costs Defined	36
7.5	Tenant’s Operation Expenses Payments	42
7.6	No Damage	44
7.7	Environmental Performance Objective	46

ARTICLE VIII Tenant’s Repairs		47
8.1	Tenant’s Repairs and Maintenance	47

ARTICLE IX Alterations		48
9.1	Landlord’s Approval	48
9.2	Conformity of Work	50
9.3	Performance of Work, Governmental Permits and Insurance	50
9.4	Liens	51
9.5	Nature of Alterations	51
9.6	Increases in Taxes	52
9.7	Alterations Permitted Without Landlord’s Consent	52
9.8	TD Garden Alterations	53

ARTICLE X Parking		54
10.1	Parking Privileges	54
10.2	Parking Charges	55
10.3	Garage Operation	55
10.4	Limitations	56

ARTICLE XI Certain Tenant Covenants		56

ARTICLE XII Assignment and Subletting		61
12.1	Restrictions on Transfer	61
12.2	Exceptions	62
12.3	Landlord’s Recapture Right	63
12.4	Consent of Landlord	64
12.5	Tenant’s Notice	66
12.6	Profit on Subleasing or Assignment	67
12.7	Additional Conditions	68

ARTICLE XIII Indemnity and Insurance		69
13.1	Tenant’s Indemnity	69
13.2	Landlord’s Indemnity	71
13.3	Tenant’s Risk	71
13.4	Tenant’s Commercial General Liability Insurance	72
13.5	Tenant’s Property Insurance	73
13.6	Tenant’s Other Insurance	74
13.7	Requirements for Tenant’s Insurance	74
13.8	Additional Insureds	75

13.9	Certificates of Insurance	75
13.10	Subtenants and Other Occupants	75
13.11	No Violation of Building Policies	76
13.12	Tenant to Pay Premium Increases	76
13.13	Landlord’s Insurance	76
13.14	Waiver of Subrogation	77
13.15	Tenant’s Work	78

ARTICLE XIV Fire, Casualty and Taking		78
14.1	Damage Resulting from Casualty	78
14.2	Rights of Termination for Uninsured Casualty	80
14.3	Rights of Termination for Taking	81
14.4	Award	82

ARTICLE XV Default		83
15.1	Tenant’s Default	83
15.2	Termination; Re-Entry	84
15.3	Continued Liability; Re-Letting	84
15.4	Waiver of Redemption	86
15.5	Landlord’s Default	86

ARTICLE XVI Miscellaneous Provisions		87
16.1	Waiver	87
16.2	Cumulative Remedies	87
16.3	Quiet Enjoyment	87
16.4	Surrender	88
16.5	Brokerage	88
16.6	Invalidity of Particular Provisions	89
16.7	Provisions Binding, Etc	89
16.8	Recording; Confidentiality	89
16.9	Notices and Time for Action	90
16.10	When Lease Becomes Binding and Authority	91
16.11	Paragraph Headings	91
16.12	Rights of Mortgagee	91
16.13	Rights of Ground Lessor	92
16.14	Notice to Mortgagee and Ground Lessor	93
16.15	Assignment of Rents	93
16.16	Status Report and Financial Statements	94
16.17	Self-Help	95
16.18	Holding Over	96
16.19	Entry by Landlord	97
16.20	Tenant’s Payments	98
16.21	Late Payment	98
16.22	Counterparts	99
16.23	Entire Agreement	99
16.24	Landlord Liability	99
16.25	No Partnership	100

16.26	Security Deposit	100
16.27	Governing Law	102
16.28	Waiver of Trial by Jury	103
16.29	Electronic Signatures	103
16.30	Fitness Center	103
16.31	Retail Delivery	103
16.32	Building Signage	105
16.33	Arbitration	106
16.34	Pets	107
16.35	Competitor Restrictions	109
16.36	Roof Deck	109

1.3	Exhibits

The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.

Exhibit A-1	—	Premises

Exhibit A-2	—	Office Building

Exhibit A-3	—	Legal Description

Exhibit A-4	—	Office Tower Parcel Legal Description

Exhibit B-1	—	Work Agreement

Exhibit B-2	—	Base Building Specifications

Exhibit B-3	—	Tenant Plan and Working Drawing Requirements

Exhibit C	—	Landlord’s Services

Exhibit D	—	Central HVAC System

Exhibit E	—	Form of Declaration Affixing the Commencement Date of Lease

Exhibit F	—	Signage

Exhibit G	—	Intentionally Omitted

Exhibit H	—	Appraiser Determination of Prevailing Market Rent

Exhibit I	—	List of Mortgages

Exhibit J	—	Form of Letter of Credit

Exhibit K	—	Form of Certificate of Insurance

Exhibit L	—	Tenant Manual

Exhibit M	—	Transportation Demand Management Program

Exhibit N	—	Plan of Proposed Hub Complex Improvements

Exhibit O	—	Legal Description of Podium Parcel

ARTICLE II

Premises

2.1	Demise and Lease of Premises

(A) Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Office Building, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Office Building, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

(B) Tenant acknowledges that the Hub Complex is a mixed use project to consist of retail areas, office buildings, apartment buildings, hotels and other commercial and residential uses and may be altered, expanded, reduced or otherwise changed from time to time and that Landlord and any other HubOwner reserve the right to modify the Hub Complex, to change the uses thereof, and to designate areas of the Hub Complex as common areas or as areas for the exclusive use of one or more occupants or one or more uses, provided that, subject to Section 4.2, no such alteration, expansion, reduction, change or modification has a material adverse effect on Tenant’s use of, or access to, the Premises for the Permitted Use. It is understood that the Office Building does not and will not include any portion of the other office, hotel or residential towers in the Hub Complex (or the lobbies for any of the foregoing) or any portion of the garage facilities located beneath the Office Building.

(C) No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, provided that Landlord shall use diligent efforts to complete such repairs, improvements, maintenance or cleaning as expeditiously as possible, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

2.2	Appurtenant Rights and Reservations.

(A) Subject to Landlord’s or any other HubOwner’s right to change or alter any of the following in its discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Office Building as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Office Building (which shall be non-discriminatory with respect to tenants in similar circumstances) from time to time made by Landlord or any other HubOwner of which Tenant is given written notice: (a) the common lobbies, corridors, stairways, and elevators of the Office Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas serving the Office Building and the common walkways and driveways necessary for access to the Office Building, (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor and (d) such other common areas of the Hub Complex as Landlord or any other HubOwner, as the case may be, makes the same available from time to time; and no other appurtenant rights and easements.

(B) Landlord reserves for its benefit and the benefit of any HubOwner the right from time to time, without material interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Office Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Office Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Office Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises or, if not so practicable, then in an unobtrusive location within the Premises, in which event the Rentable Floor Area of the Premises shall be reduced to the extent that such installations, replacements and relocations reduce the physical floor space available to Tenant within the Premises. Except in the case of emergencies or for normal cleaning or maintenance operations, Landlord agrees to use all reasonable efforts to give, or cause such HubOwner to give, Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises. Notwithstanding anything to the contrary contained in this Lease, in making any entry into the Premises, and in performing any work in the Premises or the Office Building, Landlord shall use diligent efforts to minimize interference with the conduct of Tenant’s business in the Premises, consistent with the nature of the reason for such entry.

(C) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to select its own telecommunications provider from those providers that serve the Office Building, subject to Landlord’s reasonable approval (“Tenant’s Telecom Provider”), and, so long as the Premises are the only premises in the Office Building served by Tenant’s Telecom Provider, Landlord agrees that it shall not charge any fees to Tenant’s Telecom Provider. However, if Tenant’s Telecom Provider serves any other premises in the Office Building, Landlord shall have the right to charge fees to Tenant’s Telecom Provider in connection with the services being performed by Tenant’s Telecom Provider at the reasonable, prevailing rates, from time to time, then being charged by Landlord to other telecommunication service providers in the Office Building providing the same or similar services to other office tenants in the Office Building. Landlord agrees not to discriminate against Tenant or to act arbitrarily in assessing such fees to Tenant’s Telecom Provider. Subject to: (i) the foregoing, and (ii) Tenant’s Telecom Provider entering into reasonable access agreement consistent with this Section 2.2, Landlord shall permit Tenant’s Telecom Provider to install cabling to Tenant’s floors and to have access to the Office Building and the Premises to install telecommunications equipment, using a portion of available Office Building shafts, conduits, and related telecommunications rooms (on floors on which the Premises is located and in the Office Building shafts proportionate to the portion of the Office Building leased by Tenant). All such installations and replacements from time to time shall be made by Tenant or the applicable service provider in accordance with Article IX.

(D) Landlord reserves and excepts for its benefit and the benefit of any HubOwner all rights of ownership and use in all respects outside the Premises, including without limitation, the Office Building and all other structures and improvements and plazas and common areas in the Hub Complex, provided that at all times during the Term of this Lease, Tenant shall have a reasonable means of access from a public street to the Premises. Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion, Landlord or any HubOwner (as the case may be) shall have the right to change and rearrange the plazas and other common areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part thereof to public use; and further that Landlord or any HubOwner, as the case may be, shall have the right to make changes in, additions to and eliminations from the Office Building and other structures and improvements in the Hub Complex, the Premises excepted; provided however that Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Premises. Landlord is not under any obligation to permit individuals without proper building identification or proper registration on a visitor list to enter the Office Building during the hours outside of 8:00 AM to 6:00 PM.

(E) Landlord (on behalf of itself and all Landlord Affiliates) shall have the right at any time and from time to time, in its sole discretion, to submit all or any portion of the Hub Complex to one or more condominiums pursuant to Massachusetts General Laws, Chapter 183 A (the “Condominiums”) and/or to create different fee or leasehold parcels (including air rights parcels) for the different components of the Hub Complex (the Condominiums and any such fee or leasehold parcels being hereinafter referred to, singly and collectively, as the “Ownership Parcels”). Subject to the terms and conditions set forth in this paragraph Tenant covenants and agrees for itself and for the holders of any mortgages or other security interests in Tenant’s leasehold (“Leasehold Security Holders”), (i) that the consent or approval of Tenant (and any such Leasehold Security

Holders) shall not be necessary or required in order to create any of the Ownership Parcels, and (ii) that this Lease shall be subject and subordinate to all of the documents creating such Ownership Parcels and pursuant to which such Ownership Parcels are governed (collectively the “Ownership Documents”) with the same force and effect as if this Lease (and any Notice of Lease) were executed, acknowledged, delivered and recorded subsequent to the execution, acknowledgment, delivery and recording of the Ownership Documents. Such subordination shall be upon the condition (i) that in no event shall the creation of any one or more Ownership Parcels (A) adversely modify, or expressly permit adverse modification of, the operation and maintenance requirements set forth in this Lease; and (B) unreasonably interfere with or materially, adversely affect Tenant’s use of, or access to, the Premises or to the common areas in the Hub Complex and/or any of Tenant’s rights or benefits under the terms of this Lease, and (ii) that the creation of any Ownership Parcels shall not affect Landlord’s obligations under this Lease, including, without limitation, Landlord’s obligations to provide maintenance, repairs and services as required pursuant to this Lease. Landlord shall give Tenant thirty (30) days’ prior notice accompanied by proposed condominium documents before submitting any portion of the Office Building to a condominium.

2.3	Tenant’s Access

During the Term of this Lease, Tenant shall have the right to access the Premises and its appurtenances and the common areas of the HubComplex on a 24-hours-per-day, 7-days-per-week basis, subject to Landlord’s reasonable security requirements and in accordance with the provisions of this Lease, including, without limitation, Legal Requirements, Insurance Requirements (as hereinafter defined), and Force Majeure (as hereinafter defined).

ARTICLE III

Lease Term and Extension Options

3.1	Term

The Term of this Lease shall be the period specified in Section 1.1 hereof as the “Lease Term.” The Lease Term hereof shall commence on, and the “Commencement Date” shall be, the first to occur of:

(a)	The later to occur of: (i) the day on which the Premises (including the Shell Work and Landlord’s Work (as each such term is defined in Exhibit B-1)) are delivered by Landlord to Tenant “substantially complete” (as defined in Exhibit B-1) and (ii) the day on which Garage Owner’s expansion of the Garage is sufficiently complete to legally allow Tenant to exercise and Garage Owner to provide all of the parking rights to which Tenant is entitled pursuant to Section 10.1; and

(b)	The date upon which Tenant commences beneficial use of the Premises.Tenant shall be treated as having commenced beneficial use of the Premises when it first commences to use the Premises for the Permitted Use. As soon as may be convenient after the Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution, in the form of Exhibit E hereto, of a written Declaration Affixing the Commencement Date of Lease in which the Commencement Date and specified Lease Term of this Lease shall be stated.

3.2	Extension Option

(A) Provided that Tenant satisfies all of the Extension Option Conditions, as hereinafter defined (any of which Extension Option Conditions Landlord may waive by written notice to Tenant), Tenant shall have the right to extend the Lease Term for up to two (2) periods of five (5) years each upon all the same terms, conditions, covenants and agreements herein contained, except (i) the Annual Fixed Rent shall be adjusted during the option period as hereinbelow set forth, (ii) there shall be no further option to extend the Term of this Lease after the second (2nd) Extended Term, and (iii) Tenant shall not receive any free rent or abatement with respect to the Premises for the Extended Term. Each option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

Tenant shall be deemed to have satisfied the “Extension Option Conditions” if: (1) at the time of exercise of the herein described option to extend there exists no continuing monetary or material non-monetary Event of Default, and this Lease is then in full force and effect, (2) as of the commencement of the Extended Term, there exists no continuing Event of Default pursuant to subsections (f) through (k) of Section 15.1, and this Lease is then in full force and effect, and (3) at the time of exercise of the herein described option to extend, Tenant is not then subletting more than fifty percent (50%) of the Rentable Floor Area of the then-current Premises, except for a Permitted Transfer permitted in accordance with Section 12.2 hereof (“Extension Option Occupancy Test”); Landlord hereby agreeing, however, that if Tenant fails to satisfy the Extension Option Occupancy Test as of the time of option exercise, Tenant will be deemed to have satisfied the Extension Option Occupancy Test, if the Extension Option Occupancy Test is satisfied in all respects as of the commencement of the Extended Term.

(B) Exercise Procedures. If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Extension Exercise Notice”) to Landlord, no earlier than twenty-four (24) months and no later than eighteen (18) months prior to the expiration of the then Term of this Lease (as it may have been previously extended) exercising such option to extend. If Tenant shall not have timely given Tenant’s Extension Exercise Notice on or before the date eighteen (18) months prior to the expiration of the then Term of this Lease (as it may have been previously extended), then such option shall be void and of no further force and effect. If Tenant timely gives an Extension Exercise Notice, then, subject to the conditions to Tenant’s exercise of its right to extend the Term, as set forth in this Section 3.2, the Term of this Lease shall be extended for the Extended Term in question, without the need for further act or deed of either party, and without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term.

(C) Determination of Annual Fixed Rent. Within thirty (30) days after Landlord’s receipt of the Extension Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed fair market rental rate for the Annual Fixed Rent for the applicable Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after Tenant’s receipt of Landlord’s Rent Quotation (or, if earlier, sixty (60) days after Landlord’s receipt of the Extension Exercise Notice) (the “Extension Term Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of the fair market rental rate for the Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Extension Term Negotiation Period, to make a request to Landlord for an appraiser determination (the “Appraiser Determination”) of the Prevailing Market Rent (as defined in Exhibit H) for such Extended Term, which Appraiser Determination shall be made in the manner set forth in Exhibit H. If Tenant timely shall have requested the Appraiser Determination, then the Annual Fixed Rent for such Extended Term shall be an amount equal to the Prevailing Market Rent as determined by the Appraiser Determination. If Tenant does not timely request the Appraiser Determination and the parties have not timely signed an agreement regarding the Annual Fixed Rent that is payable by Tenant during the Extended Term, then Tenant shall be deemed to have elected to withdraw its Extension Exercise Notice, in which event Tenant option to extend shall be deemed null and void and of no further force or effect. In addition, if the Appraiser Determination results in a determination of Prevailing Market Rent that is more than ten percent (10%) higher than the determination of Prevailing Market Rent submitted by Tenant’s Appraiser (as defined in Exhibit H attached hereto), then Tenant shall have the right, by notice (“Extension Rescission Notice”) delivered to Landlord within ten (10) days after the date Tenant was advised in writing of the final Appraiser Determination, to rescind its Extension Exercise Notice, in which event (i) Tenant’s option to extend shall be deemed null and void and of no force or effect and (ii) either of Landlord or Tenant may, by notice to the other given within ten (10) days after delivery of Tenant’s Extension Rescission Notice, extend the Term until the later of (a) six (6) months after the then-scheduled expiration date and (b) twenty (20) months after the date of Tenant’s Extension Rescission Notice, with the Annual Fixed Rent during such extended period being at the rate determined pursuant to the Appraiser Determination, and with no obligation on the part of Landlord to provide any tenant improvement allowance or perform any construction in the Premises, and no obligation to pay any fee to Tenant’s Appraiser. If Tenant delivers an Extension Rescission Notice, then, notwithstanding anything to the contrary herein contained, Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for all of Landlord’s actual third-party expenses in connection with the Appraiser Determination, and Tenant shall indemnify Landlord against any commission due to a broker representing Tenant in connection with the foregoing extension. Upon the first to occur of: (1) the written agreement by Landlord and Tenant during the Extension Term Negotiation Period on an Annual Fixed Rent for the Extended Term, and (2) the timely request by Tenant for an Appraiser Determination in accordance with the provisions of this subsection (C) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents. Notwithstanding the foregoing, at the request of either party, the parties agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 3.2, provided however, that the execution of such instrument shall not be a condition to the effectiveness of Tenant’s exercise of its extension option under this Section 3.2. In the event that this Lease is extended, as aforesaid, all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised the first extension option and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Lease Term hereof.

3.3	Expansion Option

(A) Subject to the terms and conditions of this Section 3.3, Tenant shall have the right to add the entirety of the third (3rd) floor of the Office Building (the “Third Floor”), which Landlord and Tenant conclusively agree contains 33,993 square feet of Rentable Floor Area (the “Third Floor Option Space”) to the Premises (the “Expansion Option”). If, prior to exercise of the Expansion Option, Tenant has leased any portion of the Third Floor pursuant to the Right of First Offer set forth in Section 3.4, then the Expansion Option shall apply to, and the Third Floor Option Space shall mean, the entirety of the Third Floor other than the portion leased by Tenant pursuant to the Right of First Offer. To exercise the Expansion Option, Tenant must provide written notice of its exercise to Landlord on or before the fourth (4th) anniversary of the Commencement Date.

(B) Tenant may not exercise the Expansion Option unless each of the following conditions (the “Expansion Conditions”) is satisfied or waived by Landlord in writing (i) at the time of Tenant’s exercise of its option, there exists no continuing monetary or material non-monetary Event of Default (as hereinafter defined), (ii) at the time the Term commences with respect to the expansion space, there exists no continuing Event of Default pursuant to subsections (f) through (k) of Section 15.1, (iii) at the time of Tenant’s exercise its option, this Lease is in full force and effect, and (iv) at the time of Tenant’s exercise of its option, Tenant has not assigned this Lease or sublet more than twenty five percent (25%) of the Rentable Floor Area of the Premises (except for subleases pursuant to Permitted Transfers under Section 12.2 hereof). If Tenant validly exercises the Expansion Option and each of the Expansion Conditions is satisfied, then promptly after the fifth (5th) anniversary of the Fourth Floor Rent Commencement Date

(the “Third Floor Commencement Date”), Landlord and Tenant shall execute and deliver an instrument to confirm Tenant’s exercise of the Expansion Option, but the failure of Tenant or Landlord to execute and deliver such instrument shall not affect the validity of Tenant’s exercise of the Expansion Option.

(C) If Tenant validly exercises the Expansion Option, then Landlord shall deliver the Third Floor Option Space to Tenant in its “as-is” condition as of the Third Floor Commencement Date. Effective as of the Third Floor Commencement Date, the Rentable Floor Area of the Premises shall be increased to include the Rentable Floor Area of the Third Floor Option Space, the Annual Fixed Rent shall be increased proportionately to account for the addition of the square footage of the Third Floor Option Space to the Premises (such increase shall be equal to the product of the Rate per Square Foot of Rentable Floor Area applicable to the Premises from time to time, multiplied by the number of square feet of Rentable Floor Area in the Third Floor Option Space), and the Third Floor Option Space shall be added to the Premises on all of the same terms and conditions of this Lease, except that (i) the Term of this Lease with respect to the Third Floor Option Space shall commence on the Third Floor Commencement Date, and (ii) the tenant improvement allowance with respect to the Third Floor shall be equal to the product of Forty One and 90/100 Dollars ($41.90) and the Rentable Floor Area of the Third Floor Option Space. Such tenant improvement allowance shall be applied solely to the hard and soft costs of improvements made to the Third Floor Option Space to ready it for Tenant’s occupancy thereof, and Tenant may not use more than fifteen percent (15%) of such tenant improvement allowance for, in the aggregate, fees for construction management, architectural and engineering services, other consultants providing services directly related to the design or construction of Landlord’s Work, and/or any other Soft Costs (as defined in Exhibit B-1). The disbursement of such tenant improvement allowance will be subject to reasonable terms and conditions required by Landlord.

(D) If Tenant validly exercises its Expansion Option and thereafter, the then occupant of the Third Floor Option Space wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, then Landlord shall use reasonable efforts and due diligence to evict such occupant from the Third Floor Option Space and to recover from such occupant any Third Floor Option Space Hold-Over Premium. In such event, the commencement of the term of Tenant’s occupancy and lease of the applicable Third Floor Option Space shall be deferred until possession of the Third Floor Option Space is delivered to Tenant. The failure of the then occupant of such premises to so vacate shall not constitute a default or breach by Landlord and shall not give Tenant any right to revoke or cancel its exercise of the Expansion Option other than as expressly set forth in this Section 3.3(D), to terminate this Lease or to deduct from, offset against or withhold Annual Fixed Rent or Additional Rent (or any portions thereof); provided, however, that Tenant shall have the right to require Landlord to pay to Tenant one hundred percent (100%) of the net amount (i.e. net of the costs and expenses, including, attorneys’ fees, incurred by Landlord in obtaining possession of the Third Floor Option Space and the Third Floor Option Space Hold-Over Premium) of any Third Floor Option Space Hold-Over Premium received by Landlord from such hold-over occupant, when and if Landlord receives any such payment. For the purposes hereof, the term “Third

Floor Option Space Hold-Over Premium” shall be defined as the amount (if any) that a hold-over occupant of any portion of the Third-Floor Option Space is required to pay to Landlord in respect of its hold-over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges that the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant’s lease been extended throughout the period of such hold-over at the same rental rate as such tenant was required to pay during the last month of its tenancy. In the event that such holding over continues for twelve (12) months, Tenant shall have the right, at any time thereafter and prior to delivery of the Third Floor Option Space to Tenant, to rescind Tenant’s exercise of its Expansion Option, whereupon Tenant’s lease of the Third Floor Option Space shall be null and void.

(E) Time is of the essence with respect to the respective rights and obligations of Landlord and Tenant pursuant to this Section 3.3.

3.4	Right of First Offer – Third Floor of Office Building.

(A) Prior to leasing any space on the Third Floor (the “First Offer Space”) that Landlord has determined is “available for lease” (as hereinafter defined) to a third party other than pursuant to the Prior Rights (as hereinafter defined), Landlord will first offer to lease the First Offer Space to Tenant on and subject to the terms of this Section 3.4 (the “Right of First Offer”), but only if, at the time that Landlord would otherwise be required to give Landlord’s ROFO Notice (as hereinafter defined) to Tenant, each of the following conditions is satisfied or waived by Landlord in writing: (i) each of the Expansion Conditions is satisfied, and (ii) the First Offer Space shall not be part of any portion of the Premises previously surrendered by Tenant to Landlord. For purposes of this Lease, it is agreed that the term “Prior Rights” means: (A) extension or renewal rights granted by Landlord at any time, whether prior to or subsequent to the date hereof, to existing tenants of any space that would otherwise have been First Offer Space (i.e., regardless of whether the existing or future leases for such space expressly provide the existing tenants thereunder with any such right to renew or extend), and (B) any rights (including, without limitation, rights of first offer, first refusal or expansion rights, but excluding extension or renewal rights, which are addressed in clause (A) above) that encumber what would otherwise have been First Offer Space and that were granted by Landlord to any one or more tenants after Tenant has rejected (or is deemed to have rejected) the exercise of its Right of First Offer with respect to such First Offer Space and Landlord subsequently leases such First Offer Space to a third party.

(B) If Landlord determines that any First Offer Space has become available for lease, then Landlord shall give notice (a “ROFO Notice”) to Tenant of the availability of such space, which notice shall include: (i) the location of the First Offer Space, (ii) Landlord’s quotation of a proposed Annual Fixed Rent for the First Offer Space (which, if the Lease Term with respect to the First Offer Space is to commence during Rent Years 1 through 5, shall be equal to the product of the applicable Rate per Square Foot of Rentable Floor Area applicable to the Premises from time to time, multiplied by the number of square feet of Rentable Floor Area in the applicable First Offer Space), (iii) the date on which it is estimated that the First Offer Space will be available for actual delivery to Tenant (the

“Estimated ROFO Space Delivery Date”), (iv) the number of parking spaces in the Garage for use in connection with such First Offer Space, which spaces shall be subject to the terms of Article 11, and (v) all other material terms and conditions that will apply to Landlord’s proposed lease of the First Offer Space. First Offer Space shall be deemed “available for lease” after it has initially been leased to a third party and Landlord, in its sole judgment, determines that the then-current tenant of the applicable First Offer Space will vacate the First Offer Space at the expiration or earlier termination of such tenant’s lease and any applicable Prior Rights have lapsed or been irrevocably waived (or, if the First Offer Space has not been initially leased to a third party by the second (2nd) anniversary of the Execution Date, the First Offer Space shall be deemed to be “available for lease” for purposes of this Section 3.4). Landlord may not give a ROFO Notice with respect to any First Offer Space prior to the date that is fifteen (15) months before the date on which it is estimated that such First Offer Space will be available for actual delivery to Tenant, except that such time period shall not apply to First Offer Space that is or will be available by means of a termination of lease prior to its expiration date by reason of default, recapture or otherwise.

(C) If Tenant wishes to exercise its Right of First Offer with respect to First Offer Space, Tenant shall do so, if at all, by giving Landlord written notice (a “ROFO Acceptance Notice”) within fifteen (15) business days after Tenant’s receipt of Landlord’s ROFO Notice stating Tenant’s election to lease all (and not less than all) the applicable First Offer Space on the terms set forth in Landlord’s ROFO Notice, except that if the Lease Term with respect to the First Offer Space will commence after the expiration of Rent Year 5 and Tenant believes that the Annual Fixed Rent quoted by Landlord in the ROFO Notice is not the Prevailing Market Rent for the First Offer Space, then Tenant may require an Appraiser Determination of the Prevailing Market Rent for the First Offer Space in the manner set forth in Section 3.2 and Exhibit H, but only if Tenant states its election to require an Appraiser Determination in its ROFO Acceptance Notice. If Tenant elects to require an Appraiser Determination in its ROFO Acceptance Notice, and the Prevailing Market Rent for the First Offer Space has not been determined by the date on which the Lease Term with respect to the First Offer Space is to commence, then Tenant shall be required to pay the Annual Fixed Rent quoted by Landlord in the ROFO Notice until the Prevailing Market Rent has been determined pursuant to the Appraiser Determination, whereupon the Annual Fixed Rent for the First Offer Space shall be retroactively adjusted, if necessary.

(D) If Tenant validly exercises the Right of First Offer with respect to any First Offer Space, then Tenant shall be bound to lease the First Offer Space on and subject to all of the terms of this Lease, except that: (i) if the Lease Term with respect to any First Offer Space is to commence after Rent Year 5, then, pursuant to Section 3.4(C), above, the Annual Fixed Rent for the balance of the Original Lease Term shall be either the Annual Fixed Rent for such First Offer Space proposed by Landlord in Landlord’s ROFO Notice or, if Tenant elects to require an Appraiser Determination in accordance with Section 3.4(C), the Prevailing Market Rent for such First Offer Space, (ii) Tenant shall take such First Offer Space “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to improve, construct or prepare any such First Offer Space for Tenant’s occupancy, (iii) if the Lease

Term with respect to any First Offer Space is to commence during Rent Years 1 through 5, then the tenant improvement allowance with respect to such space shall be an amount equal to (1) the product of Eighty Eight and 00/100 Dollars ($88.00) multiplied by a fraction, the numerator of which is the number of full months remaining in the Original Lease Term from the commencement of the Lease Term with respect to the First Offer Space and the denominator of which is 126, multiplied by (2) the number of square feet of Rentable Floor Area in the First Offer Space, (iv) if the Lease Term with respect to any First Offer Space is to commence after Rent Year 5 then, the tenant improvement allowance with respect to such space shall be equal to a fair market tenant improvement allowance amount (if any) for the First Offer Space at the time of Landlord’s ROFO Notice, which shall be the amount of a tenant improvement allowance (if any) specified in Landlord’s ROFO Notice, subject to adjustment if Tenant elects to require an Appraiser Determination in accordance with Section 3.4(C), (v) if Landlord provides any tenant improvement allowance in connection with the First Offer Space, then Landlord shall have the right, if and to the extent consistent with its leasing practices at the time based on the amount of the tenant improvement allowance and Tenant’s credit worthiness, to require that Tenant provide an additional security deposit in a reasonable amount, (vi) those provisions of the Lease that are inconsistent with the additional terms contained in Landlord’s ROFO Notice shall be modified accordingly with respect to the First Offer Space, and (vii) the Lease Term in respect of such First Offer Space shall commence on the later of: (1) the commencement date in respect of such First Offer Space specified forth in Landlord’s ROFO Notice, and (2) the date that Landlord delivers such First Offer Space to Tenant. With respect to the tenant improvement allowance referenced in this Section 3.4(D), such tenant improvement allowance (if any, if the Lease Term with respect to the applicable First Offer Space is to commence after Rent Year 5) shall be applied solely to the hard and soft costs of improvements made to the applicable First Offer Space to ready it for Tenant’s occupancy thereof, and Tenant may not use more than fifteen percent (15%) of such tenant improvement allowance for, in the aggregate, fees for construction management, architectural and engineering services, other consultants providing services directly related to the design or construction of Landlord’s Work, and/or any other Soft Costs (as defined in Exhibit B-1). The disbursement of such tenant improvement allowance will be subject to reasonable terms and conditions required by Landlord.

(E) If Tenant does not timely exercise its Right of First Offer with respect to any First Offer Space, then Tenant shall have no further right to lease such space under this Section 3.4 unless and until such space again becomes available for lease after being leased to other parties, and Landlord shall be free to enter into a lease or leases of such space with another prospective tenant or tenants upon such terms and conditions as Landlord shall determine, which terms may include rights for options to extend the term or to expand the size of the premises under such lease or leases.

(F) If any First Offer Space shall be available for delivery to Tenant at any time during the last thirty-six (36) months of the then existing Lease Term, then:

(i) If Tenant then has a remaining option to extend the Lease Term that has not either lapsed unexercised or been irrevocably waived, then Tenant may give an Extension Exercise Notice in accordance with this subsection (i) (notwithstanding any limitation as to the time of exercise set forth in Section 3.2 that would have precluded the exercise of the extension option on the basis that the notice would be given earlier than as otherwise permitted), in which event the term as to the First Offer Space shall be coterminous with the last day of the Term as so extended. As a condition to exercising its right to lease a First Offer Space which becomes available for lease during the last thirty-six (36) months of the then existing Lease Term, Tenant must give an unconditional and irrevocable Extension Exercise Notice at the time that Tenant gives its notice exercising its right of first offer to such First Offer Space, except that if Tenant rejects Landlord’s offer with respect to any First Offer Space that becomes available for lease during the last thirty-six (36) months, then, as a condition to requesting an Appraiser Determination, Tenant must give an Extension Exercise Notice together with such request. Notwithstanding Tenant’s exercise of its extension option in accordance with this subsection (i), the Annual Fixed Rent for the original Premises (as it may have been previously expanded) for such Extended Term shall be determined at the same time and in the same manner such Annual Fixed Rent would have been determined if Tenant had exercised the extension option within the time periods for such exercise set forth in this Lease.

(ii) If Tenant has no further remaining option to extend the Term (i.e., because Tenant’s right to extend the Term of this Lease pursuant to Section 3.2 has been irrevocably waived by Tenant or has lapsed unexercised or Tenant has no further right to extend this Lease), then Tenant shall have no right to lease such First Offer Space under this Section 3.4.

(G) If Tenant validly exercises its Right of First Offer with respect to any First Offer Space and thereafter, the then occupant of the applicable First Offer Space wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, then Landlord shall use reasonable efforts and due diligence to evict such occupant from the First Offer Space and to recover from such occupant any ROFO Hold-Over Premium (as hereinafter defined) payable by such occupant. In such event, the commencement of the term of Tenant’s occupancy and lease of the applicable First Offer Space shall be deferred until possession of the First Offer Space is delivered to Tenant. The failure of the then occupant of such premises to so vacate shall not constitute a default or breach by Landlord and shall not give Tenant any right to revoke or cancel its exercise of the Right of First Offer other than as expressly set forth in this Section 3.4(G), to terminate this Lease or to deduct from, offset against or withhold Annual Fixed Rent or Additional Rent (or any portions thereof); provided, however, that Tenant shall have the right to require Landlord to pay to Tenant one hundred percent (100%) of the net amount (i.e. net of the costs and expenses, including, attorneys’ fees, incurred by Landlord in obtaining possession of the First Offer Space and the ROFO Hold-Over Premium) amount of any ROFO Hold-Over Premium received by Landlord from such hold-over occupant, when and if Landlord receives any such payment. For the purposes hereof, the term “ROFO Hold-Over Premium” shall be defined as the amount (if any) that a hold-over occupant of any portion of the First Offer Space is required to pay to Landlord in respect of its hold-over in the premises (whether characterized as rent, damages, or use and occupation) in excess of the amount of fixed rent and other charges that the tenant under whom such occupant claims would have been required to pay to Landlord had the term of such tenant’s lease been extended throughout the period of such hold-over at the same rental rate as such tenant was required to pay during the last month of its tenancy. In the event that such holding over continues for twelve (12) months, Tenant shall have the right, at any time thereafter and prior to delivery of the First Offer Space to Tenant, to rescind Tenant’s ROFO Acceptance Notice, whereupon Tenant’s lease of the First Offer Space shall be null and void.

(H) Time is of the essence with respect to the respective rights and obligations of Landlord and Tenant pursuant to this Section 3.4.

3.5	Tenant’s Right to Renovate the Lobby of the Office Building.

Tenant shall at any time during which the Premises contain the entire rentable floor area of the Office Building have the right to perform at its sole cost and expense any alterations, additions or improvements (“Lobby Alterations”) to the lobby of the Office Building (the “Lobby”), provided that such Lobby Alterations are (a) consistent with the image of the Office Building as a first-class creative office space and (b) performed by Tenant in accordance with plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord shall respond (i.e., by giving Tenant written notice which either grants Landlord’s consent to the final proposed plans and specifications, or withholds such consent and sets forth, with reasonable specificity, the basis of such withholding), on or before the Lobby Plan Approval Response Date (as hereinafter defined). Any item as to which Landlord does not disapprove in its response shall be deemed approved. The “Lobby Plan Approval Response Date” with respect to Tenant’s final plans shall be defined as the date thirty (30) business days after Landlord receives Tenant’s written request for Landlord’s consent to such proposed plans and specifications (or ten (10) days in the case of revised plans which are resubmitted in response to Landlord’s review, so long as the changes between the resubmitted plans and the prior versions of the plans are readily identified, by bubbles or otherwise), unless Landlord: (i) has a reasonable basis for requesting additional time to review such request, and (ii) within five (5) business days after Landlord receives such request, Landlord gives Tenant written notice specifying a later Lobby Plan Approval Response Date.

Tenant’s right to perform Lobby Alterations pursuant to this Section shall be subject to the last paragraph of Section 9.1, and Sections 9.2 through 9.7; provided, however, that for the purposes of this Section only (i) all references to “Section 9.1” in Sections 9.5 and 9.7 shall be deemed to refer to the first paragraph of this Section and (ii) all references to the “Premises” in the last paragraph of Section 9.1, and in Sections 9.2 through 9.7 shall be deemed to refer to the Lobby. Without limiting the terms of this Section 3.5, at the end of the Lease Term, Tenant shall remove from the Lobby all Tenant specific signage and alterations of a branding nature relating specifically to Tenant and shall comply with the other removal and restoration requirements set forth in Section 9.5.

3.6	Right of First Offer – Space in New Office Tower.

If, and only if, affiliates of Boston Garden Development Corp. (an affiliate of Delaware North Companies) and Boston Properties Limited Partnership together develop, through a joint venture ownership structure, the Office Tower as a multi-tenant office building, then Tenant shall have a right of first offer to lease the Tower Offer Space on and subject to the terms and conditions set forth in this Section 3.6 (the “Tower Right of First Offer”). The “Tower Offer Space” shall mean two (2) contiguous floors in the Office Tower that are to be identified by Landlord.

(A) Prior to leasing all or any portion of the Tower Offer Space to a third party, the Office Tower Owner will first offer to lease such space to Tenant on and subject to the terms of this Section 3.6, but only if, at the time that the Office Tower Owner would otherwise be required to give a Tower ROFO Notice (as hereinafter defined) to Tenant, each of the Expansion Conditions is satisfied.

(B) Subject to the terms of this Section 3.6, when the Office Tower Owner determines that the Tower Offer Space has become “available for lease” (as hereinafter defined), the Office Tower Owner shall give notice (a “Tower ROFO Notice”) to Tenant of the availability of such space, which notice shall include: (i) the location of the Tower Offer Space, (ii) the Office Tower Owner’s quotation of a proposed Annual Fixed Rent for the Tower Offer Space, (iii) the date on which it is estimated that the Tower Offer Space will be available for actual delivery to Tenant (the “Estimated Tower ROFO Space Delivery Date”), (iv) the number of parking spaces (if any) in the Garage for use in connection with the Tower Offer Space, and (v) all other material terms and conditions that will apply to the Office Tower Owner’s proposed lease of the Tower Offer Space. The Office Tower Owner may not give a Tower ROFO Notice with respect to the Tower Offer Space prior to the date construction of the Office Tower Commences. The Tower Offer Space shall be deemed “available for lease” after the Officer Tower Owner, in its sole judgement, determines that construction of the Office Tower has commenced.

(C) If Tenant wishes to exercise its Tower Right of First Offer with respect to the Tower Offer Space, then Tenant shall do so, if at all, by giving the Office Tower Owner written notice (a “Tower ROFO Acceptance Notice”) within fifteen (15) business days after Tenant’s receipt of a Tower ROFO Notice stating Tenant’s election to lease the Tower Offer Space. Tenant must elect to exercise its Tower Right of First Offer, if at all, with respect to all or none of the space on each floor of the Tower Offer Space set forth in the Tower ROFO Notice. If Tenant exercises its Tower Right of First Offer with respect to all of one or both floors of the Tower Offer Space (the “Selected Offer Space”), then Tenant’s lease of such space shall be on the terms set forth in such Tower ROFO Notice and in this Section 3.6, except that if Tenant believes that the Annual Fixed Rent quoted by Office Tower Owner in the Tower ROFO Notice is not the Prevailing Market Rent for the Selected Offer Space, then Tenant may require an Appraiser Determination of the Prevailing Market Rent for the Selected Offer Space in the manner set forth in Section 3.2 and Exhibit H, but only if Tenant states its election to require an Appraiser Determination in its Tower ROFO Acceptance Notice. If Tenant elects to require an Appraiser Determination in its Tower ROFO Acceptance Notice, and the Prevailing Market Rent for the Selected Offer Space has not been determined by the date on which the lease term with respect to the Selected Offer Space is to commence, then Tenant shall be required to pay the Annual Fixed Rent quoted by the Office Tower Owner in the Tower ROFO Notice until the Prevailing Market Rent has been determined, whereupon the Annual Fixed Rent for the Selected Offer Space shall be retroactively adjusted, if necessary.

(D) If Tenant validly exercises the Tower Right of First Offer with respect to the Tower Offer Space, then Tenant and Office Tower Owner shall be bound to enter into a lease (the “Office Tower Lease”) for the Selected Offer Space in form and substance substantially similar to this Lease, except for those certain provisions and terms that are premises and building specific, including, but not limited to the following provisions and terms: (i) Annual Fixed Rent, (ii) the delivery condition, the parties agreeing that under the Office Tower Lease Tenant shall take the Selected Offer Space “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Office Tower Owner to improve, construct or prepare any such Selected Offer Space for Tenant’s occupancy, (iii) the tenant improvement allowance, the parties agreeing that under the Office Tower Lease the tenant improvement allowance for the Selected Offer Space shall be equal to a fair market tenant improvement allowance amount (if any) for the Selected Offer Space at the time of the applicable Tower ROFO Notice, which shall be the amount of a tenant improvement allowance (if any) specified in such Tower ROFO Notice, subject to adjustment if Tenant elects to require an Appraiser Determination in accordance with Section 3.6(C), (iv) the security deposit, the parties agreeing that under the Office Tower Lease, the Office Tower Owner may require that Tenant provide a security deposit, in a reasonable amount, with respect to the Selected Offer Space, (v) those provisions of this Lease that are inconsistent with the additional terms contained in the Tower ROFO Notice shall be modified accordingly with respect to the Selected Offer Space, and (vi) Real estate taxes, Operating Expenses Allocable to the Premises, and the Central HVAC System, and Exhibits A-1 through Exhibit D, Exhibit F, Exhibit I, and Exhibit L, which provisions and exhibits shall be consistent with the applicable provisions and exhibits that are used for other leases in the Office Tower (subject to any modifications set forth in the Tower ROFO Notice). Unless otherwise agreed to by the Office Tower Owner and Tenant, Sections 3.2, 3.3, 3.4, 3.5, 3.6, 9.7, 16.30, 16.31, 16.32 and Article 10, shall not be included in the Office Tower Lease. The Office Tower Lease shall include a provision whereby a default of Tenant under this Lease will constitute a default of Tenant under the Office Tower Lease The lease term with respect of the Selected Offer Space shall commence on the later of: (1) the commencement date in respect of the Tower Offer Space specified in the applicable Tower ROFO Notice, and (2) the date that the Office Tower Owner delivers the Selected Offer Space to Tenant, and shall terminate on the Expiration Date of this Lease unless otherwise agreed to by Tenant and the Office Tower Owner. With respect to the tenant improvement allowance referenced in this Section 3.6(D), such tenant improvement allowance (if any) shall be applied solely to the cost of improvements made to the Selected Offer Space to ready it for Tenant’s occupancy and Tenant may not use more than fifteen percent (15%) of such tenant improvement allowance for, in the aggregate, fees for construction management, architectural and engineering services, other consultants providing services directly related to the design or construction of the Selected Offer Space work and any other Soft Costs (as defined in Exhibit B-1). The disbursement of such tenant improvement allowance will be subject to reasonable terms and conditions required by the Office Tower Owner.

(E) If Tenant does not timely exercise its Tower Right of First Offer with respect to the Tower Offer Space, then the Office Tower Owner shall be free to enter into a lease or leases of such space with another prospective tenant or tenants upon such terms and conditions as the Office Tower Owner shall determine, and Tenant shall have no further right to lease such space under this Section 3.6.

(F) If the Estimated Tower ROFO Space Delivery Date shall be a date during the last thirty-six (36) months of the then existing Lease Term, then:

(i) If Tenant then has a remaining option to extend the Lease Term that has not either lapsed unexercised or been irrevocably waived, then Tenant may give an Extension Exercise Notice in accordance with this subsection (i) (notwithstanding any limitation as to the time of exercise set forth in Section 3.2 that would have precluded the exercise of the extension option on the basis that the notice would be given earlier than as otherwise permitted), in which event the term as to the Selected Offer Space shall be coterminous with the last day of the Term as so extended. As a condition to exercising its right to lease Selected Offer Space for which the Estimated Tower ROFO Space Delivery Date occurs during the last thirty-six (36) months of the then existing Lease Term, Tenant must give an unconditional and irrevocable Extension Exercise Notice to Landlord at the time that Tenant gives its notice exercising its Tower Right of First Offer with respect to such Selected Offer Space, except that if Tenant rejects the Annual Fixed Rent quoted by Office Tower Owner in the Tower ROFO Notice with respect to Selected Offer Space for which the Estimated Tower ROFO Space Delivery Date occurs during the last thirty-six (36) months of the then existing Lease Term, then, as a condition to requesting an Appraiser Determination, Tenant must give an Extension Exercise Notice to Landlord simultaneously with making such Appraiser Determination request to the Office Tower Owner. Notwithstanding Tenant’s exercise of its extension option in accordance with this subsection (i), the Annual Fixed Rent for the original Premises (as it may have been previously expanded) for such Extended Term shall be determined at the same time and in the same manner such Annual Fixed Rent would have been determined if Tenant had exercised the extension option within the time periods for such exercise set forth in this Lease.

(ii) If Tenant has no further remaining option to extend the Term (i.e., because Tenant’s right to extend the Term of this Lease pursuant to Section 3.2 has been irrevocably waived by Tenant or has lapsed unexercised or Tenant has no further right to extend this Lease), then Tenant shall have no right to lease the Tower Offer Space under this Section 3.6.

(G) Time is of the essence with respect to the respective rights and obligations of the Office Tower Owner and Tenant pursuant to this Section 3.6.

(H) If the Office Tower Parcel is acquired by a joint venture between affiliates of Boston Garden Development Corp. and Boston Properties Limited Partnership, then Landlord shall notify Tenant thereof and Tenant shall have the right to record a notice of Tenant’s rights under this Section 3.6 with the applicable land records for the Office Tower Parcel, which notice shall be in form and substance reasonably satisfactory to such joint venture and Tenant.

ARTICLE IV

Condition of Premises

4.1	Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

4.2	Landlord and Tenant acknowledge and agree that (i) the Office Building and those portions of the Hub Complex to be located beneath or adjoining the Office Building and within the “Podium Parcel” described in Exhibit O attached hereto (collectively, the “Podium Building”), may be constructed by Landlord or Landlord’s affiliates and (ii) Landlord and/or its affiliates have the right (but not the obligation) to construct additional portions of the Hub Complex, including, but not limited to, the Office Tower. Attached hereto as Exhibit N, is a phasing plan showing the proposed improvements, including the Podium Building, to be constructed by Landlord and/or its affiliates as part of the Hub Complex (as the same may be modified, revised, or amended by Landlord and/or its affiliates, the “Proposed Hub Complex Improvements”). As a material inducement to Landlord to enter into this Lease, Tenant acknowledges and expressly agrees that Landlord, its affiliates, and/or other third parties shall have the right (but without any obligation so to do) to complete and construct the Proposed Hub Complex Improvements at any time during the Lease Term and while Tenant is in occupancy of the Premises and such construction shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to either (a) terminate this Lease, or (b) abate any Annual Fixed Rent or Additional Rent except in accordance with the terms of Section 7.6(C). Tenant acknowledges and agrees that such ongoing construction may result in noise, dust, vibrations and other disturbances and Tenant has entered into this Lease and agreed to perform the obligations of Tenant hereunder with knowledge of the on-going performance of the Proposed Hub Complex Improvements. Landlord shall, in its conduct of construction activities at the Hub Complex and performance of the Proposed Hub Complex Improvements, perform the following construction mitigation measures: exercise diligent efforts (in light of the construction activities being performed) to minimize interference with Tenant’s use of, and access to, the Premises pursuant to this Lease and to implement construction measures and procedures consistent with first class construction and engineering practices to mitigate dust and noise to the extent commercially feasible, provided that such efforts and measures shall not require Landlord to perform the Proposed Hub Complex Improvements outside of normal building hours or at material additional cost to Landlord.

Without limitation of the foregoing, Tenant agrees that:

(i) Landlord shall incur no liability to Tenant, nor shall Tenant be entitled to any abatement of Annual Fixed Rent or any Additional Rent, on account of any noise, vibration, or other disturbance to Tenant’s business at the Premises that may arise out of the performance by Landlord of the Proposed Hub Complex Improvements, including, but not limited to, Landlord’s use of and access to any loading dock(s). The foregoing shall not limit Landlord’s obligation under this Section 4.2 to exercise diligent efforts (in light of the construction activities being performed) to minimize interference with Tenant’s use of, and access to, the Premises during the performance and/or construction of the Proposed Hub Complex Improvements.

(ii) For the purposes of performing the Proposed Hub Complex Improvements, Landlord reserves the right to (i) erect, store and/or temporarily maintain a hoist, tower crane, staging, scaffolding and/or similar installations and/or equipment (“Improvements Equipment”) at any time or from time to time at the Hub Complex (including the Hub Complex common areas and the Podium Building), including, but not limited to, the right to (a) attach and maintain Improvements Equipment on the Podium Building and/or the Podium Parcel, which Tenant acknowledges may obstruct the views therefrom, and (b) access the Premises as may be necessary therefor, after reasonable prior notice to Tenant, and (ii) utilize the area adjacent to the Podium Building and/or any other common areas of the Hub Complex for deliveries to and from the Hub Complex in connection with the Proposed Hub Complex Improvements.

ARTICLE V

Annual Fixed Rent and Electricity

5.1	Fixed Rent

Tenant agrees to pay to Landlord, on the Commencement Date, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, a sum equal to one-twelfth (1/12) of the Annual Fixed Rent specified in Section 1.1 hereof and on the first day of each and every calendar month during each Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent as determined in Section 3.2 for the applicable Extended Term. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership, as agent of Landlord, either (i) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing

Number 111 000 012 or (ii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, and in the case of (i) referencing Account Number 3756454460, Account Name of Boston Properties Limited Partnership, Tenant’s name and the Property address. All remittances received by BOSTON PROPERTIES LIMITED PARTNERSHIP, as agent as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord without setoff, deduction or abatement, except as otherwise expressly set forth in this Lease.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord with respect to the fourth (4th) floor of the Office Building shall not commence until the expiration of the Rent Abatement Period, Tenant shall be subject to, and shall comply with, all other provisions of this Lease with respect to the fourth (4th) floor of the Office Building as and at the times provided in this Lease.

5.2	Electricity

Tenant shall establish an account directly with the utility company or provider and shall make payment, not later than the due date therefor, of all charges associated with the meter measuring consumption of electricity in the Premises for Tenant. Tenant shall provide to Landlord from time to time, promptly following Landlord’s request therefor, evidence of payment to, and good standing with, such utility company or provider as Landlord may reasonably require. Tenant further covenants and agrees to defend, save harmless and indemnify Landlord against all liability, cost and damage arising out of or in any way connected to the payment, nonpayment or late payment of any charges or deposits to such utility company or provider. Furthermore, (i) Tenant shall provide Landlord, within ten (10) business days after written request therefor (but not more than once per Lease Year), with readily available information regarding Tenant’s consumption of electricity, water/sewer, and/or other utilities at the Premises as may be reasonably required by Landlord in connection with any LEED or similar environmental grading system applicable to the Office Building or any Legal Requirements. The provisions of this Section shall survive the expiration or termination of this Lease. Tenant shall ensure it meets all tenant responsibilities regarding electricity as detailed in Exhibit B-2.

5.3	Central HVAC System

In the event the Premises are served, in whole or in part, by the Central HVAC System (as hereinafter defined) provided by Landlord, then Tenant agrees to pay the special charges therefor in accordance with and computed on the basis set forth in Exhibit D hereto annexed.

ARTICLE VI

Taxes

6.1	Definitions

With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used herein are defined as follows:

(a)	“Tax Year” means the 12-month period beginning July 1 each year during the Lease Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(b)	“Landlord’s Tax Expenses Allocable to the Premises” means the same proportion of Landlord’s Tax Expenses as the Rentable Floor Area of the Premises bears to 97% of the Total Rentable Floor Area of the Office Building.

(c)	“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate “real estate taxes” (as hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year.

(d)

“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority (including, but not limited to, any tax, assessment or charge resulting from the creation of a special improvement district, business improvement district or similar district) on, or allocable to the Office Building and reasonable expenses of any formal or informal proceedings for negotiation or abatement of taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes interest or penalties on late payment of real estate taxes, all income, estate, succession, gift, inheritance, corporate excise and transfer taxes; provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Office Building, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Office Building is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Office Building, as applicable were the only property of Landlord. To the extent that the Office Building is not separately assessed for real estate tax purposes, but is assessed as part of a larger parcel, then Landlord shall make a reasonable allocation as to the amount of the real estate taxes that should be allocated to the Office Building for the purposes of determination of Tenant’s share of real estate taxes under this Lease. For the purposes of this Lease, real estate taxes shall include any payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law and any payments to, for or relating in whole or in part to any business improvement district in which the Hub Complex may be located. Notwithstanding the foregoing, “real estate taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein (i) levied on Landlord’s rental income, unless such tax or assessment is imposed in lieu of or as a substitute, either in whole or in part, for real property taxes as set forth above; (ii) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term; (iii) except to the extent expressly set forth in this Section 6.1(d), imposed on land and improvements other than the Office Building; (iv) linkage payments, development expenses, sinking funds, and other exactions related to development (as opposed to operations), and (v) any increases in real estate taxes resulting from alterations, additions or improvements to areas leased to tenants of the Office Building, if the taxing authority specifically determines such increase results from such alterations, additions or improvements made by, or on behalf of, such tenant.

6.2	Tenant’s Share of Real Estate Taxes

Commencing as of the Commencement Date, and continuing thereafter throughout the remainder of the Lease Term, Tenant shall pay Landlord’s Tax Expenses Allocable to the Premises to Landlord as Additional Rent. Payments by Tenant on account of Landlord’s Tax Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Landlord’s Tax Expenses Allocable to the Premises, at least ten (10) days before the day on which tax payments by

Landlord would become delinquent. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, the actual amount of real estate taxes allocated to the Office Building, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of Landlord’s Tax Expenses Allocable to the Premises, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund may be charged against the abatement or refund before the adjustments are made for the Tax Year. Only Landlord shall have the right to institute tax reduction or other proceedings to reduce real estate taxes or the valuation of the Office Building and the Hub Complex.

At any time during which the 6A Contract (as hereinafter defined) is not in effect, Landlord shall use commercially reasonable efforts to cause the City of Boston to separately assess the Office Building or to otherwise separately allocate real estate taxes for the Office Building. If such separate assessment or allocation occurs, then Tenant may provide a written tax abatement request to Landlord and thereafter Landlord shall initiate, and diligently prosecute, real estate abatement proceedings with respect to the Office Building for the Tax Year identified in such request. Tenant may not require Landlord to seek an abatement of real estate taxes with respect to the Office Building more frequently than once in any trailing five (5) year period. Such appeal shall be at the cost and expense of Tenant, except that Tenant shall be reimbursed for the reasonable third-party costs incurred in prosecuting such proceedings from any proceeds received by Landlord as the result of such abatement proceedings.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

6.3	Chapter 121A Payments

The Hub Complex is a project approved and undertaken under Chapter 121A of the Massachusetts General Laws and Chapter 652 of the Acts of 1960, both as amended. Tenant hereby acknowledges that it has received and reviewed, prior to execution of this Lease, the project designation for the Hub Complex under the provisions of said Chapter 121A which sets forth fully the permitted uses and limitations for the Hub Complex and, therefore, for the Demised Premises (the “121A Designation”). Tenant hereby covenants and agrees that it shall do nothing which would be in violation of the permitted uses under the 121A Designation. The Hub Complex is also subject to and has the benefit of the provisions of a certain contract between the City of Boston and Podium Owner, LP, pursuant to Section 6A of Chapter 121A of the Massachusetts General Laws dated January 3, 2014 (the “6A Contract”). Notwithstanding the foregoing provisions of this ARTICLE VI, for so long as the 6A Contract is in effect, Tenant shall pay to Landlord, in lieu of the Landlord’s Tax Expenses Allocable to the Premises, an amount equal to the payments under the 6A Contract which are attributable to the Premises. For so long as the 6A Contract remains in effect, Tenant shall pay Landlord on account of Tenant’s obligations under this Section 6.3 (i.e., the payment under the 6A Contract attributable to the Premises) an amount equal to 1/12th of the annual payment as reasonably estimated by Landlord from time to time on the Commencement Date and on the first day of each calendar month thereafter during the Lease Term. Annually, Landlord shall render to Tenant a statement in reasonable detail certified by a representative of Landlord setting out for the preceding year or fraction thereof, as the case may be, the payment due under the 6A Contract in respect of the Premises, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement and within thirty days after receipt of such statement Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against minimum rent due, or refunded to Tenant if the Lease Term is then expired and Tenant has no further monetary obligations to Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall only be responsible to pay to Landlord the amount of Taxes or payments under the 6A Contract actually paid by Landlord to the applicable taxing authority allocable to the Premises for such applicable period.

6.4	I-Cubed

Landlord may seek a grant under the Massachusetts Infrastructure Investment Incentive Program (“I-Cubed”). In the event Landlord participates in I-Cubed or other incentive programs, Tenant agrees to provide, within 30 days after request therefor, reasonable information to Landlord to the extent Landlord is required to provide to the Municipality and/or the Commonwealth of Massachusetts under such program, including, without limitation: (i) taxpayer id number, and (ii) the aggregate number of persons employed by Tenant and its affiliates in Massachusetts and the aggregate amount of all salaries and other forms of compensation payable to such employees; provided, however, that Landlord agrees to keep all such information confidential and to use the same only to the extent required under the I-Cubed program. Landlord shall apply the requirements of the I-Cubed program in a consistent fashion among the office tenants. Under some circumstances, I-Cubed could result in special assessments (“I-Cubed Special Assessments”) being levied against the Hub Complex. In no event shall Tenant be required to pay I-Cubed Special Assessments, debt service on bonds, shortfalls, the cost of removing any liens resulting from the I-Cubed Program or other costs associated with any such program. If Tenant fails to deliver the required information within such 30-day period, then the failure to do so shall constitute a default by Tenant hereunder, entitling Landlord to all remedies set forth in Article XV hereof. In the event that the Hub Complex obtains any so-called tax increment financing agreement under the Massachusetts Economic Development Incentive Program or other agreement that, as an incentive to or support of the construction of the Hub Complex, provides an exemption from property taxation, such exemption shall not be considered an abatement, and the Landlord shall be entitled to retain the benefit of such exemption and shall not be obligated to pass any portion of such exemption through to Tenant and real estate taxes shall be calculated as if no such benefit were received.

ARTICLE VII

Landlord’s Repairs and Services and Tenant’s Operating Expense Payments

7.1	Structural Repairs

Except for (a) normal and reasonable wear and use, and (b) damage caused by fire or casualty and by eminent domain, Landlord shall, throughout the Lease Term, subject to provisions for reimbursement by Tenant as contained in Section 7.5, keep and maintain, or cause to be kept and maintained, in good order, condition and repair, consistent with the level of maintenance expected for first-class office buildings in the Market Area, the following portions of the Office Building: the roof (including structural portions of the roof and roof membrane), the exterior (including exterior windows and Building façade) and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Office Building; provided however, that Tenant shall pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the omission, negligence or willful misconduct of Tenant, any assignee or subtenant or any agent, servant, employee, customer, visitor or contractor of any of them.

7.2	Other Repairs to be Made by Landlord

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, and except as otherwise provided in this Lease, and subject to provisions for reimbursement by Tenant as contained in Section 7.5, Landlord agrees to (i) perform its maintenance and other obligations under the Declaration and (ii) keep and maintain, or cause to be kept and maintained, in good order, condition and repair, consistent with the level of maintenance expected for first-class office building in the Market Area, the common areas and facilities of the Office Building and those common areas and facilities of the Hub Complex that Tenant is permitted to use under this Lease, including heating, ventilating, air conditioning, plumbing and other Building systems equipment servicing the Premises (including all lines, pipes, wires, conduits and the like except to the extent installed by Tenant or by Landlord as a part of the Landlord’s Work and serving the Premises exclusively), except that Landlord shall in no event be responsible to Tenant for (a) the condition of glass in and about the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s), or (b) any condition in the Premises or the Office Building caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Office Building or the Premises other than as expressly provided in Section 7.1 or in this Section 7.2, unless expressly otherwise provided in this Lease.

7.3	Services to be Provided by Landlord

In addition, and except as otherwise provided in this Lease and subject to (i) provisions for reimbursement by Tenant as contained in Section 7.5 and in Exhibit C hereto and (ii) Tenant’s responsibilities in regard to electricity as provided in Section 5.2, Landlord agrees to furnish services, utilities, facilities and supplies as set forth in said Exhibit C equal in quality comparable to those customarily provided by landlords in high quality buildings in Boston, Massachusetts. In addition, Landlord agrees to furnish, at Tenant’s request and at Tenant’s expense, reasonable additional Office Building operation services which are usual and customary in first class office buildings in the Market Area, and such additional special services as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Office Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

Tenant shall have the right, at its sole cost and expense, to contract directly for any supplemental cleaning and/or security services necessary and desirable for the Premises, provided (i) Tenant’s contracting for any such additional cleaning work and/or security shall not relieve it of the obligation to pay Additional Rent for cleaning and security services provided by Landlord, (ii) Tenant’s supplemental work must be coordinated with work being performed by or for Landlord and in such manner as to maintain harmonious labor relations, and (iii) Tenant’s contractors shall be subject to Landlord’s approval, not to be reasonably withheld, it being agreed and understood that it shall be reasonable for Landlord to withhold approval when Tenant’s proposed contractor would possibly disrupt or affect harmonious labor relations.

7.4	Operating Costs Defined

“Operating Expenses Allocable to the Premises” means the same proportion of the Operating Expenses for the Office Building (as hereinafter defined) as Rentable Floor Area of the Premises bears to the Total Rentable Floor Area of the Office Building. “Operating Expenses for the Office Building” means the cost of operation of the Office Building and the Office Building’s share (as reasonably and equitably determined by Landlord) of the cost of operating other areas of the Hub Complex as more specifically provided below in Section 7.4, including those incurred in discharging the obligations under Sections 7.1, 7.2 and 7.3, determined in accordance with GAAP, as modified as appropriate for the real estate industry; however there shall be excluded from the Operating Expenses for the Building the Operating Expense Exclusions set forth in this Section 7.4. Operating Expenses for the Building shall include, without limitation:

(a)	compensation, wages and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining, managing, insuring or cleaning of the Office Building or the Hub Complex;

(b)	payments under service contracts with independent contractors for operating, maintaining or cleaning of the Office Building or the Hub Complex;

(c)	steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and electricity charges paid by Tenant in the manner set forth in Section 5.2);

(d)	cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees);

(e)	cost of snow removal and care of landscaping;

(f)	cost of building and cleaning supplies and equipment;

(g)	premiums for insurance carried with respect to the Office Building or Hub Complex (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Office Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Office Building, including such insurance as may be required by the holder of such first mortgage);

(h)	management fees at reasonable rates for self-managed buildings consistent with the type of occupancy and the services rendered, which management fees shall not exceed three and one-half percent (3.5%) of gross rents;

(i)	the Office Building’s share of Operating Expenses for the Office Building (as herein defined in this Section 7.4) related to the operation of the land, open areas, public areas and amenities, plazas, common areas, facilities and other non-leasable areas of the Hub Complex and other mixed use common area maintenance costs (including, without limitation, the costs for maintenance of the loading docks, the access way to the Hub project, and the exterior lighting and landscaping) incurred by Landlord or any other HubOwner and reasonably and equitably allocated to the Office Building and any shuttle buses and other like amenities, for use of tenants of the Office Building either for Tenant’s exclusive use or in common with tenants of other buildings in the Hub Complex;

(j)	depreciation for capital expenditures made by Landlord during the Lease Term (x) to reduce Operating Expenses if Landlord reasonably shall have determined that the annual reduction in Operating Expenses shall exceed depreciation therefor (and the included depreciation shall not exceed the actual annual reduction in Operating Expenses) or (y) to comply with Legal Requirements that first become applicable to the Building or the Property after the Commencement Date (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of both (x) and (y), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the Market Area, and depreciation in the case of both (x) and (y) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with the anticipated useful life of the capital item in question;

(k)	all costs of applying and reporting for the Office Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard;

(l)	costs of operating, cleaning and maintaining any fitness center serving the Office Building (to the extent the same is open and available to office tenants of the Office Building in general);

(m)	costs incurred in connection with Exhibit M, attached hereto, including, but not limited to, those costs for the activities, programs, initiatives, promotions and events contemplated therein;

(n)	costs of operating, cleaning and maintaining any and all future amenities located within the Hub Complex that are available for use by office tenants of the Office Building in general; and

(o)	all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Office Building or the Hub Complex or said common areas and facilities and properly chargeable against income.

Notwithstanding the foregoing, in determining the amount of Operating Expenses for the Office Building for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Office Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Operating Expenses for the Office Building that vary based on occupancy for such period shall be adjusted to equal the amount such components of Operating Expenses for the Office Building would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

“Operating Expense Exclusions” shall mean

(1) Taxes and abatement Expenses;

(2) principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Office Building or the Hub Complex;

(3) capital improvements to the Hub Complex other than Permitted Capital Expenditures;

(4) legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Office Building or the Hub Complex or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Office Building and/or the Hub Complex);

(5) legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Office Building (including new leases, lease amendments, lease terminations and lease renewals);

(6) the cost of any items to the extent to which such cost is reimbursed or is reimbursable to Landlord by tenants of the Office Building or other third parties (other than pursuant to operating expense pass-through and expense reimbursement provisions similar to this Section 7.4), or is covered by a warranty to the extent of reimbursement for such coverage;

(7) expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Office Building for occupancy by any tenant or which is not made generally to or for the benefit of the Office Building or the Hub Complex;

(8) the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Office Building at Landlord’s expense;

(9) the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of $100,000 on a per occurrence basis, increased on an annual basis as of each anniversary of the Execution Date of this Lease by the corresponding percentage increase in CPI for the immediately preceding twelve (12) month period);

(10) the cost of acquiring sculptures, paintings or other objects of fine art in the Building in excess of amounts typically spent for such items in Class A office buildings of comparable quality in the competitive area of the Office Building;

(11) bad debt loss, rent loss, or reserves for bad debt or rent loss;

(12) unfunded contributions to operating expense reserves by other tenants;

(13) contributions to charitable or political organizations in excess of amounts typically spent for such contributions in Class A office buildings of comparable quality in the competitive area of the Office Building;

(14) expenses related solely and exclusively to the operation of the retail space in the Hub Complex;

(15) damage and repairs necessitated by the gross negligence or willful misconduct of Landlord Parties;

(16) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building;

(17) interest, fines or penalties for late payment or violations of Legal Requirements by Landlord, if any, except to the extent incurring such expense is caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense to the extent caused by Tenant;

(18) the cost of remediation and removal of Hazardous Materials (as that term is defined in Section 11.2 below) in the Office Building or on the Hub Complex required by Hazardous Materials Laws (as that term is defined in Section 11.2 below), provided, however, that the provisions of this clause (18) shall not preclude the inclusion of costs with respect to materials (whether existing at the Office Building or the Hub Complex as of the Execution Date or subsequently introduced to the Office Building or the Hub Complex) which are not as of the Execution Date (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 11.2 of this Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties;

(19) costs of replacements, alterations or improvements necessary to make the Office Building or the Hub Complex comply with Legal Requirements in effect and applicable to the Office Building, the Hub Complex, or both, prior to the Execution Date, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Section 11.4 of this Lease), provided, however, that the provisions of this clause (19) shall not preclude the inclusion of costs of compliance with Legal Requirements enacted prior to the Execution Date if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of a Legal Requirement which is imposed after the Execution Date;

(20) costs for the original construction and development of the Office Building and nonrecurring costs for the repair or replacement of any structural portion of the Office Building made necessary as a result of defects in the original design, workmanship or materials;

(21) costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Hub Complex, including, without limitation, entity accounting and legal matters;

(22) salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of regional property manager;

(23) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Hub Complex unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Office Building or the Hub Complex vis-à-vis time spent on matters unrelated to the operation and management of the Office Building or the Hub Complex;

(24) the cost of any service or materials provided by any party related to Landlord (other than the management fee, which shall be subject to the terms and provisions of Section 7.4(h)), to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Building in the Market Area;

(25) except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in self-managed buildings similar to the Office Building in the vicinity of the Office Building;

(26) depreciation for the Office Building;

(27) payments for rented equipment (other than fitness equipment located in the Fitness Center), the cost of which equipment would constitute a capital expenditure if the equipment were purchased to the extent that such payments exceed the amount which could have been included in Operating Expenses had Landlord purchased such equipment rather than leasing such equipment.

However, if, in Landlord’s reasonable judgment, there exist Operating Expenses Allocable to the Premises which should be allocated on other than a per rentable square foot basis (e.g., because Tenant is the sole consumer of any Operating Expenses Allocable to the Office Building or because a party other than Tenant is the sole consumer thereof), such Operating Expenses Allocable to the Premises shall be adjusted accordingly.

7.5	Tenant’s Operation Expenses Payments

(A) Commencing as of the Commencement Date, and continuing thereafter through the remainder of the Lease Term, Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 7.5, the amount of Operating Expenses Allocable to the Premises.

(B) Payments by Tenant on account of the Operating Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Operating Expenses Allocable to the Premises for each calendar year during the Lease Term.

(C) No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Office Building and the Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Expenses Allocable to the Premises and the amount of Operating Expenses Allocable to the Premises remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Any payment by Tenant for the Operating Expenses Allocable to the Premises shall not be deemed to waive any rights of Tenant to claim that the amount thereof was not determined in accordance with the provisions of this Lease.

(D) Subject to the provisions of this Section 7.5(D), and provided that no uncured monetary Event of Default of Tenant exists, Tenant shall have the right, at Tenant’s sole cost and expense, to examine all documentation and calculations prepared in the determination of Landlord’s Tax Expenses Allocable to the Premises or Operating Expenses Allocable to the Premises. Tenant hereby acknowledges and agrees that Tenant’s sole right and remedy to contest any statement (the “Year End Statement”) setting forth the charges for Landlord’s Tax Expenses Allocable to the Premises or Operating Expenses Allocable to the Premises shall be as expressly set forth in this Section 7.5(D). Tenant hereby waives any and all other rights provided pursuant to applicable laws to inspect Landlord’s books and records and/or to contest the Year End Statement. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section, with respect to any Lease Year, then the Year End Statement delivered by Landlord to Tenant shall be conclusive and binding on Tenant.

(1) Such documentation and calculations shall be made available to Tenant at the offices where Landlord keeps such records (Landlord hereby agreeing that, so long as Landlord is an affiliate of Boston Properties Limited Partnership, such records will be maintained in the greater Boston area, and that otherwise, such records shall be maintained in the continental United States) during normal business hours within thirty (30) days after Landlord receives a written request from Tenant to make such examination.

(2) Tenant shall have the right to make such examination no more than once in respect of any period for which Landlord has given Tenant a statement of the actual amount of Landlord’s Tax Expenses or Operating Expenses, as applicable.

(3) Any request for examination in respect of any Tax Year or calendar year, as applicable, may be made no more than twelve (12) months after Landlord advises Tenant in writing of the actual amount of Landlord’s Tax Expenses or Operating Expenses, as applicable in respect of such period and provides to Tenant the appropriate year-end statement required under Section 6.2 or Section 7.5(C), as applicable; provided however, that, in performing such examination with respect to any Tax Year or calendar year, as applicable, Tenant may also perform such examination with respect to the immediately preceding Tax Year or calendar year, as applicable, unless Landlord’s documentation and calculations with respect to such preceding Tax Year or calendar year has already been examined by Tenant in accordance with the provisions of this paragraph (3).

(4) In no event shall Tenant utilize the services of any examiner who is being paid by Tenant on a contingent fee basis, unless such examiner is being retained by Tenant on a national basis to examine payments under Tenant’s other leases of space.

(5) As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Buildings in connection with such examination, provided however, that Tenant shall be permitted to share such information with each of its permitted subtenants so long as such subtenants execute and deliver to Landlord similar confidentiality agreements, provided, however, no subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Premises.

(6) If, after the audit by Tenant of Landlord’s books and records pursuant to this Section 7.5(D) with respect to any calendar year, it is finally determined that: (i) Tenant has made an overpayment on account of Landlord’s Tax Expenses Allocable to the Premises and/or Operating Expenses Allocable to the Premises,

as applicable, Landlord shall credit any such overpayment against the next installment(s) of Annual Fixed Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the term of this Lease, Landlord shall promptly refund to Tenant the amount of any such overpayment less any amounts then due from Tenant to Landlord; and (ii) Tenant has made an underpayment on account of Landlord’s Tax Expenses Allocable to the Premises and/or Operating Expenses Allocable to the Premises, as applicable, Tenant shall, within forty-five (45) days of such determination, pay any such underpayment to Landlord.

(7) If, after any such audit is performed, it is finally determined that Tenant has been overcharged on account of Landlord’s Tax Expenses Allocable to the Premises and/or Operating Expenses Allocable to the Premises by more than three percent (3%) for the Tax Year or calendar year in question, Landlord shall reimburse Tenant for the reasonable third-party costs incurred by Tenant in performing such audit.

(8) Any disputes between the parties with respect to Tenant’s audit may be submitted to arbitration pursuant to Section 16.33.

(9) Landlord shall have no right to correct any year end statement with respect to any Tax Year or calendar year after the date (“Lapse Date”) one (1) year after Tenant’s receipt of such year-end statement, except where such correction is based upon an invoice, bill, or statement from a third party of which Landlord receives for the first time after the applicable Lapse Date, in which event, Landlord shall have a period of thirty (30) days from its receipt of such invoice, bill, or statement to correct such year-end statement. Notwithstanding any provision hereof to the contrary, if Landlord provides Tenant with any such corrected statement, then Tenant shall have one hundred eighty (180) days from the receipt of any such corrected statement to request an examination with respect to the items which are the subject of such corrected statement only (and not to the entire year-end statement) as set forth in this Section 7.5(D) (subject to the proviso set forth at the end of paragraph (3) of this Section 7.5(D) regarding Tenant’s ability to request examinations for prior years).

7.6	No Damage

(A) Landlord shall not be liable to Tenant for any compensation or, except as set forth in this Section 7.6, reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Office Building or Hub Complex however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, by reason of Force Majeure (as defined in Section 14.1 hereof) or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises, but Landlord shall nonetheless use commercially reasonably efforts to mitigate the adverse impact of any such event on Tenant’s use and enjoyment of the Premises to the extent it is within Landlord’s reasonable ability to do so under the circumstances.

(B) Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(C) Notwithstanding anything to the contrary in this Lease contained, if due to: (i) any repairs, alterations, replacements, or improvements made by Landlord (other than the Proposed Hub Complex Improvements), (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, (iii) failure of hot or chilled water supply from the Central HVAC System for which Landlord is responsible hereunder, or (iv) an interruption in service from one or more Base Building systems to the Premises as a result of the performance of the Proposed Hub Complex Improvements, any portion of the Premises becomes untenantable or inaccessible so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business at the Premises is materially adversely affected, and that such untenantability or inaccessibility, as applicable, and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Annual Fixed Rent, Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises shall thereafter be abated in proportion to such condition and its impact on the continued operation in the ordinary course of Tenant’s business at the Premises until the day such condition no longer has the material adverse effect referred to above. Tenant agrees that the presence of noise, dust, vibrations and other disturbances that are reasonably expected in connection with any urban construction project will not be deemed to render the Premises “untenantable” or “inaccessible” for any purpose under this Lease. For the purposes hereof, the “Premises Untenantability Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing the Premises to be untenantable or inaccessible, as applicable, or five (5) calendar days after Landlord’s receipt of written notice from Tenant of the condition causing the Premises to be untenantable or inaccessible, as applicable, within a consecutive (10) calendar day period if the cause of such untenantability or inaccessibility is the same event, provided however, that, notwithstanding the foregoing, the Premises Untenantability Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing the Premises to be untenantable inaccessible, as applicable, if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

(D) In addition, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord other than the Proposed Hub Complex Improvements, (ii) Landlord’s failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or (iii) failure of hot or chilled water supply from the Central HVAC System for which Landlord is responsible hereunder, the operation of Tenant’s business in the Premises in the normal course is materially adversely affected for a period of four (4) consecutive months after Landlord’s receipt of written notice of such condition from Tenant, then, Tenant may, by giving Landlord written notice as follows, terminate this Lease (x) with respect to such affected portion provided that Tenant ceases to use the affected portion of the Premises for the period of such untenantability or (y) with respect to the entire Premises provided such untenantability renders the Premises unsuitable for Tenant’s purposes (according to the meaning of such phrase in Section 14.3) and provided further, in either instance, Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant, or Tenant’s agents, employees or contractors:

(a)	Said notice shall be given after such four (4) month period.

(b)	Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(c)	If said condition is remedied on or before the date thirty (30) days after the receipt of such notice, said notice shall have no further force and effect.

(d)	If said condition is not remedied on or before the date thirty (30) days after the receipt of such notice for any reason other than Tenant’s fault, as aforesaid, then this Lease with respect to the affected portion of the Premises shall terminate as of said effective date, and the Annual Fixed Rent, Rentable Floor Area of the Premises, and Additional Rent due under the Lease shall be adjusted as of said effective date.

The remedies set forth in this Section 7.6 shall be Tenant’s sole remedies for the events described herein, other than: (x) Tenant’s right (subject to Section 15.5 of this Lease) to establish a claim to terminate the Lease based upon constructive eviction, and (y) claims (subject to the limitations on Landlord’s liability set forth in this Lease) arising from the gross negligence or willful misconduct of Landlord’s agents, employees, or contractors. The provisions of this subsection (D) shall not apply in the event of untenantability caused by fire or other casualty, or taking (which shall be subject to the terms and conditions of Article XIV below).

7.7	Environmental Performance Objective

The parties agree it is in their mutual best interest that the Office Building be operated and maintained in a manner that is environmentally responsible, fiscally prudent, and provides a productive work environment. Accordingly, Tenant agrees to use commercially reasonable efforts conduct its operations in the Office Building and within the Premises so as to minimize: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the material entering the waste stream; and (iv) negative impacts on the indoor air quality of the Office Building and the Premises. Landlord similarly agrees to use commercially reasonable efforts to operate and maintain the Office Building so as to minimize: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the material entering the waste stream; and (iv) negative impacts on the indoor air quality of the Office Building and the Premises.

ARTICLE VIII

Tenant’s Repairs

8.1	Tenant’s Repairs and Maintenance

(A) Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only (i) normal and reasonable wear and use, (ii) repairs for which Landlord is responsible under the terms of Article VII of this Lease, (iii) damage by fire or casualty and as a consequence of the exercise of the power of eminent domain, and (iv) damage caused by the negligence or willful misconduct of Landlord, Landlord’s agents, employees, or contractors to the extent not covered by the insurance required to be carried by Tenant under this Lease. Tenant shall not permit or commit any waste. Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damages to common areas in the Office Building or Hub Complex by the negligence or willful misconduct of Tenant, or, when acting within the scope of their employment, of Tenant’s agents, employees, contractors, sublessees, licensees, invitees, or concessionaires provided however, that the provisions of this sentence shall not require Tenant to pay for the repair or restoration damage caused by a peril covered by casualty insurance which Landlord is required to carry pursuant to the provisions of this Lease or which Landlord in fact carries, except to the extent of the amount of Landlord’s deductible under such insurance. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair.

(B) If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made pursuant to the provisions of Section 16.17 below.

ARTICLE IX

Alterations

The provisions of this Article IX shall apply to alteration, additions or improvements to the Premises made by Tenant or anyone claiming by, through or under Tenant, but shall not apply to the Landlord’s Work, which is addressed in the Work Agreement attached as Exhibit B-1.

9.1	Landlord’s Approval

Tenant covenants and agrees not to make alterations, additions or improvements to the Premises, whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion, subject to Section 16.32. Landlord shall respond (i.e., by giving Tenant written notice which either grants Landlord’s consent to the final proposed plans and specifications, or withholds such consent and sets forth, with reasonable specificity, the basis of such withholding), on or before the Plan Approval Response Date (as hereinafter defined). Any item as to which Landlord does not disapprove in its response shall be deemed approved. The “Plan Approval Response Date” with respect to Tenant’s final plans shall be defined as the date fifteen (15) business days after Landlord receives Tenant’s written request for Landlord’s consent to such proposed plans and specifications (or ten (10) business days in the case of revised plans which are resubmitted in response to Landlord’s review, so long as the changes between the resubmitted plans and the prior versions of the plans are readily identified, by bubbles or otherwise), unless Landlord: (i) has a reasonable basis for requesting additional time to review such request, and (ii) within five (5) business days after Landlord receives such request, Landlord gives Tenant written notice specifying a later Plan Approval Response Date, provided however, that in no event shall the Plan Approval Response Date be later than the date twenty-five (25) business days after Landlord receives such request. Without limiting such standard, Landlord shall not be deemed unreasonable:

(a)

for withholding approval of any alterations, additions or improvements which (i) in Landlord’s opinion would reasonably be expected to adversely affect any structural or exterior element of the Office Building, any area or element outside of the Premises or any facility or Base Building (as hereinafter defined) mechanical system serving any area of the Office Building outside of the Premises, or (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Office Building, or (iii) are inconsistent with the building standards for first-class office buildings in the Downtown Boston Market, or (iv) will require unusual expense to readapt the Premises to normal office use upon Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Office Building or of the services provided by

Landlord herein unless Tenant agrees to payment of such increased cost and that such readaptation will be made prior to termination and/or expiration without expense to Landlord (alterations, additions, and improvements described in this clause (iv) being sometimes collectively referred to as “Special Improvements”); or

(b)	for making its approval of any Special Improvements conditional on Tenant’s agreement to restore the Premises to its condition prior to construction of such Special Improvements at the expiration or earlier termination of the Lease Term, reasonable wear and tear excepted.

To the extent that Landlord approves plans for portions of the Premises and Tenant has obtained all required building permits and other governmental approvals, Tenant’s alterations, additions or improvements based upon such approved plans may proceed while remaining plans are being revised or prepared, unless other systems or portions of Tenant’s alterations, additions or improvements will, in Landlord’s reasonable opinion, be affected by the performance of such alterations, additions or improvements. In that regard, Tenant shall be entitled to apply for a building permit for portions (or all) of Tenant’s work under this Article IX prior to Landlord’s final approval of Tenant’s plans, but such application (and, if applicable, the granting thereof) shall neither affect Landlord’s approval rights hereunder nor shall Tenant commence any such alterations, additions or improvements prior to obtaining all required building permits and other governmental approvals and Landlord’s approval of the final plans and specifications covering such alterations, additions or improvements.

Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Office Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord (together with reasonable supporting back up documentation), Tenant shall pay to Landlord, as a fee for Landlord’s review of any plans or work (including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour of Landlord’s staff time to review the plans or work (which hourly rate Landlord may increase from time to time by the percentage increase in CPI in effect on the Execution Date to the CPI then in effect at the time of increase), plus (ii) third-party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work (Landlord agreeing that it shall, promptly after Landlord’s receipt of written request therefore from Tenant, provide to Tenant reasonable documentation, e.g. invoices, evidencing any such third-party expenses).

9.2	Conformity of Work

Tenant covenants and agrees that any alterations, additions, improvements or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Office Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

9.3	Performance of Work, Governmental Permits and Insurance

All of Tenant’s alterations, additions and improvements, and installation of furnishings, shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Office Building or Hub Complex or interfere with Office Building construction or operation and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord, which approval shall not be unreasonably withheld or delayed. Except for work by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, alterations, other improvements or installations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease., except to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. In addition, Tenant shall cause each contractor to carry insurance in accordance with Section 13.15 hereof and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Office Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Office Building to the extent paid for by Landlord.

9.4	Liens

Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Office Building or the Hub Complex that are not discharged or bonded over within ten (10) business days after Tenant receives written notice of such liens.

9.5	Nature of Alterations

All work, construction, repairs, alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Article IV), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:

(a)	All trade fixtures whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.

(b)	At the expiration or earlier termination of the Lease Term, unless otherwise expressly agreed in writing by Landlord, Tenant shall remove any and all alterations, additions and improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1. Upon such removal Tenant shall either: (i) repair any damage occasioned by such removal and restoration, and, with respect to the removal of Special Improvements that materially alter the condition consistent with general office use, restore the Premises to the Return Condition (as hereinafter defined), or (ii) pay to Landlord an amount reasonably estimated by Landlord to repair such damage and restore the Premises to such condition. For purposes hereof, the “Return Condition” shall mean that (i) the Premises are in a broom-clean condition, and (ii) any elements of the Premises which were impacted by the installation or removal of the applicable Special Improvement have been restored to such an extent that the next user of such space could use it for general office purposes without incurring additional demolition or construction costs (other than minor incremental costs) resulting from the presence of such Special Improvement on such element. Any disputes about the Return Condition may be submitted to arbitration in accordance with Section 16.33. Notwithstanding any provision of this Lease to the contrary, Tenant shall not be obligated to restore the Atrium Slab Penetrations (as defined in Exhibit B-1).

(c)	If Tenant shall make any alterations, additions or improvements to the Premises for which Landlord’s approval is required under Section 9.1 (after giving effect to the provisions of Section 9.7) without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such alterations, additions and improvements and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 being applicable to any such work.

9.6	Increases in Taxes

Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Office Building which shall, at any time after the Commencement Date, result from alterations, additions or improvements to the Premises made by Tenant if the taxing authority specifically determines such increase results from such alterations, additions or improvements made by Tenant.

9.7	Alterations Permitted Without Landlord’s Consent

Notwithstanding the terms of Section 9.1, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) business days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(a)	the same are within the interior of the Premises within the Office Building, and do not affect, and are not visible from, the exterior of the Premises or the Office Building;

(b)	subject to Landlord’s approval, not to be unreasonably withheld, and upon prior written request from the Tenant, the same do not affect the roof, any structural element of the Office Building, or the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Office Building (it being understood that Landlord shall not be unreasonable in denying any Tenant request to conduct work that requires any permit(s) or approval(s) from any one or more governmental authority);

(c)	with the exception of painting and carpeting (which shall not be subject to the dollar limits set forth in this subsection (c)), the cost of any individual alteration, addition or improvement shall not exceed: $300,000.00 (“Individual Alteration Cost Threshold”) and the aggregate cost of said alterations, additions or improvements made by Tenant during any calendar year shall not exceed: $1,000,000.00 (“Annual Alteration Cost Threshold”) in cost; and

(d)	Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within thirty (30) days after the making of such alterations, additions or improvements, send to Landlord final plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given at least thirty (30) days prior to the expiration or earlier termination of the Lease Term, may, if any such alterations, addition or improvement constitutes a Special Improvement, require Tenant to remove such Special Improvement and restore the Premises to the Return Condition at the expiration or earlier termination of the Lease Term. Each of the Individual Alteration Cost Threshold and the Annual Alteration Cost Threshold shall, as of each anniversary of the Commencement Date of the applicable portion of the Premises, to be equal to the product of such Threshold, multiplied by a fraction, the numerator of which is the CPI as of such anniversary, and the denominator of which is the CPI as of the Execution Date of this Lease.

9.8	TD Garden Alterations

(A) The owner of TD Garden (the “Garden Owner”) shall not unreasonably withhold its consent to certain aesthetic improvements proposed by Tenant (the “TD Garden Improvements”) to that portion of the Garden Owner’s property that is visible directly outside the north facing windows of floors four through seven of the Office Building (the “TD Garden Exterior Wall”) if the proposed TD Garden Improvements (i) are non-invasive and do not penetrate the structures or improvements on the Garden Owner’s property; (ii) do not affect any Base Building systems (including, but not limited to, HVAC, mechanical, electrical, plumbing, and life safety systems); (iii) are not visible from Causeway Street; and (iv) do not contain commercial, political or religious content or content that is otherwise not appropriate for a class A facility such as TD Garden. In connection with any request for approval of proposed TD Garden Improvements, Tenant shall submit to Landlord and the Garden Owner detailed plans and specifications and descriptions of installation methods for the proposed TD Garden Improvements. Any proposed TD Garden Improvements that are approved by the Garden Owner shall be constructed by Tenant at its sole cost and expense and in accordance with the plans and specifications and installation methods that are reasonably approved by the Garden Owner and by Landlord pursuant to the terms of this Article 9. Notwithstanding the foregoing, in no event shall any TD Garden Improvements interfere with the ability of Landlord, the Garden Owner, or any of their respective affiliates to construct future improvements on, above, under, adjacent to, or in the vicinity of the Office Building or TD Garden, and in the event that any TD Garden Improvements made by Tenant cause any such interference, then Tenant shall, upon notice from Landlord or Garden Owner, immediately remove the applicable TD Garden Improvements, repair any damage caused by the removal, and restore the area in which the TD Garden Improvements were made to its condition existing immediately prior to the installation of such TD Garden Improvements. Unless and until Tenant exercises its option under this Section 9.8(A) to install TD Garden Improvements, the Garden Owner shall not install on the TD Garden Exterior Wall any aesthetic improvements without Tenant’s consent, which consent Tenant shall not unreasonably withhold if the proposed aesthetic improvements do not contain any commercial, political or religious content. Any such installation of aesthetic improvements by the Garden Owner shall not preclude Tenant from exercising its option under this Section 9.8(A) to install TD Garden Improvements, and if Tenant’s proposed TD Garden Improvements are approved by the Garden Owner in accordance with this Section 9.8(A), then Tenant shall be responsible for the cost to remove any aesthetic improvements installed by the Garden Owner.

(B) Neither Landlord nor the Garden Owner shall have any obligation to incur any obligation or liability in connection with the review and approval of proposed TD Garden Improvements. Any breach by the Garden Owner under this Section 9.8 shall not be deemed to be a breach by Landlord under this Lease. If any proposed TD Garden Improvements are not approved by the Garden Owner, then Tenant shall not be entitled to any relief from its obligations under this Lease (including, without limitation, its obligation to pay Annual Fixed Rent and Additional Rent), nor shall Tenant have any right to terminate this Lease as a result of such failure.

ARTICLE X

Parking

10.1	Parking Privileges

Parking privileges shall be made available to Tenant in the Garage by Garden Parking Corporation, a Delaware corporation, or an affiliate thereof (together with its successor and assigns, the “Garage Owner”) for one (1) passenger automobile for every three thousand (3,000) square feet of Rentable Floor Area in the Premises for the parking of motor vehicles in unreserved stalls in the Garage by Tenant’s employees commencing on the Commencement Date of the Term. On or before the Commencement Date, Tenant shall provide written notice to Landlord stating the total number of parking privileges (not to exceed one (1) for every three thousand (3,000) square feet of Rentable Floor Area in the Premises) that Tenant elects to use (as it may be adjusted pursuant to this Section 10.1, the “Total Number of Parking Privileges”). If Tenant fails to provide such written notice to Landlord on or before the Commencement Date, then the Total Number of Parking Privileges shall be deemed to be forty nine (49) (i.e., one (1) for every three thousand (3,000) square feet of Rentable Floor Area in the Premises as of the Commencement Date. If the Total Number of Parking Privileges is fewer than forty nine (49), then Tenant shall be deemed to have waived its right to the additional parking privileges (subject to adjustment of the Total Number of Parking Privileges, as provided below). If the Rentable Floor Area of the Premises increases or decreases at any time during the Lease Term, then, unless otherwise agreed in writing by Landlord and Tenant, the number of unreserved parking stalls to which Tenant is entitled under this Lease shall be increased or reduced, as applicable, proportionately therewith, unless the Rentable

Floor Area of the Premises increases as the result of Tenant’s exercise of the Right of First Offer, in which case Tenant’s additional parking privileges, if any, shall be determined in accordance with Section 3.4. On an annual basis, Tenant may increase or decrease the Total Number of Parking Privileges by up to ten (10) spaces per year, but Tenant may never increase the Total Number of Parking Privileges to more than one (1) space for every three thousand (3,000) square feet of Rentable Area on the Premises. To increase or decrease the Total Number of Parking Privileges, Tenant shall give written notice to Landlord on or before October 1 of the immediately preceding calendar year, and any such adjustment shall be effective as of January 1 of the immediately following calendar year and shall remain in effect for the entirety of such calendar year. If Tenant does not provide written notice of any adjustment to the Total Number of Parking Privileges by October 1 in any year, then there shall not be any adjustment to the Total Number of Parking Privileges for the following calendar year.

10.2	Parking Charges

Tenant shall pay for such parking privileges at the prevailing monthly rates from time to time charged by the operator or operators of the Garage (the “Garage Operator”), whether or not such operator is an affiliate of Landlord. Such monthly parking charges for parking privileges shall constitute Additional Rent and shall be payable monthly as directed by Landlord upon billing therefor by Landlord or such operator. Tenant acknowledges that said monthly charges to be paid under this Section are for the use by the Tenant of the parking privileges referred to herein, and not for any other service.

10.3	Garage Operation

Unless otherwise determined by the Garage Operator, the Garage is to be operated on an attendant-managed basis, whereupon Tenant shall be obligated to cooperate with such attendants in parking and removing its automobiles, or on a self-park basis, whereupon Tenant shall be obligated to park and remove its own automobiles, or a combination of both, provided that Garage Operator or Landlord shall give Tenant at least thirty (30) days prior written notice of any material change in the method by which Garage Operator or Landlord shall commence operating the Garage. In any case, Tenant’s parking shall be on an unreserved basis, Tenant having the right to park in any available unreserved stalls. Tenant’s access and use privileges with respect to the Garage shall be in accordance with regulations of uniform applicability to the users of the Garage from time to time established by the Landlord or the Garage Operator and made available to all such users. Tenant shall receive one (1) identification sticker or pass and one (1) magnetic card so-called, or other suitable device providing access to the Garage, for each parking privilege paid for by Tenant. Tenant shall supply Landlord with an identification roster listing, for each identification sticker or pass, the name of the employee and the make, color and registration number of the vehicle to which it has been assigned, and shall provide a revised roster to Landlord monthly indicating changes thereto. Any automobile found parked in the Garage during normal business hours without appropriate identification will be subject to being towed at said automobile owner’s expense. The parking privileges granted herein are non-transferable (other than in connection with a Permitted Transfer pursuant to Section 12.2 or any other assignee or subtenant approved by Landlord pursuant to Article XII). Landlord or the Garage Operator may institute a so-called valet parking program for the Garage, and in such event Tenant shall cooperate in all respects with such program. The Garage Owner reserves for itself the right to alter the Garage as it sees fit, which may result in significant changes to the Garage that may reduce the amount of parking available in the Garage, change the location of such parking, change the access to or egress from the Garage, or have other impacts on the use or operation of the Garage. The Garage Owner may make any such alterations in its sole and exclusive discretion, but in no event shall any alteration of or change to the Garage result in Tenant being deprived of access to a total number of unreserved parking stalls equal to the Total Number of Parking Privileges within the area identified in Exhibit N as “Garage (P2-P4) Phase 1”.

10.4	Limitations

Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable and non-discriminatory rules and regulations promulgated by Landlord or the Garage Operator with respect to the use of the Garage. Except to the extent of gross negligence or willful acts, neither the Landlord nor the Garage Operator assumes any responsibility whatsoever for loss or damage due to fire or theft or otherwise to any automobile or to any personal property therein, however caused, and Tenant agrees, upon request from the Landlord, from time to time, to notify its officers, employees and agents then using any of the parking privileges provided for herein, of such limitation of liability. Tenant further acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created. No act or omission by Garage Owner shall result in a breach by Landlord under this Lease.

ARTICLE XI

Certain Tenant Covenants

Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:

11.1	To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor except as otherwise provided in Exhibit C and, as further Additional Rent, all charges for additional and special services rendered pursuant to Section 7.3. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant Landlord access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises.

11.2

To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Office Building or Hub Complex and not to permit in the Premises any auction sale, vending machine (other than vending machines for use by Tenant’s employees and invitees) or flammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Office Building as an office building of the first-class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Office Building or its contents or liable to render necessary any alteration or addition to the Office Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall promptly notify Landlord of any incident in, on or about the Premises, the Office Building or the Hub Complex that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing (provided that, except in cases of emergency, Landlord provides Tenant at least two (2) business days’ prior written notice of any such inspection). Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for Tenant’s business operations, provided that Tenant uses such substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

11.3	Not to obstruct in any manner any portion of the Office Building not hereby leased or any portion thereof or of the Hub Complex used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs (subject to the terms of Section 16.32), curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations or the requirements of any customer handbook currently in existence or hereafter implemented of which Tenant has been given notice, including the rules and regulations set forth in Exhibit L (the “Tenant Manual”), for the care and use of the Office Building and the Hub Complex and their facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Office Building to conform to such rules and regulations. Landlord shall not enforce such rules and regulations against Tenant other than in a non-discriminatory manner.

11.4	To comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises, including without limitation, all applicable standards and regulations of the Federal Occupational Safety and Health Administration (“OSHA Requirements”), which obligation shall include using commercially reasonable efforts to ensure that all contractors (including sub-contractors) that Tenant utilizes to perform work in the Premises comply with OSHA Requirements and that all required training is provided for such work. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Legal Requirements that relate to the Base Building (as hereinafter defined), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or alterations, additions or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Office Building, the public restrooms, and the Office Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Office Building on the floor or floors on which the Premises are located. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.4. Tenant acknowledges that Landlord had adopted a Transportation Demand Management Program pursuant to that certain Certificate of the Secretary of Energy and Environmental Affairs of the Final Environmental Impact Report Regarding the Boston Garden dated March 14, 2014 (the “MEPA Certificate”), as described in Exhibit M attached hereto (the “TDMP”), and Landlord hereby encourages Tenant to avail itself of the benefits of the TDMP. Tenant acknowledges that it will comply with the terms of the TDMP and will reasonably cooperate with Landlord to provide the benefits of the TDMP; provided, however, that Tenant shall not be required to incur any out-of-pocket cost or expense in connection with such cooperation (except to the extent otherwise specifically required pursuant to the terms of this Lease).

11.5	Not to place a load upon any floor in the Premises exceeding an average rate of 70 pounds of live load (including partitions) per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Office Building structure or to any other space in the Office Building.

11.6	To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

11.7	To pay, as Additional Rent, all reasonable out-of-pocket costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant (Landlord hereby similarly agreeing to reimburse Tenant for all reasonable out-of-pocket costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord).

11.8	To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required (i) to make any alterations or additions to the Base Building systems or to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Office Building or (ii) perform or satisfy any other obligation of Landlord under this Lease, unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s particular (i.e. other than general office) use or occupancy of the Premises beyond normal use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.8. Landlord agrees to comply with all applicable Legal Requirements now or hereafter in force relating to or as a result of the use or occupancy of the common areas of the Office Building as a general office building, and the costs so incurred may be included in Operating Expenses for the Office Building to the extent permitted under Section 7.4.

11.9	To reasonably cooperate with Landlord, at Landlord’s sole cost and expense, in Landlord’s fulfillment of its obligations to comply with all present or future programs required by applicable governmental authorities for the management of parking, transportation or traffic in and around the Office Building, and in connection therewith, Tenant shall use commercially reasonable efforts for the surveying and reporting on transportation of Tenant’s employees located at the Premises.

11.10	Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and to not unreasonably interfere with Office Building or Hub Complex construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the following vendors do not require Landlord’s approval: brokerage, legal, employment staffing, office and other supplies, furniture providers (but not installers), construction consultants not performing any physical work in the Office Building (but not architects), food catering, and Regular Vendors, as hereinafter defined. “Regular Vendors” shall be defined as those vendors who: (i) provide services to support the Tenant’s business operations, and (ii) occupy a portion of the Premises on a regular basis (e.g. travel agent and IT support personnel) to provide services to the Tenant.

11.11

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that, to Tenant’s knowledge: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which

is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person that either may cause or causes Landlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 15.1(d) of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 13.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (A) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange.

11.12	As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that, to Landlord’s knowledge: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the OFAC pursuant to Executive Order 13224 or any similar list or by any law, order, rule or regulation or any Executive Order of the President of the United States as a Prohibited Person; (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not knowingly conducted nor will knowingly conduct business nor has knowingly engaged nor will knowingly engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, is expressly understood and agreed that the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder of Boston Properties, Inc., (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

11.13	Landlord Representation and Warranty

Landlord represents and warrants to the Tenant that: (a) the Permitted Use is permitted at the Office Building under all applicable laws and regulations, including, without limitation, under the Zoning Ordinance for the City of Boston and related approvals, and the Permitted Use is allowed under all easement and encumbrance documents; (b) Podium Owner, LP (“Podium Owner”), an affiliate of Landlord, holds fee simple title to all portions of the real property on which the Office Building is located, subject to no mortgage other than the mortgages described on Exhibit I attached hereto; (c) Landlord has a leasehold interest in all portions of the real property on which the Office Building is located pursuant to ground lease between Podium Owner and Landlord; and (d) no other party will have any possessory right to any portion of the Premises as of the Commencement Date.

ARTICLE XII

Assignment and Subletting

12.1	Restrictions on Transfer

(A) Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Article XII shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions of this Article XII.

(B) The following transactions will be deemed assignments for purposes of this Article XII and will require Landlord’s prior written consent in accordance with and subject to the provisions of this Article XII: (i) an assignment by operation of law (other than as a result of a Permitted Transfer, as defined in Section 12.2); (ii) an imposition (whether or not consensual) of a lien, mortgage, or other encumbrance upon Tenant’s interest in this Lease (other than in connection with a general pledge of assets provided no lien, mortgage or other encumbrance is recorded against any part of the Hub Complex in connection therewith); (iii) if Tenant is a partnership or a limited liability company, a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners or members owning, individually or collectively, a controlling interest in Tenant, occurring in one transaction or in a series of related transactions, unless such withdrawal or change is for a bona fide purpose not principally designed to effectuate an assignment or transfer of this Lease; (iv) if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or transfer of a controlling interest of the capital stock of Tenant occurring in one transaction or in a series of related transactions (any of the foregoing, an “M&A Transaction”), except that this clause (iv) will not apply to initial public offerings; and (v) if Tenant is a general partnership, conversion of Tenant from a general partnership to a limited liability partnership.

12.2	Exceptions

(A) For purposes of this Lease, the following terms shall have the following respective meanings:

“Control”: Having both ownership (directly or indirectly) of at least 51% of the entity in question and the power to direct or to cause the direction of the management of the entity in question.

“GAAP”: Generally accepted accounting principles in the United States of America, as in effect from time to time and consistently applied.

“Liable Entities”: Either of the following, as applicable: (i) in the case of an assignment of this Lease to a Permitted Tenant Successor, the “Liable Entities” shall mean, collectively, the Permitted Tenant Successor and each other individual or entity that is liable for Tenant’s obligations under this Lease (if any), or (ii) in the case of an M&A Transaction, the “Liable Entities” shall mean, collectively, Tenant after giving effect to the M&S Transaction (on a pro forma basis) and each other individual or entity that is liable for Tenant’s obligations under this Lease (if any).

“Liquid Assets”: Cash and cash equivalents.

“Permitted Tenant Successor”: Any entity into which Tenant may be converted or with which it may merge, or to any entity purchasing all or substantially all of Tenant’s assets.

“Permitted Transfer”: Any of the following that is permitted pursuant to this Section 12.2: (i) any assignment or sublease of the Premises to a Tenant Affiliate, (ii) any assignment of Tenant’s interest in the Lease to a Permitted Tenant Successor, or (iii) any M&A Transaction.

“Tenant Affiliate”: Any entity that Controls Tenant, is Controlled by Tenant, or that is under common Control with Tenant.

(B) Notwithstanding the foregoing provisions of Section 12.1 above and the provisions of Section 12.3 and 12.4 below, but subject to the provisions of Sections 12.5 and 12.6, (i) Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) to any Tenant Affiliate, and (ii) Tenant shall have the right to (1) assign this Lease to a Permitted Tenant Successor, and (2) effectuate an M&A Transaction, but only if, in the case of an assignment to a Permitted Tenant Successor or an M&A Transaction, both (a) the aggregate net worth of the Liable Entities (as measured in accordance with GAAP) is equal to or greater than the net worth of Tenant (as measured in accordance with GAAP) as of the Execution Date, and (b) the aggregate Liquid Assets of the Liable Entities (as measured in accordance with GAAP) is equal to or greater than the Liquid Assets of Tenant (as measured in accordance with GAAP) as of the Execution Date. Except in the case of a statutory merger, in which case the surviving entity in the merger shall be liable under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Tenant Affiliate or Permitted Tenant Successor.

(C) If any Tenant Affiliate to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a Tenant Affiliate within one year of the assignment or subletting, or if such cessation was contractually contemplated at the time of the assignment or subletting, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

12.3	Landlord’s Recapture Right

Notwithstanding anything to the contrary in the Lease contained, except in connection with a proposed assignment of this Lease or sublease in accordance with Section 12.2, a Permitted Transfer, or any proposed sublease that is not for the entirety of a single floor or more for all of or substantially all of the then-remaining Term (collectively, the “Recapture Exceptions”), in the event Tenant proposes to assign this Lease or enter into any such sublease:

(A) Tenant shall, prior to offering or advertising the Premises, or any portion thereof for sublease or assignment to anyone (other than in connection with any of the Recapture Exceptions), give Landlord a Recapture Offer (as hereinafter defined). Once Tenant has delivered the Recapture Offer, it may begin to show the Premises to prospective subtenants or assignees, provided that it discloses to any such parties that Landlord’s recapture rights have not yet lapsed.

(B) For the purposes hereof a “Recapture Offer” shall be defined as a notice in writing from Tenant to Landlord which:

(a)	States that Tenant desires to sublet the Premises, or a portion thereof, or to assign its interest in this Lease.

(b)	Identifies the affected portion of the Premises (“Recapture Premises”).

(c)	Offers to Landlord to terminate this Lease in respect of the Recapture Premises.

(C) Landlord shall have the Acceptance Period (as hereinafter defined) to accept a Recapture Offer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer, then Landlord agrees that it will not unreasonably withhold or delay its consent to a sublease of the Recapture Premises for all of or substantially all of the then-remaining Term, or an assignment of Tenant’s interest in the Lease, as the case may be, to a Qualified Transferee (as hereinafter defined). The “Acceptance Period” shall be forty-five (45) days after Landlord receives the Recapture Offer.

(D) For the purposes hereof, a “Qualified Transferee” shall be defined as a person, firm or corporation which, in Landlord’s reasonable opinion, satisfies the requirements of Section 12.4. Any dispute as to whether a prospective subtenant or assignee is a Qualified Transferee may be submitted to arbitration pursuant to Section 16.33.

(E) Notwithstanding anything to the contrary in this Section 12.3 contained, if Tenant does not enter into a sublease with a subtenant (or an assignment to an assignee, as the case may be) in accordance with the terms of the Recapture Offer (which sublease or assignment shall remain subject to Landlord approval, as aforesaid), on or before the date that is 365 days after the earlier of: (x) the expiration of the Acceptance Period, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer to terminate this Lease with respect to the Recapture Premises, then Landlord shall have the right arbitrarily to withhold its consent to any subletting or assignment proposed to be entered into by Tenant after the expiration of such 365-day period unless Tenant again offers to Landlord, in accordance with this Section 12.3, to terminate this Lease with respect to the Recapture Premises. If Tenant shall make any subsequent offers to terminate this Lease pursuant to this Section 12.3, any such subsequent offers, shall be treated in all respects as if it is Tenant’s first offer to suspend or terminate the Lease pursuant to this Section 12.3.

(F) Notwithstanding anything to the contrary in this Section 12.3 contained, if Tenant does not enter into a sublease with a subtenant (or an assignment to an assignee, as the case may be) in accordance with the terms of the Recapture Offer (which sublease or assignment shall remain subject to Landlord approval, as aforesaid), before Tenant may enter into such sublease or assignment on alternative terms inconsistent with the Recapture Offer, Tenant shall give Landlord a Recapture Offer in accordance with Section 12.3(A) and Landlord shall have a subsequent right of recapture in accordance with this Section 12.3 with respect to such alternative terms.

In the event that Landlord shall not exercise its recapture rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section, the provisions of Sections 12.4 through 12.7 shall be applicable. In the case of a subletting involving a partial floor where Landlord has exercised its recapture right pursuant to this Section 12.3, Landlord shall be responsible, at its sole cost and expense, for all work necessary to separately physically demise that portion of the Premises which are being terminated from the remainder of the Premises.

This Section 12.3 shall not be applicable to any of the Recapture Exceptions.

12.4	Consent of Landlord

(A) Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.5, 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right or had the right to exercise its termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of three hundred sixty-five (365) days (i) after receipt of Landlord’s notice stating that Landlord does not elect the termination right, (ii) after receipt of the Proposed Transfer Notice (as hereinafter defined) if Tenant shall not have been required to provide Landlord with a Recapture Offer under Section 12.3, or (iii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to assign this Lease or sublet the Premises or portions thereof in accordance with the Proposed Transfer Notice, provided that, in each instance, Tenant obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that Landlord’s consent shall be deemed given hereunder if Landlord shall fail to respond to a Proposed Transfer Notice meeting the requirements of Section 12.5 below within ten (10) business days after receipt thereof from Tenant; provided that such Proposed Transfer Notice, in bold 14 point type, advises Landlord of the fact that if Landlord fails to respond within the ten (10) business day period, Landlord shall be deemed to have consented to the proposed sublease or assignment in question, in accordance with this Section 12.4.

(B) Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)	the proposed assignee or subtenant is not then a tenant or subtenant of the Office Building or Hub Complex or is in active negotiation with Landlord or a Hub Owner for premises in the Office Building or elsewhere in the Hub Complex (as evidenced by Landlord’s or a HubOwner’s receipt of a proposal or counter-proposal from such prospective tenant or subtenant prior to Tenant’s receipt of a proposal or counter-proposal from such prospective tenant or subtenant; withdrawal of any such proposal or counter-proposal by the proposed assignee or subtenant shall not act to change such party’s status as being in “active negotiation” with Landlord or Tenant, as the case may be) and Landlord has existing space that satisfies such party’s needs;

(b)	the proposed assignee or subtenant is not of a character consistent with the operation of a first-class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency whose use is not consistent with the first-class nature of the other tenancies in the Office Building);

(c)	in the case of an assignment, the proposed assignee does not possess adequate financial capability to perform the Tenant obligations as and when due or required (recognizing, however, that the originally named Tenant will also remain liable therefor);

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof;

(e)	the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall be likely to materially increase (i) Operating Expenses beyond that which Landlord now incurs for use by Tenant, or (ii) the burden on elevators or other Building Systems or equipment over the burden prior to such proposed subletting or assignment;

(f)	there shall be existing a monetary or material non-monetary Event of Default;

(g)	any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates;

(h)	the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease (where such holder has approval rights pursuant to the terms and provisions of the applicable mortgage or ground lease);

(i)	due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Office Building or elsewhere in the Hub Complex; or

(j)	if Tenant is in default of its monetary or material non-monetary obligations under the Lease beyond any applicable notice or cure periods at the time that it makes a Recapture Offer to Landlord in accordance with Section 12.3 above, such default shall be deemed to be a “reasonable” reason for Landlord withholding its consent to any proposed subletting or assignment.

(C) If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within three hundred sixty-five (365) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.3 shall be applicable.

12.5	Tenant’s Notice

Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the material provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant and the principal(s) thereof, (b) in the case of a proposed assignment pursuant to Section 12.4, such information as to the proposed assignee’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 12.4 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and Hub Complex Mortgagees on a confidential basis), (c) all of the material terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 12.4, all other information reasonably necessary to make the determination referred to in Section 12.4 above and (e) in the case of a Permitted Transfer pursuant to Section 12.2 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.2. The Proposed Transfer Notice shall be given by Tenant to Landlord on or before the time that Tenant requests Landlord’s consent to the proposed assignment or sublease in question. Notwithstanding the foregoing, with respect to a proposed assignment, sublease, or other transfer which is permitted without Landlord’s consent pursuant to Section 12.2, Tenant shall give such Proposed Transfer Notice to Landlord on or before the date ten (10) business days prior to the occurrence of the proposed assignment, sublease or transfer, except that if Tenant is subject to a confidentiality obligation by operation of a Legal Requirement or by contractual obligation in connection with such assignment, sublease or transfer, then Tenant shall give such Proposed Transfer Notice to Landlord as soon as it is legally permitted to do so, but not later than the date five (5) business days after the occurrence of the proposed assignment, sublease or transfer in question.

12.6	Profit on Subleasing or Assignment

In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than a Permitted Transfer) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent, and other charges to be paid pursuant to this Lease, fifty percent (50%) of the Assignment/Sublease Profits (as hereinafter defined), if any, shall be paid to Landlord.

The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the Assignment/Sublease Net Revenues as hereinafter defined over (b) the Annual Fixed Rent, Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums actually payable either initially or over the term of the sublease or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, advertising and marketing costs, rent concessions, attorneys’ fees, architect and construction management fees, and alteration expenses and allowances, including costs to demise any sublease space, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, or as soon thereafter as practical if all costs are not known at that time. In calculating Assignment/Sublease Net Revenues, all Sublease/Assignment Costs shall be deducted “up front” from Assignment/Sublease Revenues, such that there shall be no Assignment/Sublease Net Revenues until all Sublease/Assignment Costs have been fully recovered by Tenant.

All payments of the Assignment/Sublease Profits due to Landlord hereunder shall be made within ten (10) days of receipt of same by Tenant.

12.7	Additional Conditions

(A) It shall be a condition of the validity of any assignment consented to under Section 12.4 above, that both Tenant and the assignee enter into a separate written instrument (“Assignment Consent Agreement”) directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the Annual Fixed Rent, Additional Rent, and other amounts provided for under this Lease and (b) to comply with the provisions of this Article XII. Furthermore, with respect to an assignment as of right under Section 12.2 above which is not a merger with Tenant as the surviving entity, Tenant and such assignee shall enter into an Assignment Consent Agreement promptly following such assignment. It shall be a condition of the validity of any sublease consented to under Section 12.4 above, that both Tenant and the sublessee enter into a separate written instrument (“Sublease Consent Agreement”) directly with Landlord in a form and containing terms and provisions reasonably required by Landlord. Furthermore, with respect to a subletting as of right under Section 12.2 above, Tenant and such sublessee shall enter into a Sublease Consent Agreement in form reasonably satisfactory to Landlord, Tenant and such sublessee promptly following such subletting. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder, and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, and at Landlord’s option, upon the termination or expiration of this Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B) As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the lesser of (i) $1,000.00 (which amount Landlord may increase from time to time by the percentage increase in CPI in effect on the Execution Date to the CPI then in effect at the time of increase), and (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect Annual Fixed Rent, Additional Rent, and other charges from the assignee, sublessee or occupant and apply the net amount collected to the Annual Fixed Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of this Article XII, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) The consent by Landlord to an assignment or subletting under any of the provisions of Sections 12.2 or 12.4 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting (except where such consent is not required pursuant to Section 12.2).

(E) On or after the occurrence of any monetary or material non-monetary Event of Default, Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits accruing during the pendency of such Event of Default provided that, if such Event of Default is cured prior to the termination of this Lease, Tenant’s share of any such Assignment/Sublease Profits shall be applied as a credit against Annual Fixed Rent or Additional Rent, as applicable, being due and payable hereunder.

(F) Without limiting Tenant’s obligations under Article IX, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

(G) In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations and be reasonably approved by Landlord, including, without limitation, all requirements concerning access and egress; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises; and (iii) at any given time, there shall be no more than fifteen (15) subleases in total, and no more than four (4) on any given floor.

(H) No subletting or assignment shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under the Lease.

ARTICLE XIII

Indemnity and Insurance.

13.1	Tenant’s Indemnity

(a)

Indemnity. To the fullest extent permitted by law, but subject to Section 13.14, and to the extent not resulting from any negligence or willful misconduct of the Landlord Parties (as hereinafter defined), Tenant agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party to the extent arising from or claimed to have arisen from (i) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant

Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (ii) any accident, injury or damage whatsoever occurring outside the Premises but within the Office Building or the Garage, or on common areas or the Hub Complex, where such accident, injury or damage results, or is claimed to have resulted, from any negligence or willful misconduct on the part of any of the Tenant Parties; or (iii) any breach or default by Tenant in the performance or observance of its covenants or obligations under this Lease (but only to the extent that Landlord is subject to a claim asserted by a third party by reason of such breach). This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease. The indemnification rights of the Landlord Parties provided in this Lease are their exclusive indemnification rights with respect to this Lease. Landlord Parties waive any additional rights to indemnification they may have against Tenant Parties with respect to this Lease under common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages in fact result from matters included in Landlord’s indemnity in Section 13.2.

(b)	No limitation. The indemnification obligations under this Section 13.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(c)	Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.

(d)	Survival. The terms of this Section 13.1 shall survive any termination or expiration of this Lease.

(e)

Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

(f)	Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Office Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

13.2	Landlord’s Indemnity.

Subject to the limitations in Section 16.24, Section 13.2, Section 13.3 and Section 13.13 of this Article, and to the extent not resulting from the negligence or willful misconduct of the Tenant Parties, Landlord agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Hub Complex after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord’s agents or employees, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease (but only to the extent that Tenant is subject to a claim asserted by a third party by reason of such breach). Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The provisions of this Section 13.2 shall not be applicable to (i) the holder of any Hub Complex Mortgagee (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents), or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by either of the foregoing. The indemnification rights of Tenant provided in this Lease are its exclusive indemnification rights with respect to this Lease. Tenant waives any additional rights to indemnification it may have against Landlord Parties with respect to this Lease under common law.

13.3	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Office Building and the Hub Complex as Tenant is given the right to use by this Lease at Tenant’s own risk. Except as otherwise provided in this Lease, the Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Office Building or the Hub Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Office Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Office Building or the Hub Complex, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Office Building or the Hub Complex, or from drains, pipes or plumbing fixtures in the Office Building or the Hub Complex. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Office Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law until the expiration or earlier termination of the Lease Term and during such further period as Tenant or anyone acting by, through or under Tenant may use or be in occupancy of all or any part of the Premises or the Office Building.

13.4	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be Ten Million and 00/100 Dollars ($10,000,000.00) per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Office Building or on the Property, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as may be reasonably determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same upon written request therefor (unless such evidence has already been provided to Landlord pursuant to Section 13.9).

13.5	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of this Lease, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant’s Property, remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of or have access to, any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” or equivalent type insurance coverage with respect to any of the following (collectively “Tenant’s Property”): (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, (ii) all additions, alterations and improvements made by or on behalf of the Tenant in the Premises (except to the extent paid for by Landlord in connection with this Lease) or existing in the Premises as of the Execution Date (“Leasehold Improvements”), and (iii) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties. At the request of Landlord, Tenant shall provide to Landlord a detailed description of the Leasehold Improvements made by or on behalf of Tenant and the costs thereof. The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall such insurance be in an amount less than the Annual Fixed Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this section for Leasehold Improvements. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article XIV. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article XIV), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

13.6	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term any of Tenant’s Property remains on the Premises or as Tenant or anyone acting by, through or under Tenant may use, be in occupancy of, or have access to the Premises or any portion thereafter, (1) automobile liability insurance (covering any automobiles owned or operated by Tenant at the Office Building, or the Hub Complex); (2) worker’s compensation insurance carrying minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time); and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

13.7	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall (1) be reasonably acceptable in form and content to Landlord, and (2) Tenant shall immediately notify Landlord upon any cancellation, failure to renew, reduction of amount of insurance, or change in coverage with respect to any such insurance. All commercial general liability, excess/umbrella liability and automobile liability insurance policies shall be primary and noncontributory. No such policy shall contain any self-insured retention greater than Five Hundred Thousand and 00/100 Dollars ($500,000.00) for property insurance and Twenty Five Thousand and 00/100 Dollars ($25,000.00) for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 13.14 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

13.8	Additional Insureds

To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 13.6 of this Lease or any other provision of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 13.8 must provide coverage to the Additional Insureds that is primary and non-contributory.

13.9	Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter and at the time of renewal of each policy for which a certificate must be furnished (acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached as Exhibit K, however, other forms of certificates may satisfy the requirements of this Section 13.9). Failure by the Tenant to provide the certificates required by this Section 13.9 shall not be deemed to be a waiver of the requirements in this Section 13.9.

13.10	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 13.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 13.10 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

13.11	No Violation of Building Policies

Tenant shall not knowingly commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Hub Complex and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Hub Complex or the property of Landlord in amounts reasonably satisfactory to Landlord.

13.12	Tenant to Pay Premium Increases

If and solely to the extent that, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Hub Complex or on the property and equipment of Landlord or any other tenant or subtenant in the Office Building shall be higher than they otherwise would be, and if Tenant fails to cure such condition within thirty (30) days after Tenant receives written notice from Landlord of such condition, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Office Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Office Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand. Landlord agrees that Tenant shall have no obligation to make any payment to Landlord pursuant to the provisions of this Section 13.12 based upon the use of the Premises for general business offices (i.e. as opposed to the manner of use of the Premises).

13.13	Landlord’s Insurance

(a)	Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Office Building on an “all risk” or equivalent type insurance form, with customary exceptions, subject to such deductibles and self insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Office Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures made or installed by or on behalf of Tenant located at the Premises (including pursuant to Exhibit B-1 attached hereto) to the extent paid for by Landlord (collectively, “Landlord Insured Items”). The cost of such insurance shall be treated as a part of Operating Expenses for the Office Building. Such Insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

(b)	Optional insurance. Landlord may maintain such additional insurance with respect to the Office Building and the Hub Complex, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance; provided that: (i) so long as Landlord is an affiliate of Boston Properties Limited Partnership or so long as an affiliate of Boston Properties Limited Partnership owns the Office Building, such insurance is consistent with the insurance coverages then being carried by Landlord and its affiliates on office buildings in New England, and (ii) if neither Landlord nor an affiliate of Boston Properties Limited Partnership owns the Building, such insurance is consistent with the insurance coverages then being carried by landlords of other first-class office buildings in the Downtown Boston Market. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Property. The cost of all such additional insurance shall also be part of the Operating Expenses for the Building. Landlord may also maintain such other insurance as may from time to time be required by any Hub Complex Mortgagee. The cost of all such additional insurance shall also be part of the Operating Expenses for the Office Building.

(c)	Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses for the Office Building shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Office Building.

(d)	No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

13.14	Waiver of Subrogation

To the fullest extent permitted by law, and notwithstanding any term or provision of this Lease to the contrary, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

13.15	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects in first class office buildings in the Market Area. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 13.15 shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 13.15.

ARTICLE XIV

Fire, Casualty and Taking

14.1	Damage Resulting from Casualty

(A) Landlord shall, within sixty (60) days after a fire or other casualty damages the Podium Building or any part thereof, deliver to Tenant an estimate (“Casualty Restoration Estimate”) from a reputable engineering or contractor firm as to the period of time which such firm estimates will be required to substantially complete the work necessary to repair the damage caused by such fire or other casualty (“Estimated Restoration Period”). If the Estimated Restoration Period exceeds two hundred forty (240) days from the date of such fire or casualty (“Outside Restoration Period”), Landlord may, at its election, terminate this Lease by notice given to Tenant at the time that Landlord delivers the Casualty Restoration Estimate; provided that Landlord also terminates the leases of all tenants of premises in the Office Building that have been similarly affected by such fire or other casualty and that are subject to leases that the Landlord has the right to terminate. If the Estimated Restoration Period exceeds the Outside Restoration Period, and the fire or other casualty materially adversely affects Tenant’s use of, or access to, the Premises, Tenant may, at its election, terminate this Lease by written notice given within sixty (60) days after Tenant receives the Casualty Restoration Estimate. In the event that the Lease is terminated by either party, as aforesaid, the termination notice given by such party shall specify the effective date of termination which shall not be less than sixty (60) days nor more than ninety (90) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions. Notwithstanding the foregoing, with respect to a fire or casualty occurring during the last eighteen (18) months of the Lease Term as it may have been extended, the Outside Restoration Period shall be one hundred fifty (150) days after the date of the fire or casualty in question.

(B) If the Podium Building or any part thereof is damaged by fire or casualty and this Lease is not so terminated, or neither party has the right to terminate this Lease, and in either such case the holder of any mortgage that includes the Podium Building as a part of the mortgaged premises or any ground lessor of any ground lease that includes the Podium Building as part of the premises demised thereunder allows the net insurance proceeds to be applied to the restoration of the Podium Building, then Landlord shall, at its expense (but only to the extent of the net proceeds that are available from the insurance Landlord is required to carry under this Lease or would have been available if such insurance were obtained), proceed with diligence, subject to the then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, to repair or cause to be repaired such damage, including any damaged portion of the Landlord Insured Items. If Landlord is proceeding with the restoration of the Podium Building and the Premises, then Landlord shall also restore, at Tenant’s expense, any alterations, additions or improvements within the Premises that are part of Tenant’s Property (i) that were previously approved by Landlord in accordance with the terms and provisions of this Lease, and (ii) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 13.4 and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request; provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant). A just proportion of the Annual Fixed Rent, the Operating Expenses Allocable to the Premises and the Landlord’s Tax Expenses Allocable to the Premises according to the nature and extent of the injury to the Premises shall be abated from the date of casualty until the Premises (including the Landlord Insured Items, but excluding Tenant’s Property) shall have been restored as nearly as practicably may be to the condition in which they were in immediately prior to such fire or other casualty. Landlord shall not be liable for delays in the making of any such repairs nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage (but the foregoing shall not affect Tenant’s termination rights set forth in this Article XIV).

(C) If (i) the Podium Building or any part thereof is damaged by fire or other casualty and the holder of any mortgage that includes the Podium Building as a part of the mortgaged premises or any ground lessor of any ground lease that includes the Podium Building as part of the premises demised thereunder does not allow the net insurance proceeds to be applied to, or such net proceeds are otherwise insufficient for, the restoration of the Podium Building, and (ii) Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Podium Building, then Landlord shall give notice (“Landlord’s Insufficient Insurance Proceeds Notice”) to Tenant within sixty (60) days after the date of such casualty that Landlord does not elect to fund the amount of the insufficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant’s receipt of Landlord’s Insufficient Insurance Proceeds Notice (the effective date of which termination shall not be less than thirty (30) days after the date of such notice of such termination).

(D) If (i) Landlord is obligated or otherwise elects to effect restoration of the Premises and (ii) the restoration is not completed on or before the date (as extended by any period of up to four (4) months for any delay in completion of the restoration due to Force Majeure, “Outside Restoration Date”) that is the later of: (1) the last day of the Outside Restoration Period, and (2) the last day of the Estimated Restoration Period, then Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the Outside Restoration Date until the restoration is substantially completed. Any such termination by Tenant under this Section 14.1(D) shall take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice with the same force and effect as if such date were the date originally established as the expiration date hereof unless the restoration is substantially completed within such thirty (30) day period, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect.

(E) As used in this Lease, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control in all events not known to Landlord when it derives the estimate of the time to restore or attributable to Tenant’s action or inaction. A party shall have the right to invoke the benefit of the Force Majeure provisions of this Article XIV only if (a) it advises the other party of the occurrence of the Force Majeure event within three (3) business days after it becomes aware thereof and (b) such party uses commercially reasonable efforts to mitigate the impact of such Force Majeure event to the extent it within such party’s reasonable ability to do so under the circumstances).

14.2	Rights of Termination for Uninsured Casualty

If, after the Commencement Date, all or any portion of the Office Building or all or any portion of the Podium Building that is required to support or operate the Office Building is damaged by fire (including, without limitation, damage caused by smoke) or other casualty (i) at any time by an occurrence that is not covered by the insurance Landlord is required to obtain under this Lease and the cost to repair such damage exceeds five percent (5%) of the then fair market value of the Office Building immediately before such casualty, or (ii) Landlord elects to demolish the Office Building and terminate the leases for substantially all of the space in the Office Building, or (iii) at any time during the last eighteen (18) months of the Lease Term (taking into account any extension option term that has not lapsed unexercised), if Landlord reasonably estimates that the time to repair such damage would exceed six (6) months or (iv) such fire or casualty requires such substantial alteration or reconstruction of the Office Building that the damage cannot, in the ordinary course, reasonably be expected to be repaired within ten (10) months from the date of such fire or casualty as reasonably determined by Landlord and Landlord terminates the leases for substantially all of the space in the Office Building, then, in any such events, this Lease and the Term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following such fire or other casualty, the effective termination date of which shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant.

14.3	Rights of Termination for Taking

(A) If the Podium Building, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes (with the inability to use, or have reasonable access to, more than twenty-five percent (25%) of the Premises as the same were configured prior to the taking being deemed to render the balance “unsuitable for Tenant’s purposes”), shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

(B) If (i) so much of the Podium Building or Hub Complex shall be so taken that continued operation of the Podium Building would be uneconomic as determined by Landlord in its reasonable discretion, or (ii) access to the Podium Building shall be taken (such that Tenant and other tenants of the Podium Building do not have any reasonable practical means of access to their premises for purposes of use and occupancy), Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). Landlord agrees not to exercise such termination right in a discriminatory manner insofar as any election Landlord makes, or refrains from making, pursuant to any termination right Landlord may have with respect to other tenants of the Podium Building whose premises are similarly affected. If Landlord shall give such notice to Tenant hereunder, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

(C) Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Podium Building (or any portion thereof) as part of the mortgaged premises or any ground lessor of any ground lease which includes the Podium Building (or any portion thereof) as part of the demised premises thereunder allows the net condemnation proceeds to be applied to the restoration of the Podium Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable. Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it. If such net condemnation proceeds are not allowed by such mortgagee or ground lessor to be applied to, or are otherwise insufficient for, the restoration of the Podium Building and if Landlord does not otherwise elect to spend the additional funds necessary to fully restore the Podium Building, then Landlord shall give notice (“Landlord’s Insufficient Condemnation Proceeds Notice”) to Tenant that Landlord does not elect to fund the amount of the insufficiency and Tenant shall thereafter have the right to terminate this Lease by providing Landlord with a notice of termination within thirty (30) days after Tenant’s receipt of Landlord’s Insufficient Condemnation Proceeds Notice (the effective date of which termination shall not be less than sixty (60) days after the date of such notice of such termination).

(D) If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, Additional Rent and other charges due under the Lease shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Additional Rent and other charges due under the Lease shall be abated for the remainder of the Lease Term.

14.4	Award

Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Podium Building, the Hub Complex, and the Garage and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation. However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures so taken or relocation, moving and other dislocation expenses.

ARTICLE XV

Default

15.1	Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default” a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:

(a)	Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) days after written notice from Landlord thereof; or

(b)	Landlord having rightfully given the notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or

(c)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease and shall fail to cure such violation within thirty (30) days after Tenant receives written notice of such violation from Landlord; or

(d)	Tenant shall fail to maintain general liability insurance as required pursuant to Section 13.3 or fails to comply with its obligations pursuant to Section 9.4 with respect to the discharge or bonding over of liens, and such failure continues for three (3) days after notice from Landlord to Tenant thereof; or

(e)	Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after written notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or

(f)	The estate hereby created shall be taken on execution or by other process of law; or

(g)	Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or

(h)	Tenant shall judicially be declared bankrupt or insolvent according to law; or

(i)	a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or

(j)	any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within sixty (60) days after the institution of the same; or

(k)	Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding.

15.2	Termination; Re-Entry

Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any waiver of a former breach of covenant or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.

In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Premises and remove therefrom Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.

15.3	Continued Liability; Re-Letting

(A) If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s reasonable expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.

(B) Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event that this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Office Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Office Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Office Building.

(C) Landlord may elect, as an alternative to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time within 24 months after the termination of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate equal to the Treasury bond rate (“Discount Rate”) in effect at such time for bonds having a maturity date which is the same as the date that the Term of this Lease would have expired but for Tenant’s default, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at the Discount Rate, of the Annual

Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.3(C), the total rent shall be computed by assuming the Landlord’s Tax Expenses Allocable to the Premises under Section 6.2 and the Operating Expenses Allocable to the Premises under Section 7.5 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

(D) Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

15.4	Waiver of Redemption

Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

15.5	Landlord’s Default

(A) Except as otherwise expressly provided in this Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

(B) The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE XVI

Miscellaneous Provisions

16.1	Waiver

(A) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall in no event be deemed to be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.

(B) No waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(C) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

16.2	Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which either Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

16.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Landlord agrees that, subject to the terms of Section 4.2, above, upon Tenant’s paying the Annual Fixed Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of the Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

16.4	Surrender

(A) No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B) Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5. In lieu of making the repairs, removals and restorations required under this Lease at the time of surrender, Tenant may elect instead to pay Landlord the reasonably estimated cost of satisfying such obligations, with disputes subject to arbitration in accordance with Section 16.33 (but the resolution of such arbitration shall be the payment of money only, and Tenant shall have no obligation to perform the repair, removal or restoration obligations at issue, and its failure to have performed such obligations shall not constitute holdover or be subject to specific enforcement remedies); provided, however, in order to elect to make such payment, Tenant shall give Landlord notice of its intention to elect to may such payment in lieu of making such repairs, removals and restorations required under this Lease at least one-hundred twenty (120) days prior to the expiration or earlier termination of this Lease.

16.5	Brokerage

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.1 hereof (the “Approved Broker”), and in the event any claim is made against the Landlord relative to dealings with brokers other than the Approved Broker, Tenant shall defend the claim against Landlord with counsel of Landlord’s selection first reasonably approved by Tenant and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the Approved Broker, and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Approved Broker, Landlord shall defend the claim against Tenant with counsel of Tenant’s selection first reasonably approved by Landlord and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Approved Broker pursuant to a separate agreement between Landlord and the Approved Broker.

16.6	Invalidity of Particular Provisions

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

16.7	Provisions Binding, Etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.

16.8	Recording; Confidentiality

(A) Each of Landlord and Tenant agree not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory Landlord and Tenant. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

(B) Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. In connection with the foregoing, it is acknowledged and agreed that Tenant will be required by applicable governmental regulations to disclose this Lease in its public filings with the United States Securities and Exchange Commission, and such disclosures shall not violate this Section 16.8.

16.9	Notices and Time for Action

(A) Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

(i) If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice), with a copy to Landlord, Attention: Regional General Counsel.

(ii) If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

(B) Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

(C) Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

(D) Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

(E) Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.

16.10	When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Each of Landlord and Tenant represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of such party has been duly authorized to do so.

16.11	Paragraph Headings

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

16.12	Rights of Mortgagee

(A) This Lease shall be subject and subordinate to any mortgage now or hereafter encumbering the Office Building (or any part thereof), and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor (and Tenant’s rights under Section 3.6 and Article X shall be subject and subordinate to any mortgage now or hereafter on the Garage (or any part thereof) or the Office Tower Parcel (or any part thereof), respectively, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor), provided that in the case of a future mortgage, the holder of such mortgage agrees to recognize the right of Tenant to use and occupy the Premises (or, in the case of the holder of any mortgage now or hereafter on Office Tower Parcel (or any part thereof) or the Garage (or any part thereof), Tenant’s rights under Section 3.6 or Article 10, respectively) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, and as a condition to such subordination with respect to any future mortgage, Tenant shall execute and deliver promptly such instruments of subordination and non-disturbance in the customary form used by the holder of such mortgage, with such commercially reasonable changes as Tenant may request.

(B) In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord.

(C) If any holder of a mortgage that includes the Premises, executed and recorded prior to the Execution Date, shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

(D) If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that (i) such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder, and (ii) Landlord shall be responsible for the payment of all reasonable costs incurred by Tenant in complying with such request, such as, for example, reasonable attorneys’ fees.

16.13	Rights of Ground Lessor

If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein (or the interest of the owner of the Garage or the Office Tower Parcel is acquired by another party and simultaneously leased back to such owner), then unless such ground lease provides by its terms that it is subordinate to this Lease, Landlord (or the owner of the Garage or Office Tower Parcel, as applicable) shall cause the holder of the ground lessor’s interest in such lease to enter into a recognition agreement, in the customary form of such holder, with such commercially reasonable changes as Tenant may request, with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the right of Tenant to use and occupy the Premises (or, in the case of the ground lessor of the Office Tower Parcel or the Garage, Tenant’s rights under Section 3.6 or Article 10, respectively) upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its “Landlord” and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder (or, in the case of the Office Tower Parcel or the Garage, the owner thereof) under such ground lease. No such ground lease shall materially adversely affect Tenant’s rights under this Lease or have a material adverse effect on Tenant (including by increasing the Operating Expenses or Landlord’s Tax Expenses or other charges for which Tenant may become liable or responsible hereunder).

16.14	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises, the Office Tower Parcel or the Garage as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord or the owner of the Office Tower Parcel or the Garage as ground lessee, which includes the Premises, the Office Tower Parcel or the Garage as a part of the leased premises, no notice from Tenant to Landlord, or to the owner or ground lessee of the Office Tower Parcel or the Garage, as applicable, shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the Premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest) or on a leasehold interest of the owner of the Office Tower Parcel or the Garage. If any mortgage is listed on Exhibit I then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 16.14.

16.15	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant or under a non-disturbance agreement or other agreement with Tenant, specifically otherwise elect; and

(b)

That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. In no event shall the acquisition of title to the Office Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor enters into a subordination, non-disturbance and attornment agreement (in the customary form of such purchaser-lessor, with such commercially reasonable changes as Tenant may request), whereby the purchaser-lessor agrees to recognize the rights of Tenant under this Lease upon the payment of rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease (Tenant hereby covenanting and agreeing to enter into such agreement, promptly upon Landlord’s request). For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

16.16	Status Report and Financial Statements

(A) Recognizing that each of Landlord and Tenant may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, each party (the “Non Requesting Party”) on the request of the other party (the “Requesting Party”) made from time to time, will furnish to the Requesting Party within twenty (20) days after receipt of written request therefor, addressed to any existing or potential holder of any mortgage encumbering the Premises or any Hub Complex Mortgagee or any potential purchaser of the Premises, the Office Building, or the Hub Complex, or a Permitted Transferee (each an “Interested Party”) a statement of the status of any reasonable matter pertaining to this Lease customarily included in such statements, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease; provided, however, that in the event that either party is requested to provide more than one (1) such statement in any twelve (12) month period, the Requesting Party shall be responsible for the payment of all reasonable costs incurred by the Non-Requesting Party in providing such statements, including, without limitation, attorneys’ fees. The Requesting Party and any Interested Party shall have the right to rely upon any such status statement provided by the Non-Requesting Party pursuant to the provisions of this Section 16.16.

(B) Unless and for so long as Tenant is not a publicly traded entity with financial statements that are freely available to the public which are certified to the governmental regulatory authorities, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, as reasonably requested by Landlord including, but not limited to, financial statements for the past three (3) years; provided that Landlord agrees that it will deliver a confidentiality agreement to Tenant, in form reasonable acceptable to Tenant, as a condition to its receipt of such financial statements.

(C) Any non-publicly-available financial statements (which financial statements shall be certified to Landlord by Tenant’s chief financial officer or by a certified public accountant reasonably satisfactory to Landlord) delivered pursuant to this Section 16.16 may be relied upon by any Interested Party.

16.17	Self-Help

(A) If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed beyond applicable grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) business days’ written notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the annual rate equal to the sum of (a) the base rate from time to time announced by Bank of America, N.A. or its successor as its prime or base rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to the Landlord within thirty (30) days of Landlord’s furnishing Tenant an invoice therefor, accompanied by reasonable substantiation, and Tenant covenants to pay any such sum or sums with interest as aforesaid if not timely paid. If Tenant fails to reimburse Landlord for the sums paid by Landlord within thirty (30) days of Landlord’s invoice (together with supporting documentation), and Tenant has not, within ten (10) business days of its receipt of such invoice, given written notice to Landlord objecting to such demand, then the amount invoiced by Landlord, as set forth above, shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

(B) If Landlord shall at any time fail to perform any Tenant Self-Help Obligation (as hereinafter defined), and (except in the case of emergency) should such failure continue beyond applicable grace periods, Tenant may, but shall not be obligated so to do, after (i) ten (10) business days’ written notice to and demand upon Landlord, or (ii) in the event of an emergency, reasonable prior notice under the circumstances (which notice may be oral), explicitly setting forth the basis for Tenant’s claim of default and specifying that Tenant intends to invoke Tenant’s rights under this Section 16.17(B) (“Tenant’s Self Help Notice”), and without waiving, or releasing Landlord from, any obligations of Landlord in this Lease contained, perform such Tenant Self-Help Obligation in such manner and to such extent as may be reasonably necessary. For the purposes hereof, “Tenant Self-Help Obligations” shall be defined as any service, maintenance, repair or other obligation that Landlord is obligated to provide or perform pursuant to the provisions of this Lease, except for any service, maintenance or repair which might affect other tenants or occupants of the Podium Building. Without limiting the foregoing, maintenance and repairs to the roof, structure, Building Systems shall not be considered to be Tenant Self-Help Obligations. All sums reasonably so incurred and paid by Tenant and all reasonable and necessary costs and expenses of Tenant incidental to Tenant’s proper exercise of self-help rights pursuant to this Section 16.17(B), together with interest thereon at the annual rate equal to the sum of (a) the base rate from time to time announced by Bank of America, N.A. or its successor as its prime or base rate and (b) two percent (2%) (but in no event greater than the maximum rate permitted by applicable law), from the date of the making of such expenditures by Tenant, shall be payable to the Tenant within thirty (30) days of Tenant’s furnishing Landlord an invoice therefor, accompanied by reasonable substantiation, and Landlord covenants to pay any such sum or sums with interest as aforesaid if not timely paid. If Landlord fails to reimburse Tenant for the sums paid by Tenant within thirty (30) days of Tenant’s invoice (together with supporting documentation), and Landlord has not, within ten (10) business days of its receipt of such invoice, given written notice to Tenant objecting to such demand, then subject to the last sentence of this paragraph, Tenant shall have the right to offset the amount of such sums demanded by Tenant against the Annual Fixed Rent and Additional Rent payable under this Lease until offset in full. Notwithstanding the foregoing, Tenant shall have no right to reduce any monthly installment of Annual Fixed Rent by more than 20% of the amount of Annual Fixed Rent which would otherwise have been due and payable by Tenant to Landlord, unless the aggregate amount of such deductions over the remainder of the Lease Term (as the same may have been extended) will be insufficient to fully reimburse Tenant for the amount demanded by Tenant, in which event Tenant may effect such offset by making deductions from each monthly installment of Annual Fixed Rent in equal monthly amounts over the balance of the remainder of the Lease Term.

(C) Any dispute pursuant to the provisions of this Section 16.17 shall be subject to arbitration in accordance with the provisions of Section 16.33 hereof.

16.18	Holding Over

(A) Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (i) 200% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the rate payable under the terms of this Lease immediately prior to the commencement of such holding over, and (ii) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. Notwithstanding the foregoing, for the first sixty (60) days of any holding over, the percentage figure set forth above shall instead be 150%.

(B) In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Notwithstanding the foregoing, however, Tenant shall not be liable for indirect or consequential damages incurred by Landlord during the No Consequential Damages Period. The “No Consequential Damages Period” shall mean (i) the first sixty (60) days of any holding over by Tenant, and (ii) the sixty-first (61st) through one hundred twentieth (120th) day of such holding over, unless Landlord has delivered a notice (“Holdover Warning Notice”) to Tenant that Landlord has leased the Premises or a portion thereof to another party and Tenant’s failure to vacate the Premises, or portion thereof, as applicable, may expose Landlord to damages or liability to such party, and Tenant fails to vacate the Premises, or portion thereof, as applicable, within thirty (30) days thereafter, whereupon any period which is (x) beyond the sixty-first day of such holding over and (y) beyond the thirtieth (30th) day after the Holdover Warning Notice shall be excluded from the No Consequential Damages Period.

(C) Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Office Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

16.19	Entry by Landlord

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 7.1 and 7.2 and Exhibit B), and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the term of this Lease as it may have been extended and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees.

In the event Tenant sends a notice alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord’s access to the Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Section 16.19 and Section 16.17 in such manner as Landlord deems necessary in its sole discretion to remedy such dangerous or unsafe condition.

16.20	Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute; provided however, that the forgoing shall not limit or affect Tenant’s rights under Section 7.5(D). Furthermore, except as otherwise set forth in Article VII, if Landlord has not rendered to Tenant a statement of Additional Rent within two years after Landlord was billed for the amount in question, then Tenant shall have no obligation to pay the amount in question. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under this Lease concerning the provisions of such service.

16.21	Late Payment

(A) Subject to the provisions of this Section 16.21, if Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes due and payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. or its successor from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. However, not more than twice per calendar year, the aforesaid late charge will not be imposed until five (5) days after written notice of such delinquency is given to Tenant, in which case the aforesaid late charge shall be due only if such delinquency fails to be cured within such five (5) day period. Additionally, in the case where Tenant is entitled to such additional five (5) day cure period after notice, as provided above, interest on the

Outstanding Amount shall not begin to accrue until the day following such five (5) day grace period. The aforesaid late charge and interest accrued upon any Outstanding Amount shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

(B) Landlord agrees to waive the late charges due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) business days of the Due Date (provided further that if such payment is not received within the aforesaid five (5) business day period, interest on the Outstanding Amount will accrue as of the original Due Date). Any other late payments during that same calendar year shall be subject to the imposition of the late charge immediately following the Due Date as set forth above.

16.22	Counterparts

This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.23	Entire Agreement

This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

16.24	Landlord Liability

Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Office Building and the uncollected rents, issues and profits therein, and, subject to the rights of any mortgagee of Landlord which is unrelated to Landlord, and of Landlord to use such proceeds or awards for reconstruction, the insurance proceeds and taking awards therefor, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Office Building and the uncollected rents, issues and profits therein, as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except (i) in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same, and (ii) as set forth in Section 14.3 of this Lease. In no event shall either party ever be liable for any indirect or consequential damages or loss of profits or the like, except that the foregoing limitation of liability shall be inapplicable to Tenant’s obligations and liabilities under Section 16.18 of this Lease (subject to the limitations set forth in Section 16.18(B)).

16.25	No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

16.26	Security Deposit

(A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of $4,816,248 and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 16.26, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”).

(B) The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit J, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (iv) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit.

(C) Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 16.26.

(D) Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit.

(E) Upon the occurrence of any default of Tenant, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 16.26. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

(F) If Tenant is not then in default and has performed all of its obligations under this Lease (including, without limitation, its obligation to pay all Annual Fixed Rent), Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.26, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

(G) On each anniversary of the Commencement Date commencing with the third (3rd) anniversary of the Commencement Date (each, a “Scheduled Reduction Date”), Landlord shall reduce the then-current amount of the Security Deposit by $802,708.00 (each, a “Reduction”), but only if each of the following conditions (the “Reduction Conditions”) is satisfied: (i) Tenant has not been in monetary or material non-monetary default under this Lease in the three (3) month period immediately preceding the applicable Scheduled Reduction Date, (ii) if Tenant is leasing any space in the Office Tower, Tenant has not been in monetary or material non-monetary default under its lease for space in the Office Tower in the three (3) month period immediately preceding the applicable Scheduled

Reduction Date, (iii) the reduction would not reduce the amount of the Security Deposit to less than $1,605,416.00, (iv) Tenant’s Adjusted EBITDA (as hereinafter defined) for the fiscal quarter most recently ended prior to the Scheduled Reduction Date, as calculated in accordance with GAAP, is a positive amount (the “EBITDA Test”), (v) Tenant’s Chief Financial Officer has certified in writing to Landlord that Tenant satisfies the EBITDA Test as of the applicable Scheduled Reduction Date, and (vi) Tenant has provided such information and documentation as Landlord may reasonably require to confirm that Tenant satisfies the EBITDA Test as of the applicable Scheduled Reduction Date. If Tenant fails to satisfy any of the Reduction Conditions as of a Scheduled Reduction Date, then the Reduction scheduled for such Scheduled Reduction Date shall nevertheless occur as of a later date (a “Subsequent Reduction Date”) if Tenant satisfies each of the Reduction Conditions as of a Subsequent Reduction Date (treating such Subsequent Reduction Date as if it was the Scheduled Reduction Date), except that any Reduction that occurs on a Subsequent Reduction Date shall only result in the Reduction that would have occurred on the immediately prior Scheduled Reduction Date, unless Tenant has satisfied each of the Reduction Conditions for two (2) successive annual Reductions. For example, assume Tenant does not satisfy each of the Reduction Conditions on the Scheduled Reduction Date that occurs on the third (3rd) anniversary of the Commencement Date. If Tenant subsequently satisfies each of the Reduction Conditions with respect to the Scheduled Reduction Date occurring on the fourth (4th) anniversary of the Commencement Date, then only the Reduction applicable to the fourth (4th) anniversary of the Commencement Date shall occur. If, after satisfying each of the Reduction Conditions with respect to the fourth (4th) anniversary of the Commencement Date, Tenant subsequently satisfies each of the Reduction Conditions with respect to the Scheduled Reduction Date occurring on the fifth (5th) anniversary of the Commencement Date, then when the Reduction relating to the fifth (5th) anniversary of the Commencement Date occurs, the Reduction relating to the third (3rd) anniversary of the Commencement Date shall also occur. Any reduction in the Security Deposit shall be accomplished as follows: Tenant shall request such reduction in a written notice to Landlord, and if each of the Reduction Conditions has been met, Landlord shall so notify Tenant, whereupon Tenant shall provide Landlord with a substitute Letter of Credit in the reduced amount, or an amendment to the Letter of Credit reducing it to the reduced amount. In no event shall the Security Deposit be reduced to less than $1,605,416.00. “Adjusted EBITDA” shall mean net income before (1) interest income (expense), net, (2) other income (expense), net, (3) provision for (benefit from) income taxes, (4) depreciation expense, (5) amortization of intangible assets, (6) stock-based compensation expense and (7) certain acquisition-related expenses.

16.27	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.

16.28	Waiver of Trial by Jury

To induce Landlord to enter into this Lease, the Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

16.29	Electronic Signatures

The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

16.30	Fitness Center

Landlord shall, at its sole cost and expense construct, or cause the construction of, a fitness center in an appropriately sized portion (to be determined by Landlord in good faith) of the first (1st) floor of the Office Building or the Third Floor (the “Fitness Center”), for use exclusively by tenants of the Office Building. During the Lease Term, Tenant’s employees at the Premises shall have access to the Fitness Center, in common with others entitled thereto (except as provided below in this Section 16.30), whenever the Fitness Center is open for use by tenants of the Office Building. Landlord shall have the right in its sole discretion to contract with a third-party operator to manage the Fitness Center. The use of the Fitness Center shall be subject to reasonable rules and regulations as Landlord or a third-party operator may impose from time to time. Landlord may condition the use of the Fitness Center by any individual upon the execution by such individual of such waiver and indemnity forms that Landlord or such operator may reasonably require. The Landlord’s costs to rent, buy, install, repair, maintain and operate the Fitness Center and the equipment located therein shall be included in Operating Expenses for the Office Building in accordance with Section 7.4 hereof. If, at any time during the Lease Term, the Fitness Center is located on the Third Floor and during such time Tenant leases the portion of the Third Floor in which the Fitness Center is located pursuant to an exercise of the Expansion Option pursuant to Section 3.3, then (i) the terms of this Section 16.30 shall terminate, (ii) the Fitness Center shall no longer be available for use by other tenants of the Office Building, and (iii) Landlord shall have no obligation to relocate, reconstruct, or otherwise replace the Fitness Center in any other space within the Office Building, the Hub Complex or elsewhere.

16.31	Retail Delivery

Landlord has entered into retail leases (the “Anchor Leases”) with Big Causeway LLC, Pacific Theatres Exhibit Corp, and Shaw’s Supermarkets, Inc. (the “Anchor Retailers”) and intends to enter into retail leases or other agreements with additional food service operators for space within the Hub Complex. “Food Vendors” shall mean any food service operator selling food directly to the public through any type of food service concept (including, but not limited to, temporary/“pop-up” restaurants, food trucks, traditional sit-down and fast-casual restaurants, and any grocery store of comparable or higher quality to Shaw’s Supermarkets, Inc. that sells prepared food for sale). For the avoidance of doubt, if a single food service operator operates a food court or food hall within the Hub Complex, then each individual restaurant or vendor within such food court or food hall shall be considered a separate Food Vendor for purposes of this Section 16.31.

Landlord anticipates that it will provide each Anchor Retailer with access to its respective premises under its Anchor Lease by March 1, 2019, which date shall be extended by any period of delay caused by either (i) Force Majeure (which, for the purposes of this Section 16.31, shall include the dissolution or bankruptcy of a Retailer), or (ii) any of the Anchor Retailers under their respective Anchor Leases (such date, as it may be so extended, the “Retail Access Date”).

If Landlord fails to provide any of the Anchor Retailers with access to its respective premises under its Anchor Lease by the Retail Access Date, and such failure continues for sixty (60) days after notice thereof from Tenant to Landlord, then, as Tenant’s sole and exclusive remedy, Tenant shall be entitled to a rent credit against the Annual Fixed Rent, commencing as of March 1, 2020, in the amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per Anchor Retailer that has not been provided with access to its respective premises for each day after the Retail Access Date until the earlier to occur of (i) the date Landlord has provided such Anchor Retailer with access to its respective premises under its Anchor Lease, and (ii) the ninetieth (90th) day following the Retail Access Date, except that if Landlord fails to provide any Anchor Retailer with access to its respective premises under its Anchor Lease by the Retail Access Date and such Retailer nevertheless is open for business on or before December 1, 2019, then Landlord shall be deemed to have timely delivered access to such Anchor Retailer for all purposes under this Section 16.31, and Tenant shall not be entitled to any rent credit under this Section 16.31 by reason of Landlord’s failure to provide such Anchor Retailer with access to its respective premises under its Anchor Lease by the Retail Access Date.

If at least three (3) Food Vendors have not opened for business on or before January 1, 2020, which date shall be extended on a day-for-day basis for each day of Force Majeure (such date, as it may be so extended, the “Food Vendor Opening Date”), and such failure shall continue for sixty (60) days after notice thereof from Tenant to Landlord, then, as Tenant’s sole and exclusive remedy, Tenant shall be entitled to a rent credit against the Annual Fixed Rent, commencing as of March 1, 2020, in the amount of One Thousand and 00/100 Dollars ($1,000.00) per Food Vendor that has not opened for business for each day after the Food Vendor Opening Date, until the date on which the last of such three (3) Food Vendors has opened for business.

For all purposes under this Section 16.31, the phrase “open for business” shall mean that the applicable Anchor Retailer or Food Vendor is open for business for at least one (1) day, and such phrase shall not be construed to mean that the applicable Anchor Retailer or Food Vendor remains continuously open for business.

16.32	Building Signage

Tenant shall have no right, without obtaining Landlord’s prior written consent, to install any signage that is visible from the exterior of the Premises, except as set forth in this Section 16.32.

(A) Landlord shall provide building standard signage in the standard graphics for the Office Building listing Tenant’s name (i) on the primary directory(ies) for the Office Building and (ii) if applicable, in the elevator lobby of any multi-tenant floor on which any portion of the Premises is located. The initial listing of Tenant’s name shall be at Landlord’s expense. Any changes or additions to such listings shall be at Tenant’s cost and expense.

(B) Subject to the provisions of this Section 16.32, so long as the original Tenant under this Lease (or a Permitted Assignee) satisfies the Signage Occupancy Threshold (as hereinafter defined), (i) Tenant shall be entitled to install and maintain signage identifying its name and logo (collectively, the “Tenant Signs”) in the respective locations in the exterior area of the Office Building and in the main Office Building lobby all as shown on Exhibit F attached hereto (the “Tenant Signage Locations”). The “Signage Occupancy Threshold” means that (i) the original Tenant under this Lease (or a Permitted Assignee) is leasing at least four (4) full floors in the Office Building, and (ii) the original Tenant under this Lease (or a Permitted Assignee) is in occupancy of at least three (3) full floors in the Office Building. Landlord hereby approves the name and logo for the original Tenant as shown on the conceptual renderings attached as Exhibit F in the locations shown thereon, provided that (A) Landlord shall have the right to approve detailed installation specifications for Tenant Signs, and (B) Tenant shall have the right to change its logo on the Tenant Signs from time to time, with Landlord’s prior written consent, which consent shall not be unreasonably withheld. If Tenant ceases to satisfy the Signage Occupancy Threshold, then Tenant shall promptly remove the Tenant Signs from the exterior area of the Office Building and shall not have the right to re-install the Tenant Signs or install any other sign on the exterior of the Building during the balance of the Term of this Lease, unless and until it satisfies the Signage Occupancy Threshold.

(C) Tenant’s rights to install and maintain Tenant Signs under this Section 16.32 are personal to Rapid7, Inc., except that Tenant shall have the right to assign its rights under this Section 16.32 (except as provided below) to an assignee of this Lease to whom Landlord has consented and that assumes this Lease with respect to the entirety of the Premises, but only if such assignee is of reputable business character (any such permitted assignee of Tenant’s rights under this Section 16.32, a “Permitted Assignee”). In addition, and without limiting any other restrictions or requirements pertaining to the use of signage set forth herein, no Permitted Assignee may install, maintain, or utilize exterior signage (i) if such Permitted Assignee is a competitor of a then existing Hub Complex tenant occupying in excess of 100,000 square feet within the Hub Complex; (ii) for billboard style advertising; or (iii) if such exterior signage would cause Landlord to be in breach of the terms of an existing Hub Complex lease. If Tenant assigns its rights under this Section 16.32 to a Permitted Assignee, then such Permitted Assignee’s logo and brand to be displayed on any Tenant Sign shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld.

(D) All Tenant Signs shall: (i) be installed, maintained, and removed at Tenant’s sole cost and expense, (ii) comply with all applicable Legal Requirements (including, without limitation, the approval of the Boston Planning and Redevelopment Agency, if required), and (iii) be conditioned upon Tenant obtaining all necessary governmental permits and approvals for such signage. Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant in Tenant’s efforts to obtain such permits. Subject to the permitted size, locations, and other pre-approved matters set forth in clause (B) above, the particular materials and manner of installation of Tenant Signs shall be set forth on detailed installation plans submitted by Tenant for Landlord’s review and approval, which approval shall not be unreasonably withheld if the same are consistent with the foregoing parameters and a first-class standard for exterior Building signage. Tenant shall, at Tenant’s sole cost and expense, maintain all Tenant Signs in good condition throughout the Lease Term, and on or before the expiration or prior termination of the Lease Term, Tenant shall remove all Tenant Signs and shall repair any damage to the Office Building caused by the installation or removal of all Tenant Signs.

(E) Landlord reserves the right to install signage for tenants of the Office Building in such other interior and exterior areas of the Office Building as Landlord from time to time determines in its good faith business judgment are consistent with the first-class image of the Office Building. Landlord shall have the right at any time to change the name of the Office Building or the Hub Complex and to install, affix and maintain any and all signs on the exterior and on the interior of the Office Building or the Hub Complex as Landlord may desire in its sole discretion. Tenant shall not use the name of the Office Building or the Hub Complex in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which consent may not be granted or withheld in Landlord’s sole discretion. Notwithstanding anything to the contrary set forth herein, Landlord shall consult with Tenant during the development of plans for any signage to be installed in the Lobby or in the Office Building for tenants of the Office Building other than Tenant, if any, and the prominence and location of all such signage shall be appropriately allocated.

16.33	Arbitration

(A) Wherever reference is made in this Lease to resolving disputes by arbitration, the same shall be resolved as follows:

(1) The party desiring to arbitrate a dispute shall first give notice (a “Dispute Notice”) to the other setting forth with reasonable specificity the nature of the dispute.

(2) The parties shall endeavor in good faith to resolve the subject of any Dispute Notice. Any issues raised in a Dispute Notice that are not resolved between the parties within ten (10) business days shall be submitted to arbitration before a single arbitrator in accordance with the provisions of applicable Commonwealth of Massachusetts law, as from time to time amended.

(3) Unless Landlord and Tenant otherwise agree, arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the Expedited Procedures provisions (presently Rules E-1 through E-10) of the Commercial Arbitration Rules of the American Arbitration Association, then in effect. The arbitrator chosen shall have expertise in the issue in question. Written notice of application by either party for arbitration shall be given to the other at the time of submission of the application to the said Association’s office in the City of Boston.

(4) The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the Massachusetts Superior Court, and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed.

(B) The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision.

(C) Landlord and Tenant shall continue to perform their respective obligations under this Lease during the pendency of any arbitration proceeding (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

16.34	Pets.

Notwithstanding anything to the contrary contained elsewhere in this Lease, provided that Tenant and/or Permitted Transferees are leasing at least the rentable square footage equivalent of three (3) full floors in the Office Building. Tenant shall be permitted, commencing on the Commencement Date, to bring fully domesticated and trained dogs, kept by Tenant’s employees as pets into those full floor(s) of the Premises located in the Office Building and leased by Tenant and/or Permitted Transferees (even though portions of such floor(s) may have been subleased to third parties), provided and on condition that:

(A) all dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Office Building (including the Premises) or the Hub Complex or cause any loud noise whether through barking, growling or otherwise;

(B) any dog brought into and remaining in the Office Building shall be limited to the hours between 6:00 a.m. and 8:00 p.m.;

(C) all dogs shall remain in the Premises and not wander throughout the Office Building or otherwise be left unattended;

(D) while within the Hub Complex (i.e., in any common area of the Hub Complex), all dogs shall be kept on leashes;

(E) upon Landlord’s request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for dogs having access to the Premises and the Office Building;

(F) Tenant shall be solely responsible for any additional cleaning costs and all other costs which may arise from the dogs’ presence in the Hub Complex in excess of the costs that would have been incurred had dogs not been allowed in or around the Premises;

(G) Tenant shall be liable for, and hereby agrees to indemnify and hold Landlord and all of the Landlord Parties harmless from any and all claims arising from any and all acts (including but not limited to biting and causing bodily injury to, or damage to the property of, another tenant, subtenant, occupant, licensee, invitee or an employee of Landlord or any of the Landlord Parties) of, or the presence of, any dog in or about the Premises, the Office Building or the Hub Complex;

(H) Tenant shall immediately remove any dog waste and excrement from the Premises, the Office Building and the Hub Complex. If Landlord reasonably determines that Landlord has incurred or is incurring increased janitorial (interior or exterior) maintenance costs as a result of the dogs’ presence, Tenant shall reimburse Landlord for such costs as Additional Rent within twenty (20) days of Landlord’s demand;

(I) if, at any time during the Term (x) Landlord receives complaints from other tenants or occupants of, or invitees to, the Office Building regarding (i) the dogs’ activities, (ii) the dogs’ noise level within the Office Building, (iii) allergic reactions suffered as a result of the presence of any dog, or (iv) a claim that the presence of dogs in the Premises constitutes a violation of such other tenant’s lease in the Office Building and such complaints are not remedied by Tenant to Landlord’s reasonable satisfaction within five (5) days following Landlord’s delivery of written notice to Tenant, or (y) Landlord reasonably determines that the presence of any and all dogs is materially disruptive to the maintenance and operation of the Office Building and/or the Hub Complex or otherwise reduces the value or reputation of the Office Building and/or the Hub Complex or violates any Legal Requirement, or (z) Tenant has failed to comply with any of the provisions set forth in this Section, Landlord shall notify Tenant thereof and, if such problem is not cured to Landlord’s reasonable satisfaction within five (5) days following Landlord’s delivery of written notice to Tenant, Landlord may revoke Tenant’s rights under this Section;

(J) no dog with fleas is to be brought into the Hub Complex;

(K) Tenant shall be responsible for, and indemnify, defend, protect and hold Landlord harmless from and against any and all costs to remedy any and all damages caused to the Office Building, the Hub Complex or any portion thereof or to the Premises or any subleased portion thereof or property of any occupant or visitor to the Office Building or the Hub Complex by any dog; and

(L) Tenant shall comply with all applicable Legal Requirements associated with or governing the presence of a dog within the Premises and/or the Office Building and such presence shall not violate the Certificate of Occupancy.

16.35	Competitor Restrictions. So long as this Lease is in full force and effect and Tenant is not in default hereunder beyond any applicable notice and cure period, Landlord will not (1) enter into a lease for the space on the third (3rd) floor of the Office Building with any of the following entities or their affiliates: Qualys, Inc, Tenable Network Security, Splunk Inc., or Logrhythm, Inc. (each, indvidually, a “Tenant Competitor”), (2) consent to a sublease with respect to the third (3rd) floor of the Office Building to a Tenant Competitor, or (3) consent to an assignment of a lease of any portion of the third (3rd) floor of the Office Building to a Tenant Competitor (excepting assignments that are permitted pursuant to the respective lease in connection with a sale, merger, consolidation or asset sale involving the respective tenant), without the prior written consent of Tenant in each instance, which consent may be granted or withheld in the sole discretion of Tenant; provided, however, the foregoing covenant is subject to the following conditions and limitations: (i) the foregoing covenant shall expire on the date that this Lease terminates or expires, or otherwise ceases to be in full force and effect; (ii) the foregoing covenant shall expire if a tenant other than the original Tenant under this Lease becomes the Tenant or Tenant subleases more than twenty five percent (25%) of the Rentable Floor Area of the Premises (except for subleases pursuant to Permitted Transfers under Section 12.2 hereof); (iii) the foregoing covenant shall expire if an order or decision is issued by a court of competent jurisdiction or governmental authority which declares this or such exclusionary covenants void; and (iv) if any governmental agency or authority, or other person challenges the enforceability, legality or validity of the foregoing covenant, either by commencement of a legal action or proceeding or by an action before a governmental agency, authority or tribunal, then Tenant shall, upon written notice thereof from Landlord, either waive the foregoing covenant and release Landlord from all obligations or liabilities in connection therewith, or defend the challenge with counsel of its own selection, whereupon Tenant shall indemnify, defend and hold Landlord harmless from and against any claims, expenses, losses, damages, fines and liability (including, without limitation, reasonable attorneys’ fees) arising out of or resulting therefrom. This indemnity shall survive the expiration or earlier termination of this Lease. Without limiting any right or remedy Tenant may have under law or equity, the parties acknowledge that Tenant shall have the right to enforce its exclusivity rights through specific performance and/or injunctive relief.

16.36	Roof Deck.

(A) If the Office Tower Owner constructs the Office Tower, then Landlord or Office Tower Owner shall construct, at no cost to Tenant, a roof deck on the Podium Building for the non-exclusive use of Tenant and other tenants of the Office Tower and the Podium Building. Tenant shall not be obligated to pay rent for use of any such roof deck, but Tenant’s use of the roof deck shall be subject to such reasonable terms and conditions as may be specified by Landlord. If requested by Landlord, Tenant shall enter into an amendment to this Lease or any other written agreement specified by Landlord setting forth such reasonable terms and conditions.

(B) If construction of the Office Tower has not commenced by the third (3rd) anniversary of the Commencement Date, then Tenant shall have the option (the “Rooftop Option”) to construct, at Tenant’s sole cost and expense, a roof deck on the Podium Building, not to exceed 2,000 square feet in size (provided that the Roof Deck may be expanded up to a total of 5,000 square feet if, in Landlord’s reasonable discretion, the Roof Deck will not affect the Podium Building’s structural elements or base building systems), for Tenant’s exclusive use (the “Roof Deck”); provided, however, that any such construction of the Roof Deck must be performed by the same contractors and subcontractors used by Landlord to construct the Podium Building roof (“Landlord’s Contractor”) and Tenant shall not perform or cause to be performed any work that reasonably could void any warranty applicable to the roof of the Podium Building. Tenant may not exercise the Rooftop Option if Tenant is in default under this Lease beyond any applicable notice and cure period. If Tenant timely delivers notice to Landlord exercising the Rooftop Option, then Landlord shall promptly deliver to Tenant a draft amendment to this Lease (the “Roof Deck Amendment”) setting forth commercially reasonable terms and conditions relating to (i) the design and construction of all alterations, additions and improvements to be constructed as part of or in connection with the Roof Deck, all of which shall be subject to the terms of Article IX of this Lease, (ii) Tenant’s payment of all costs and expenses relating to the design and construction of the Roof Deck and all alterations and improvements that are required in connection with the Roof Deck (including, without limitation, alterations to provide structural support and access to the Roof Deck), (iii) Tenant’s means of access to the Roof Deck and Tenant’s use and operation of the Roof Deck, and (iv) such other reasonable matters as may be specified by Landlord. Without limitation, the Roof Deck Amendment shall provide that (a) the Roof Deck shall be considered a part of the Premises for all purposes under this Lease (although Tenant shall not be obligated to pay any rent for the Roof Deck), (b) the design, construction, use and operation of the Roof Deck shall be at no cost or liability to Landlord, (c) Tenant shall be responsible for all costs of maintenance, repair and cleaning of the Roof Deck, (d) Tenant shall, at its sole cost and expense, remove the Roof Deck and all related alterations and improvements, and restore all affected areas of the Podium Building to their condition prior to the installation of the Roof Deck and such related alterations and improvements, within a commercially reasonable time after receipt of written notice from Landlord (it being agreed and acknowledged by Landlord and Tenant, that any such removal of the Roof Deck must be performed by Landlord’s Contractor and Tenant shall not perform or cause to be performed any work that reasonably could void any warranty applicable to the roof of the Podium Building), which notice Landlord may provide only if Landlord has determined in good faith that it will be constructing the Office Tower (or any other alterations, additions or improvements on or above the Office Building) and if Tenant fails to timely remove the Roof Deck and such related alterations and improvements following notice from Landlord, then Landlord shall be entitled to its self-help rights set forth in Section 16.17 of this Lease, and (e) Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord and hold harmless Landlord and each other tenant of the Podium Building from and against any damages, liabilities, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses) arising out of or relating to the design, construction, installation, use or operation of the Roof Deck.

Following Landlord’s delivery of the draft Roof Deck Amendment to Tenant, Landlord and Tenant shall reasonably cooperate in good faith to finalize the terms of the Roof Deck Amendment, the form and substance of which shall be subject to the reasonable approval of Landlord and Tenant. Tenant shall have no right to commence construction of the Roof Deck unless and until the Roof Deck Amendment has been executed and delivered by each of Landlord and Tenant.

(C) Tenant’s rights and Landlord’s obligations under this Section 16.36 shall be subject to compliance with all applicable Legal Requirements.

[Signature Pages Follows]

EXECUTED in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.1 above.

LANDLORD:

PODIUM DEVELOPER LLC, a Delaware limited liability company

Members:

BP PODIUM JV MEMBER LLC, a Delaware limited liability company

By: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member and manager

WITNESS:		By: BOSTON PROPERTIES, INC., a Delaware corporation, its general partner

/s/ Patrick Mulvihill	By:	/s/ Bryan J. Koop
	Name:	Byran J. Koop
	Title:	Executive Vice President Boston Region

BOSTON GARDEN DEVELOPMENT LP, LLC, a Delaware limited liability company

WITNESS:		By: BOSTON GARDEN DEVELOPMENT CORP., a Massachusetts corporation, its member

/s/ Christopher Hiserman	By:	/s/ Christopher W. Maher
	Name:	Christopher W. Maher
	Title:	Vice President

TENANT:

RAPID7, INC., a Delaware corporation
WITNESS:

/s/ Peter Kaes	By:	/s/ Corey Thomas
Peter Kaes	Name:	Corey Thomas
SVP & GC	Title:	President & CEO
Hereunto duly authorized

Garage Owner’s Joinder

The undersigned, Garden Parking Corporation, a Delaware corporation, in its capacity as Garage Owner, hereby acknowledges and agrees to the provisions of Article X of this Lease, including making the parking privileges available pursuant to Section 10.1, and providing notices pursuant to Section 2.2(B). To the extent there are any inconsistencies between the provisions of Article X of this Lease and the Declaration, the terms and conditions of Article X of this Lease shall control.

GARAGE OWNER:

GARDEN PARKING CORPORATION, a Delaware corporation

By:	/s/ Christopher W. Maher
Name:	Christopher W. Maher
Title:	Vice President

Office Tower Owner’s Joinder

The undersigned, Boston Garden Development Corp., in its capacity as the owner of that certain Office Tower Parcel described in Exhibit O to this Lease, hereby acknowledges and agrees to the provisions of Sections 2.2(B), 3.6, and 16.36 of this Lease.

OFFICE TOWER OWNER:

BOSTON GARDEN DEVELOPMENT CORP., a Massachusetts corporation

By:	/s/ Christopher W. Maher
Name:	Christopher W. Maher
Title:	Vice President

Garden Owner’s Joinder

The undersigned, Delaware North Companies – Boston, Inc., a Delaware corporation, in its capacity as Garden Owner, hereby acknowledges and agrees to the provisions of Section 9.8 of this Lease.

GARDEN OWNER:

DELAWARE NORTH COMPANIES – BOSTON, INC., a Delaware corporation,

By:	/s/ Christopher W. Maher
Name: Christopher W. Maher
Title: Vice President

EXHIBIT A-1

PREMISES

[Attached]

FITNESS
CENTER
LOCKER
ROOMS
ELEVATOR LOBBY
CREATIVE OFFICE

CREATIVE OFFICE LEVEL 3

Boston Properties / Delaware North Companies Gensler THE HUB ON CAUSEWAY 09/22/2017

CREATIVE OFFICE

RENTABLE SQUARE FEET PLAN · LEVEL 4

Boston Properties / Delaware North Companies Gensler THE HUB ON CAUSEWAY 09/22/2017

CREATIVE OFFICE

RENTABLE SQUARE FEET PLAN - LEVEL 5

Boston Properties / Delaware North Companies
Gensler
THE HUB ON CAUSEWAY
09/22/2017

CREATIVE OFFICE

RENTABLE SQUARE FEET PLAN · LEVEL 6

Boston Properties / Delaware North Companies Gensler THE HUB ON CAUSEWAY 09/22/2017

CREATIVE OFFICE

RENTABLE SQUARE FEET PLAN - LEVEL 7

Boston Properties / Delaware North Companies Gensler THE HUB ON CAUSEWAY 09/22/2017

EXHIBIT A-2

OFFICE BUILDING

EXHIBIT A-3

LEGAL DESCRIPTION

Initial Boundaries of the Hub Complex

The initial boundaries of the Hub Complex consist of the Podium Parcel, the Hotel Tower Parcel, the Hotel Light and Air Easement Area, the Residential Tower Parcel, the Residential Light and Air Easement Area, the Office Tower Parcel and the Office Light and Air Easement Area.

Legal Description of the Podium Parcel

The Podium Parcel is comprised of the West Podium Parcel, the East Podium Parcel and the Legend’s Way Podium Parcel, each described as follows:

East Podium Parcel

Those certain three parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

East Podium Parcel (Shown on Sheet Sv-3 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade of -12.0 feet (the “Lower Elevation”) and extending to elevation 133.33 feet (the “Upper Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the subject parcel described below; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of one hundred eighty seven and fifty four hundredths feet (187.54’) to a point, by the northerly sideline of Causeway Street; thence running

N 35°50’35” W	a distance of two hundred five and sixty six hundredths feet (205.66’) to a point; thence running

N 53°57’07” E	a distance of one hundred eighty six and eighty seven hundredths feet (186.87’) to a point, by the TD Garden Parcel; thence running

S 36°01’51” E	a distance of two hundred five and ninety five hundredths feet (205.95’) to the point of beginning, by the Legend’s Way Parcel.

The above described parcel contains 38,527 S.F. according to said Plan.. However, there is excluded therefrom the Garden Improvements Parcel (East), which is hereinafter described:

Garden Improvements Parcel (East)

The Parcel consisting of the volume of space commencing at and lying above the grade of 45.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to a point, then northwesterly by the Former Garden Parcel approximately 172 feet to the point of beginning, said point being the southwesterly corner of the described parcel; thence running

N 35°50’35” W	a distance of approximately thirty four feet (34’±) to a point; thence running

N 53°57’07” E	a distance of approximately one hundred twelve feet (112’±) to point, by the TD Garden Parcel; thence running

Southeasterly	a distance of approximately thirty four feet (34’±) to a point; thence running

Southwesterly	a distance of approximately one hundred twelve feet (112’±) to the point of beginning.

The above described parcel contains 3,816 S.F. according to said Plan.

East Podium Parcel (Shown on Sheet Sv-4 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade of -12.0 feet (the “Lower Elevation”) and extending to elevation 133.33 feet (the “Upper Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the subject parcel described below; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of one hundred eighty seven and fifty four hundredths feet (187.54’) to a point, by the northerly sideline of Causeway Street; thence running

N 35°50’35” W	a distance of approximately one hundred seventy two feet (172’±) to a point; thence running

Northeasterly	a distance of approximately one hundred twelve feet (112’±) to a point; thence running

Northwesterly	a distance of approximately thirty four feet (34’±) to a point; thence running

N 53°57’07” E	a distance of approximately seventy four feet (74’±) to a point, by the TD Garden Parcel; thence running

S 36°01’51” E	a distance of two hundred five and ninety five hundredths feet (205.95’) to the point of beginning, by the Legend’s Way Parcel.

The above described parcel contains 34,711 S.F. according to said Plan.

East Podium Parcel (Shown on Sheet Sv-5 of said Plan)

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 133.33 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way, then northwesterly by the Former Garden Parcel approximately 54 feet to the point of beginning, said point being the southeast corner of the parcel herein described; thence running

Southwesterly	a distance of approximately one hundred nineteen feet (119’±) to a point; thence running

Northwesterly	a distance of approximately fifty six feet (56’±) to a point; thence running

Southwesterly	a distance of approximately sixty eight feet (68’±) to a point; thence running

Northwesterly	a distance of approximately sixty three feet (63’±) to a point; thence running

Northeasterly	a distance of approximately one hundred twelve feet (112’±) to a point; thence running

Northwesterly	a distance of approximately thirty four feet (34’±) to a point; thence running

N 53°57’07” E	a distance of approximately seventy four feet (74’±) to a point, by the TD Garden Parcel; thence running

S 36°01’51” E	a distance of approximately one hundred fifty two feet (152’±) to the point of beginning, by Legend’s Way Parcel.

The above described parcel contains 20,793 S.F. according to said Plan.

West Podium Parcel

Those certain two parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

West Podium Parcel (Shown on Sheet Sv-3 of said Plan)

The Parcel consists of the volume of space commencing at and lying above the grade of -12.0 feet (the “Lower Elevation”) and extending to elevation 98.0 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of two hundred forty five and ninety seven hundredths feet (245.97’) to a point, by the northerly sideline of Causeway Street; thence running

N 35°57’29” W	a distance of one hundred seventy three and eighty four hundredths feet (173.84’) to a point, thence running

N 54°02’38” E	a distance of fourteen and seventy five hundredths feet (14.75’) to a point; thence running

N 35°53’01” W	a distance of thirty one and forty five hundredths feet (31.45’) to a point, the last (3) courses by land now or formerly B.R.A.; thence running

N 53°57’07” E	a distance of two hundred thirty one and fifty nine hundredths feet (231.59’) to a point, by the TD Garden Parcel; thence running

S 35°50’35” E	a distance of two hundred five and sixty six hundredths feet (205.66’) to the point of beginning.

The above described parcel contains 50,115 S.F. according to said Plan. However, there is excluded therefrom the Garden Improvements Parcel (West), which is hereinafter described:

Garden Improvements Parcel (West)

The Parcel consisting of the volume of space commencing at and lying above the grade of 45.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel then southwesterly along the northerly sideline of Causeway Street 187.54 feet to a point, then northwesterly through the Former Garden Parcel approximately 172 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred forty seven feet (147’±) to a point; thence running

Northwesterly	a distance of approximately thirty three feet (33’±) to a point; thence running

N 53°57’07” E	a distance of approximately one hundred forty seven feet (147’±) to point, by the TD Garden Parcel; thence running

S 35°50’35” E	a distance of approximately thirty four feet (34’±) to the point of beginning.

The above described parcel contains 4,917 S.F. according to said Plan.

West Podium Parcel (Shown on Sheet Sv-4 of said Plan)

The Parcel consists of the volume of space commencing at and lying above the grade of 98.0 feet (the “Lower Elevation”) and extending to elevation 126.0 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to a point, then northwesterly through the Former Garden Parcel approximately 107 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred seventy four feet (174’±) to a point; thence running

Northwesterly	a distance of approximately four feet (4’±) to a point; thence running

Southwesterly	a distance of approximately thirty three feet (33’±) to a point; thence running

Southeasterly	a distance of approximately twenty six feet (26’±) to a point; thence running

Southwesterly	a distance of approximately twenty one feet (21’±) to a point; thence running

Southeasterly	a distance of approximately eighty seven feet (87’±) to a point; thence running

S 54°02’31” W	a distance of approximately eighteen feet (18’±) to a point, by the northerly sideline of Causeway Street; thence running

N 35°57’29” W	a distance of one hundred seventy three and eighty four hundredths feet (173.84’) to a point; thence running

N 54°02’38” E	a distance of fourteen and seventy five hundredths feet (14.75’) to a point; thence running

N 35°53’01” W	a distance of thirty one and forty five hundredths feet (31.45’) to a point, the last (3) courses by land now or formerly B.R.A.; thence running

N 53°57’07” E	a distance of approximately eighty five feet (85’±) to a point, by the TD Garden Parcel; thence running

Southeasterly	a distance of approximately thirty three feet (33’±) to a point; thence running

Northeasterly	a distance of approximately one hundred forty seven feet (147’±) to a point; thence running

S 35°50’35” E	a distance of approximately sixty five feet (65’±) to the point of beginning.

The above described parcel contains 20,883 S.F. according to said Plan.

Legend’s Way Podium Parcel

Those certain two parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street at the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Legend’s Way Podium Parcel (Shown on Sheet Sv-4 of said Plan)

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 25.86 feet (the “Lower Elevation”) and extending to elevation 133.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, said point being the southwest corner of the parcel herein described; thence running

N 36°01’51” W	a distance of two hundred one and fifty five hundredths feet (201.55’) to a point, by the Former Garden Parcel; thence running

N 54°09’24” E	a distance of seven and forty five hundredths feet (7.45’) to a point; thence running

N 35°50’25” W	a distance of approximately four feet (4’±) to a point, the last two (2) courses by the TD Garden Parcel; thence running

Northeasterly	a distance of sixty eight feet (68’±) to a point; thence running

S 38°46’43” E	a distance of approximately two hundred six feet (206’±) to a point, by the sideline of the Central Artery (I-93); thence running

S 54°02’31” W	a distance of eighty five and no hundredths feet (85.00’) to the point of beginning, by the northerly sideline of Causeway Street.

The above described parcel contains 16,459 S.F. according to said Plan.

Legend’s Way Podium Parcel (Shown on Sheet Sv-5 of said Plan)

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 133.33 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way, then northwesterly by the Former Garden Parcel approximately 54 feet to the point of beginning, said point being the southwest corner of the parcel herein described; thence running

N 36°01’51” W	a distance of approximately one hundred forty eight feet (148’±) to a point, by the Former Garden Parcel; thence running

N 54°09’24” E	a distance of seven and forty five hundredths feet (7.45’) to a point; thence running

N 35°50’25” W	a distance of approximately four and forty three hundredths feet (4’±) to a point, the last two (2) courses by the TD Garden Parcel; thence running

Northeasterly	a distance of approximately sixty eight feet (68’±) to a point; thence running

S 38°46’43” E	a distance of approximately ninety seven six hundredths feet (97’±) to a point, by the sideline of the Central Artery (I-93); thence running

Southwesterly	a distance of approximately thirty five feet (35’±) to a point; thence running

Southeasterly	a distance of approximately fifty six feet (56’±) to a point; thence running

Southwesterly	a distance of approximately forty four feet (44’±) to the point of beginning.

The above described parcel contains 9,921 S.F. according to said Plan.

The Owner reserves the right from time to time to substitute, amend or otherwise modify the above descriptions as more accurate site description information is developed.

Legal Description of the Hotel Tower Parcel

Those certain four parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Hotel Parcel (Shown on Sheet Sv-4 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 98.0 feet (the “Lower Elevation”) and extending to elevation 126.0 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to a point, then northwesterly through the Former Garden Parcel approximately 34 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred fifty eight feet (158’±) to a point; thence running

Northwesterly	a distance of approximately seven feet (7’±) to a point; thence running

Northeasterly	a distance of approximately zero and four tenths feet (0.4’±) to a point; thence running

Northwesterly	a distance of approximately four feet (4’±) to a point; thence running

Northeasterly	a distance of approximately five feet (5’±) to a point; thence running

Northwesterly	a distance of approximately thirteen feet (13’±) to a point; thence running

Southwesterly	a distance of approximately twenty two feet (22’±) to a point; thence running

Northwesterly	a distance of approximately forty nine feet (49’±) to a point; thence running

Northeasterly	a distance of approximately one hundred seventy four feet (174’±) to a point; thence running

Southeasterly	a distance of approximately seventy three feet (73’±) to the point of beginning.

The above described parcel contains 12,286 S.F. according to said Plan.

Hotel Parcel (Shown on Sheet Sv-5 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 126.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet, then northwesterly approximately 57 feet through the Former Garden Parcel to the point of beginning, being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred fifty two feet (152’±) to a point; thence running

Northwesterly	a distance of approximately zero and two tenths feet (0.2’±) to a point; thence running

Southwesterly	a distance of approximately one foot (1’±) to a point; thence running

Northwesterly	a distance of approximately zero and four tenths feet (0.4’±) to a point; thence running

Southwesterly	a distance of approximately twenty four feet (24’±) to a point; thence running

Northwesterly	a distance of approximately twenty feet (20’±) to a point; thence running

Northeasterly	a distance of approximately two feet (2’±) to a point; thence running

Northwesterly	a distance of approximately thirty two feet (32’±) to a point; thence running

Northeasterly	a distance of approximately twenty feet (20’±) to a point; thence running

Northwesterly	a distance of approximately one foot (1’±) to a point; thence running

Northeasterly	a distance of approximately one hundred fifty five feet (155’±) to a point; thence running

Southeasterly	a distance of approximately fifty four feet (54’±) to the point of beginning.

The above described parcel contains 9,492 S.F. according to said Plan.

Hotel Parcel (Shown on Sheet Sv-6 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 157.33 feet (the “Lower Elevation”) and extending to elevation 215.5 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet, then northwesterly approximately 57 feet through the Former Garden Parcel to the point of beginning, being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred fifty two feet (152’±) to a point; thence running

Northwesterly	a distance of approximately zero and two tenths feet (0.2’±) to a point; thence running

Southwesterly	a distance of approximately one foot (1’±) to a point; thence running

Northwesterly	a distance of approximately zero and four tenths feet (0.4’±) to a point; thence running

Southwesterly	a distance of approximately twenty four feet (24’±) to a point; thence running

Northwesterly	a distance of approximately twenty feet (20’±) to a point; thence running

Northeasterly	a distance of approximately two feet (2’±) to a point; thence running

Northwesterly	a distance of approximately thirty two feet (32’±) to a point; thence running

Northeasterly	a distance of approximately twenty feet (20’±) to a point; thence running

Northwesterly	a distance of approximately one foot (1’±) to a point; thence running

Northeasterly	a distance of approximately one hundred fifty five feet (155’±) to a point; thence running

Southeasterly	a distance of approximately fifty four feet (54’±) to the point of beginning.

The above described parcel contains 9,492 S.F. according to said Plan.

Hotel Parcel (Shown on Sheet Sv-7 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade of 215.5 feet (the “Lower Elevation”) and extending to elevation 229.5 feet (the “Upper Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the subject parcel described below; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly 187.54 feet by the northerly line of Causeway Street, then northwesterly through Former Garden Parcel approximately 57 feet to the point of beginning, said point being the southeast corner of the described parcel; thence running

Southwesterly	a distance of approximately fifty six feet (56’±) to a point; thence running

Northwesterly	a distance of approximately fifty four feet (54’±) to a point; thence running

Northeasterly	a distance of approximately fifty six feet (56’±) to a point; thence running

Southeasterly	a distance of approximately fifty four (54’±) to the point of beginning.

The above described parcel contains 3,031 S.F. according to said Plan.

Legal Description of the Hotel Light and Air Easement Area

Those certain five parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Hotel Light & Air Easement Area (Shown on Sheet Sv-4 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 98.0 feet (the “Lower Elevation”) and extending to elevation 126.0 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred fifty eight feet (158’±) to a point, by the northerly sideline of Causeway Street; thence running

Northwesterly	a distance of approximately thirty five feet (35’±) to a point; thence running

Northeasterly	a distance of approximately one hundred fifty eight feet (158’±) to a point; thence running

Southeasterly	a distance of approximately thirty four feet (34’±) to the point of beginning.

The above described easement contains 5,437 S.F. according to said Plan.

Hotel Light & Air Easement Area “A” (Shown on Sheet Sv-5 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 126.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly a distance of approximately one hundred thirty seven feet (137’±) to a point, by the northerly sideline of Causeway Street; thence running

Northwesterly	a distance of approximately fifty eight feet (58’±) to a point; thence running

Northeasterly	a distance of approximately one hundred thirty seven feet (137’±) to a point; thence running

Southeasterly	a distance of approximately fifty seven feet (57’±) to the point of beginning.

The above described parcel contains 7,858 S.F. according to said Plan.

Hotel Light & Air Easement Area “B” (Shown on Sheet Sv-5 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 126.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet, then northwesterly approximately 111 feet through the Former Garden Parcel to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred thirty seven feet (137’±) to a point; thence running

Northwesterly	a distance of approximately sixty one feet (61’±) to a point; thence running

Northeasterly	a distance of approximately one hundred thirty seven feet (137’±) to a point; thence running

Southeasterly	a distance of approximately sixty one feet (61’±) to the point of beginning.

The above described parcel contains 8,280 S.F. according to said Plan.

Hotel Light & Air Easement Area “A” (Shown on Sheet Sv-6 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 157.33 feet (the “Lower Elevation”) and extending to elevation 215.5 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred thirty seven feet (137’±) to a point, by the northerly sideline of Causeway Street; thence running

Northwesterly	a distance of approximately fifty eight feet (58’±) to a point; thence running

Northeasterly	a distance of approximately one hundred thirty seven feet (137’±) to a point; thence running

Southeasterly	a distance of approximately fifty seven feet (57’±) to the point of beginning.

The above described parcel contains 7,858 S.F. according to said Plan.

Hotel Light & Air Easement Area “B” (Shown on Sheet Sv-6 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 157.33 feet (the “Lower Elevation”) and extending to elevation 215.5 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet, then northwesterly approximately 111 feet through the Former Garden Parcel to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred thirty seven feet (137’±) to a point; thence running

Northwesterly	a distance of approximately ninety four feet (94’±) to a point; thence running

Northeasterly	a distance of approximately one hundred thirty seven feet (137’±) to a point by the TD Garden Parcel; thence running

Southeasterly	a distance of approximately ninety four feet (94’±) to the point of beginning.

The above described parcel contains 12,863 S.F. according to said Plan.

Legal Description of the Residential Tower Parcel

Those certain five parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Residential Tower Parcel (Shown on Sheet Sv-4 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 98.0 feet (the “Lower Elevation”) and extending to elevation 126.0 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street approximately 416 feet, then northwesterly approximately 42 feet to the point of beginning, said point being the southwesterly corner of the described parcel; thence running

Northwesterly	a distance of approximately forty five feet (45’±) to a point; thence running

Northeasterly	a distance of approximately twenty one feet (21’±) to a point; thence running

Northwesterly	a distance of approximately twenty six feet (26’±) to a point; thence running

Northeasterly	a distance of approximately thirty three feet (33’±) to a point; thence running

Southeasterly	a distance of approximately fifty four feet (53’±) to a point; thence running

Northeasterly	a distance of approximately twenty two feet (22’±) to a point; thence running

Southeasterly	a distance of approximately thirteen feet (13’±) to a point; thence running

Southwesterly	a distance of approximately five feet (5’±) to a point; thence running

Southeasterly	a distance of approximately four feet (4’±) to a point; thence running

Southwesterly	a distance of approximately seventy one feet (71’±) to the point of beginning.

The above described easement contains 3,651 S.F. according to said Plan.

Residential Tower Parcel (Shown on Sheet Sv-5 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 126.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point at the intersection of land now or formerly B.R.A. and the TD Garden Parcel, then southeasterly approximately 16 feet to the point of beginning, said point being the northwesterly corner of the described parcel; thence running

Northeasterly	a distance of approximately eighty feet (80’±) to a point; thence running

Southeasterly	a distance of approximately seventy seven feet (77’±) to a point; thence running

Southwesterly	a distance of approximately three feet (3’±) to a point; thence running

Southeasterly	a distance of approximately one foot (1’±) to a point; thence running

Southwesterly	a distance of approximately twenty feet (20’±) to a point; thence running

Southeasterly	a distance of approximately thirty two feet (32’±) to a point; thence running

Southwesterly	a distance of approximately two feet (2’±) to a point; thence running

Southeasterly	a distance of approximately twenty feet (20’±) to a point; thence running

Northeasterly	a distance of approximately twenty four feet (24’±) to a point; thence running

Southeasterly	a distance of approximately zero and four tenths feet (0.4’±) to a point; thence running

Northeasterly	a distance of approximately one foot (1’±) to a point; thence running

Southeasterly	a distance of approximately zero and two tenths feet (0.2’±) to a point; thence running

Southeasterly	a distance of approximately forty eight feet (48’±) to a point; thence running

Southwesterly	a distance of approximately eighty feet (80’±) to a point; thence running

Northwesterly	a distance of approximately one hundred seventy nine feet (179’±) to the point of beginning.

The above described parcel contains 13,032 S.F. according to said Plan.

Residential Tower Parcel (Shown on Sheet Sv-6 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 157.33 feet (the “Lower Elevation”) and extending to elevation 215.5 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point at the intersection of land now or formerly B.R.A. and the TD Garden Parcel, then southeasterly approximately 16 feet to the point of beginning, said point being the northwesterly corner of the described parcel; thence running

Northeasterly	a distance of approximately eighty feet (80’±) to a point; thence running

Southeasterly	a distance of approximately seventy seven feet (77’±) to a point; thence running

Southwesterly	a distance of approximately three feet (3’±) to a point; thence running

Southeasterly	a distance of approximately one foot (1’±) to a point; thence running

Southwesterly	a distance of approximately twenty feet (20’±) to a point; thence running

Southeasterly	a distance of approximately thirty two feet (32’±) to a point; thence running

Southwesterly	a distance of approximately two feet (2’±) to a point; thence running

Southeasterly	a distance of approximately twenty feet (20’±) to a point; thence running

Northeasterly	a distance of approximately twenty four feet (24’±) to a point; thence running

Southeasterly	a distance of approximately zero and four tenths feet (0.4’±) to a point; thence running

Northeasterly	a distance of approximately one foot (1’±) to a point; thence running

Southeasterly	a distance of approximately zero and two tenths feet (0.2’±) to a point; thence running

Southeasterly	a distance of approximately forty eight feet (48’±) to a point; thence running

Southwesterly	a distance of approximately eighty feet (80’±) to a point; thence running

Northwesterly	a distance of approximately one hundred seventy nine feet (179’±) to the point of beginning.

The above described parcel contains 13,032 S.F. according to said Plan.

Residential Tower Parcel (Shown on Sheet Sv-7 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade of 215.5 feet (the “Lower Elevation”) and extending to elevation 229.5 feet (the “Upper Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the subject parcel described below; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point at the intersection of land now or formerly B.R.A and the TD Garden Parcel, then southeasterly by land now or formerly B.R.A. approximately 16 feet to the point of beginning, said point being the northwesterly corner of the described parcel; thence running

Northeasterly	a distance of approximately eighty feet (80’±) to a point; thence running

Southeasterly	a distance of approximately one hundred eighty feet (180’±) to a point; thence running

Southwesterly	a distance of approximately eighty feet (80’±) to a point; thence running

Northwesterly	a distance of approximately one hundred seventy nine feet (179’±) to the point of beginning.

The above described parcel contains 14,307 S.F. according to said Plan.

Residential Tower Parcel (Shown on Sheet Sv-8 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade elevation 229.5 feet (the “Lower Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the parcel described below; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point at the intersection of land now or formerly B.R.A and the TD Garden Parcel, then southeasterly by land now or formerly B.R.A. approximately 16 feet to the point of beginning, said point being the northwesterly corner of the described parcel; thence running

Northeasterly	a distance of approximately eighty feet (80’±) to a point; thence running

Southeasterly	a distance of approximately one hundred eighty feet (180’±) to a point; thence running

Southwesterly	a distance of approximately eighty feet (80’±) to a point; thence running

Northwesterly	a distance of approximately one hundred seventy nine feet (179’±) to the point of beginning.

The above described parcel contains 14,307 S.F.

The Owner reserves the right from time to time to substitute, amend or otherwise modify the above descriptions as more accurate site description information is developed.

Legal Description of the Residential Light and Air Easement Area

Those certain seven parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Residential Light & Air Easement Area (Shown on Sheet Sv-4 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 98.0 feet (the “Lower Elevation”) and extending to elevation 126.0 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street approximately 345 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of seventy one feet (71±’) to a point, by the northerly sideline of Causeway Street; thence running

Northwesterly	a distance of approximately forty two feet (42’±) to a point; thence running

Northeasterly	a distance of approximately seventy one feet (71’±) to a point; thence running

Southeasterly	a distance of approximately forty two feet (42’±) to the point of beginning.

The above described easement contains 2,940 S.F. according to said Plan.

Residential Light & Air Easement Area “A” (Shown on Sheet Sv-5 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 126.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Beginning at a point at the intersection of land now or formerly B.R.A. and the TD Garden Parcel, said point being the northwesterly corner of the described parcel; thence running

N 53°57’07” E	a distance of approximately eighty five feet (85’±) to a point, by the TD Garden Parcel; thence running

Southeasterly	a distance of approximately thirty three feet (33’±) to a point; thence running

Northeasterly	a distance of approximately ten feet (10’±) to a point; thence running

Southeasterly	a distance of approximately sixty one feet (61’±) to a point; thence running

Southwesterly	a distance of approximately fifteen feet (15’±) to a point; thence running

Northwesterly	a distance of approximately seventy seven feet (77’±) to a point; thence running

Southwesterly	a distance of approximately eighty feet (80’±) to a point; thence running

N 35°53’01” W	a distance of approximately sixteen feet (16’±) to the point of beginning, by land now or formerly the B.R.A

The above described parcel contains 2,378 S.F. according to said Plan.

Residential Light & Air Easement Area “B” (Shown on Sheet Sv-5 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 126.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point at the intersection of land now or formerly B.R.A. and the TD Garden Parcel, then southeasterly 31.45 feet by land now or formerly B.R.A. to the point of beginning, said point being the northeasterly corner of the described parcel; thence running

Southeasterly	a distance of approximately one hundred sixty four feet (164’±) to a point; thence running

Northeasterly	a distance of approximately eighty feet (80’±) to a point; thence running

Northwesterly	a distance of approximately forty eight feet (48’±) to a point; thence running

Northeasterly	a distance of approximately fifteen feet (15’±) to a point; thence running

Southeasterly	a distance of approximately fifty eight feet (58’±) to a point; thence running

S 54°02’31” W	a distance of approximately one hundred nine feet (109’±) to a point, by the northerly line of Causeway St; thence running

N 35°57’29” W	a distance of one hundred seventy three and eighty four hundredths feet (173.84’) to a point; thence running

N 54°02’38” E	a distance of fourteen and seventy five hundredths feet (14.75’) to the point of beginning, the last two (2) courses by land now or formerly B.R.A.

The above described parcel contains 4,158 S.F. according to said Plan.

Residential Light & Air Easement Area “A” (Shown on Sheet Sv-6 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 157.33 feet (the “Lower Elevation”) and extending to elevation 215.5 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Beginning at a point at the intersection of land now or formerly B.R.A. and the TD Garden Parcel, said point being the northwesterly corner of the described parcel; thence running

N 53°57’07” E	a distance of approximately ninety five feet (95’±) to a point, by the TD Garden Parcel; thence

Southeasterly	a distance of approximately ninety four feet (94’±) to a point; thence running

Southwesterly	a distance of approximately fifteen feet (15’±) to a point; thence running

Northwesterly	a distance of approximately seventy seven feet (77’±) to a point; thence running

Southwesterly	a distance of approximately eighty feet (80’±) to a point; thence running

N 35°53’01” W	a distance of approximately sixteen feet (16’±) to the point of beginning, by land now or formerly the B.R.A.

The above described parcel contains 2,712 S.F. according to said Plan.

Residential Light & Air Easement Area “B” (Shown on Sheet Sv-6 of said Plan)

The Parcel consisting of the volume of space commencing at and lying at and above the grade of 157.33 feet (the “Lower Elevation”) and extending to elevation 215.5 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point at the intersection of land now or formerly B.R.A. and the TD Garden Parcel, then southeasterly 31.45 feet by land now or formerly B.R.A. to the point of beginning, said point being the northeasterly corner of the described parcel; thence running

Southeasterly	a distance of approximately one hundred sixty four feet (164’±) to a point; thence running

Northeasterly	a distance of approximately eighty feet (80’±) to a point; thence running

Northwesterly	a distance of approximately forty eight feet (48’±) to a point; thence running

Northeasterly	a distance of approximately fifteen feet (15’±) to a point; thence running

Southeasterly	a distance of approximately fifty eight feet (58’±) to a point; thence running

S 54°02’31” W	a distance of approximately one hundred nine feet (109’±) to a point, by the northerly line of Causeway St; thence running

N 35°57’29” W	a distance of one hundred seventy three and eighty four hundredths feet (173.84’) to a point; thence running

N 54°02’38” E	a distance of fourteen and seventy five hundredths feet (14.75’) to the point of beginning, the last two (2) courses by land now or formerly B.R.A.

The above described parcel contains 4,158 S.F. according to said Plan.

Residential Light & Air Easement Area (Shown on Sheet Sv-7 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade of 215.5 feet (the “Lower Elevation”) and extending to elevation 229.5 feet (the “Upper Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the subject parcel described below; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly 187.54 feet by the northerly line of Causeway Street to the point of beginning, said point being the southeast corner of the described parcel; thence running

S 54°02’31” W	a distance of two hundred forty five and ninety seven hundredths feet (245.97’) to a point, by the northerly line of Causeway Street; thence running

N 35°57’29” W	a distance of one hundred seventy three and eighty four hundredths feet (173.84’) to a point; thence running

N 54°02’38” E	a distance of fourteen and seventy five hundredths feet (14.75’) to a point, the last two (2) courses by land now or formerly B.R.A.; thence running

Southeasterly	a distance of approximately one hundred sixty four feet (164’±) to a point; thence running

Northeasterly	a distance of approximately eighty (80’±) to a point; thence running

Northwesterly	a distance of approximately one hundred eighty feet (180’±) to a point; thence running

Southwesterly	a distance of approximately eighty feet (80’±) to a point; thence running

N 35°53’01” W	a distance of approximately sixteen feet (16’±) to a point, by land now or formerly B.R.A.; thence running

N 53°57’07” E	a distance of two hundred thirty one and fifty nine hundredths feet (231.59’) to a point, by the TD Garden Parcel; thence running

Southeasterly	a distance of approximately ninety four feet (94’±) to a point; thence running

Southwesterly	a distance of approximately fifty six feet (56’±) to a point; thence running

Southeasterly	a distance of approximately fifty four feet (54±’) to a point; thence running

Northeasterly	a distance of approximately fifty six feet (56’±) to a point; thence running

Southeasterly	a distance of approximately fifty seven feet (57’±) to the point of beginning.

The above described parcel contains 32,777 S.F. according to said Plan.

Residential Light & Air Easement Area (Shown on Sheet Sv-8 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade elevation 229.5 feet (the “Lower Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the parcel described below; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of the Legend’s Way Parcel, then southwesterly 187.54 feet by the northerly line of Causeway Street to the point of beginning, said point being the southeast corner of the described parcel; thence running

S 54°02’31” W	a distance of two hundred forty five and ninety seven hundredths feet (245.97’) to a point, by the northerly line of Causeway St; thence running

N 35°57’29” W	a distance of one hundred seventy three and eighty four hundredths feet (173.84’) to a point; thence running

N 54°02’38” E	a distance of fourteen and seventy five hundredths feet (14.75’) to a point, the last two (2) courses by land now or formerly B.R.A; thence running

Southeasterly	a distance of approximately one hundred sixty four feet (164’±) to a point; thence running

Northeasterly	a distance of approximately eighty (80’±) to a point; thence running

Northwesterly	a distance of approximately one hundred eighty feet (180’±) to a point; thence running

Southwesterly	a distance of approximately eighty feet (80’±) to a point; thence running

N 35°53’01” W	a distance of approximately sixteen feet (16’±) to a point; thence running

N 53°57’07” E	a distance of two hundred thirty one and fifty nine hundredths feet (231.59’) to a point, by the TD Garden Parcel; thence running

S 35°50’35” E	a distance of Two Hundred Five and Sixty Six Hundredths feet (205.66’) to the point of beginning.

The above described parcel contains 35,808 S.F. according to said Plan

The Owner reserves the right from time to time to substitute, amend or otherwise modify the above descriptions as more accurate site description information is developed.

Legal Description of the Office Tower Parcel

Those certain two parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Office Tower Parcel (Shown on Sheet Sv-5 of said Plan)

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 133.33 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then northwesterly by the Former Garden Parcel approximately 16 feet to the point of beginning; thence running

Southwesterly	a distance of approximately one hundred nineteen (119’±) to a point; thence running

Northwesterly	a distance of approximately thirty eight feet (38’±) to a point; thence running

Northeasterly	a distance of approximately one hundred nineteen (119’±) to a point; thence running

Northeasterly	continuing a distance of approximately forty four feet (44’±) to a point; thence running

Southeasterly	a distance of approximately thirty eight feet (38’±) to a point; thence running

Southwesterly	a distance of approximately forty four feet (44’±) to the point of beginning.

The above described parcel contains 6,163 S.F. according to said Plan.

Office Tower Parcel (Shown on Sheets Sv-6, Sv-7, Sv-8 of said Plans)

The Parcel consisting of the volume of space commencing at and lying above the grade elevation 157.33 feet (the “Lower Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the parcel described below; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then northwesterly approximately 13 feet by the Former Garden Parcel to the point of beginning; thence running

Southwesterly	a distance of approximately one hundred twenty feet (120’±) to a point; thence running

Northwesterly	a distance of approximately one hundred sixty five feet (165’±) to a point; thence running

Northeasterly	a distance of approximately one hundred twenty feet (120’±) to a point; thence running

Northeasterly	continuing a distance of approximately one hundred twenty feet (45’±) to a point; thence running

Southeasterly	a distance of approximately one hundred sixty five feet (165’) to a point; thence running

Southwesterly	a distance of approximately forty five feet (45’±) to the point of beginning.

The above described parcel contains 27,247 S.F. according to said Plan., and includes the Legend’s Way Tower Parcel described as follows:

Legend’s Way Tower Parcel

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 157.33 feet (the “Lower Elevation”), based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s

Way Parcel, said point being the southwest corner of the parcel herein described; thence running

N 36°01’51” W	a distance of two hundred one and fifty five hundredths feet (201.55’) to a point, by the Former Garden Parcel; thence running

N 54°09’24” E	a distance of seven and forty five hundredths feet (7.45’) to a point; thence running

N 35°50’25” W	a distance of approximately four feet (4’±) to a point, the last two (2) courses by the TD Garden Parcel; thence running

Northeasterly	a distance of sixty eight feet (68’±) to a point; thence running

S 38°46’43” E	a distance of approximately two hundred six feet (206’±) to a point, by the sideline of the Central Artery (I-93); thence running

S 54°02’31” W	a distance of eighty five and no hundredths feet (85.00’) to the point of beginning, by the northerly sideline of Causeway Street.

The above described parcel contains 16,459 S.F. according to said Plan.

The Owner reserves the right from time to time to substitute, amend or otherwise modify the above descriptions as more accurate site description information is developed.

Legal Description of the Office Light and Air Easement Area

Those certain two parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Office Light & Air Easement Area (Shown on Sheet Sv-5 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade of 133.33 (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the subject parcel described below; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the easterly sideline of Legend’s Way Parcel, said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of two hundred seventy two and fifty four hundredths feet (272.54’) to a point, by the northerly sideline of Causeway Street; thence running

Northwesterly	a distance of approximately one hundred ten feet (110’±) to a point; thence running

Northeasterly	a distance of approximately sixty eight feet (68’±) to a point; thence running

Southeasterly	a distance of approximately ninety four feet (94’±) to a point; thence running

Northeasterly	a distance of approximately one hundred sixty four feet (164’±) to a point; thence running

Northwesterly	a distance of approximately ninety four feet (94’±) to a point; thence running

Northeasterly	a distance of approximately thirty five feet (35’±) to a point; thence running

S 38°46’43” E	a distance of approximately one hundred nine hundredths feet (109’±) to the point of beginning, by the sideline of the Central Artery (I-93).

The above described parcel contains 14,294 S.F. according to said Plan.

Office Light & Air Easement Area (Shown on Sheets Sv-6, Sv-7, Sv-8 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade elevation 157.33 feet (the “Lower Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the parcel described below; in no event shall the within parcel extend below the Lower Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of the Central Artery (I-93), said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of two hundred seventy two and fifty four hundredths feet (272.54’) to a point, by the northerly line of Causeway St; thence running

N 35°50’35” W	a distance of two hundred five and sixty six hundredths feet (205.66’) to a point, through the Former Garden Parcel; thence running

N 53°57’07” E	a distance of one hundred eighty six and eighty seven hundredths feet (186.87’) to a point; thence running

Southeasterly	a distance of approximately four feet (4’±) to a point; thence running

N 54°09’24” E	a distance of seven and forty five hundredths feet (7.45’) to a point; thence running

Northwesterly	a distance of approximately four feet (4’±) to a point, the last four (4) courses by the TD Garden Parcel; thence running

Northeasterly	a distance of approximately sixty eight feet (68’±) to a point; thence running

Southeasterly	a distance of approximately two hundred six feet (206’±) to the point of beginning, by the sideline of the Central Artery (I-93).

Excepting out the area of land known as the Office Tower Parcel having an area of 27,247 S.F. according to said Plan.

The above described parcel contains 27,740 S.F, according to said Plan and includes the Legend’s Way Tower Parcel described as follows:

Legend’s Way Tower Parcel

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 157.33 feet (the “Lower Elevation”), based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, said point being the southwest corner of the parcel herein described; thence

N 36°01’51” W	a distance of two hundred one and fifty five hundredths feet (201.55’) to a point, by the Former Garden Parcel; thence running

N 54°09’24” E	a distance of seven and forty five hundredths feet (7.45’) to a point; thence running

N 35°50’25” W	a distance of approximately four feet (4’±) to a point, the last two (2) courses by the TD Garden Parcel; thence running

Northeasterly	a distance of sixty eight feet (68’±) to a point; thence running

S 38°46’43” E	a distance of approximately two hundred six feet (206’±) to a point, by the sideline of the Central Artery (I-93); thence running

S 54°02’31” W	a distance of eighty five and no hundredths feet (85.00’) to the point of beginning, by the northerly sideline of Causeway Street.

The above described parcel contains 16,459 S.F. according to said Plan.

The Owner reserves the right from time to time to substitute, amend or otherwise modify the above descriptions as more accurate site description information is developed.

EXHIBIT A-4

OFFICE TOWER PARCEL LEGAL DESCRIPTION

Those certain two parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Office Tower Parcel (Shown on Sheet Sv-5 of said Plan)

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 133.33 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then northwesterly by the Former Garden Parcel approximately 16 feet to the point of beginning; thence running

Southwesterly	a distance of approximately one hundred nineteen (119’±) to a point; thence running

Northwesterly	a distance of approximately thirty eight feet (38’±) to a point; thence running

Northeasterly	a distance of approximately one hundred nineteen (119’±) to a point; thence running

Northeasterly	continuing a distance of approximately forty four feet (44’±) to a point; thence running

Southeasterly	a distance of approximately thirty eight feet (38’±) to a point; thence running

Southwesterly	a distance of approximately forty four feet (44’±) to the point of beginning.

The above described parcel contains 6,163 S.F. according to said Plan.

Office Tower Parcel (Shown on Sheets Sv-6, Sv-7, Sv-8 of said Plans)

The Parcel consisting of the volume of space commencing at and lying above the grade elevation 157.33 feet (the “Lower Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the parcel described below; in no event shall the within parcel extend below the Lower Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then northwesterly approximately 13 feet by the Former Garden Parcel to the point of beginning; thence running

Southwesterly	a distance of approximately one hundred twenty feet (120’±) to a point; thence running

Northwesterly	a distance of approximately one hundred sixty five feet (165’±) to a point; thence running

Northeasterly	a distance of approximately one hundred twenty feet (120’±) to a point; thence running

Northeasterly	continuing a distance of approximately one hundred twenty feet (45’±) to a point; thence running

Southeasterly	a distance of approximately one hundred sixty five feet (165’) to a point; thence running

Southwesterly	a distance of approximately forty five feet (45’±) to the point of beginning.

The above described parcel contains 27,247 S.F. according to said Plan., and includes the Legend’s Way Tower Parcel described as follows:

Legend’s Way Tower Parcel

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 157.33 feet (the “Lower Elevation”), based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s

Way Parcel, said point being the southwest corner of the parcel herein described; thence running

N 36°01’51” W	a distance of two hundred one and fifty five hundredths feet (201.55’) to a point, by the Former Garden Parcel; thence running

N 54°09’24” E	a distance of seven and forty five hundredths feet (7.45’) to a point; thence running

N 35°50’25” W	a distance of approximately four feet (4’±) to a point, the last two (2) courses by the TD Garden Parcel; thence running

Northeasterly	a distance of sixty eight feet (68’±) to a point; thence running

S 38°46’43” E	a distance of approximately two hundred six feet (206’±) to a point, by the sideline of the Central Artery (I-93); thence running

S 54°02’31” W	a distance of eighty five and no hundredths feet (85.00’) to the point of beginning, by the northerly sideline of Causeway Street.

The above described parcel contains 16,459 S.F. according to said Plan.

The Owner reserves the right from time to time to substitute, amend or otherwise modify the above descriptions as more accurate site description information is developed.

EXHIBIT B-1

WORK AGREEMENT

1.1	Substantial Completion	2

1.2	Outside Completion Date	14

1.3	Quality and Performance of Work	15

1.4	Special Allowance	15

1.5	Payment of Tenant Plan Excess Costs	16

1.1	Substantial Completion

(A)	Plans and Construction Process.

(1)	Selection of General Contractor: Landlord and Tenant hereby agree that the general contractor for the performance of the Shell Work and Landlord’s Work (as each such term is hereinafter defined) shall be John Moriarty Construction or another comparable general contractor selected by Landlord and approved by Tenant, which approval Tenant shall not unreasonably withhold (the “Approved GC”). The general conditions fee for the Approved GC shall not exceed three and one-half percent (3.5%) and the general contractor’s fee for the Approved GC shall not exceed three percent (3%).

(2)	Performance of Shell Work. In accordance with the base building specifications attached hereto as Exhibit B-2 and the construction drawings for the Shell Work (as hereinafter defined) referenced therein (the “Shell Work Plans”), Landlord shall construct the base, core and shell of the Office Building in which the Premises are located and the common areas and facilities providing access thereto (the “Shell Work”). The Shell work does not include the finish of the Premises to be performed as hereinafter provided in this Section 1.1. The Shell Work shall be deemed substantially completed upon certification thereof by Landlord’s architect, which certification shall be binding and conclusive on Tenant. Notwithstanding anything to the contrary set forth in this Lease, including Exhibit B-2 or the Shell Work Plans, (i) all restrooms serving the Premises shall be constructed by Landlord to include toilet partitions in a color selected by Tenant, branded graphic wallpaper selected by Tenant, touchless paper towel dispensers and garbage receptacles located near bathroom entry doors, and touchless sink and toilet fixtures, all as part of the Shell Work at Landlord’s cost, (ii) the Landlord shall provide and install mecho-manual window shading devices or a comparable product on all windows in the Premises, as part of the Shell Work at Landlord’s cost and (iii) Landlord shall consult with Tenant during development of the plans for the lobby of the Office Building, including with respect to lighting, furniture, fixtures, artwork, sign locations, branding opportunities, and all other finishes, affording Tenant a reasonable time within which to provide input.

(3)

Preparation of the Plans. Tenant shall submit to Landlord, no later than the Tenant Preliminary Plans Date, a set of Preliminary Plans (as defined in Exhibit B-3) for Tenant’s proposed leasehold improvements in the Premises to prepare the Premises for Tenant’s occupancy (the “Landlord’s Work”), which shall be performed by Landlord pursuant to this Work Agreement. The Preliminary Plans for the Landlord’s Work shall be prepared by Interior Architects or another architect licensed by the Commonwealth of Massachusetts that is reasonably approved by Landlord

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(the “Approved Architect”) and shall contain at least the information required by, and conforming to, the requirements of, Exhibit B-3. Landlord shall have no responsibility for (and the Landlord’s Work shall exclude) the installation and connection of Tenant’s computer, telephone, other communication and/or audio visual equipment, systems, wiring, or furniture. Provided that the Preliminary Plans contain at least the information required by, and conform to the requirements of, said Exhibit B-3, Landlord’s approval of the Preliminary Plans shall not be unreasonably withheld or delayed; however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes which are visible outside the Premises shall be in Landlord’s sole discretion, subject to Section 16.32. If Landlord disapproves of any Preliminary Plans, which it shall do, if at all, in writing with detail reasonably sufficient to enable Tenant to timely make any required revisions to the Preliminary Plans. Tenant shall promptly have the Preliminary Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit the Preliminary Plans to Landlord no later than ten (10) business days after Landlord has submitted to Tenant its objections and conditions. Such process shall be followed until the Preliminary Plans shall have been approved by Landlord.

Once the Preliminary Plans have been approved or deemed approved by Landlord, Tenant shall deliver to Landlord, on or before the Tenant Plans Date, a full set of construction plans and specifications for the Landlord’s Work (the “Plans”) that are prepared by the Approved Architect. Such plans and specifications (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-3. Landlord shall have no obligation to perform Landlord’s Work until the Plans shall have been presented to it and approved by it. Provided that the Plans shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-3, Landlord shall not unreasonably withhold or delay its approval of the Plans. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes visible outside the Premises shall be in Landlord’s sole discretion, subject to Section 16.32. If Landlord disapproves of the Plans, which it shall do, if at all, in writing with detail reasonably sufficient to enable Tenant to timely make any required revisions to the Plans. Tenant shall promptly have the Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such the Plans to Landlord no later than ten (10) business days after Landlord has submitted to Tenant its objections and conditions. Such process shall be followed until the Plans shall have been approved by Landlord.

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If Landlord shall fail to respond to any submission of Preliminary Plans within ten (10) business days after receipt thereof, or fails to respond to any submission of the Plans within twenty-one (21) days after receipt thereof, then Tenant may, at any time thereafter, give Landlord another request (the “Second Request”) therefor, which shall clearly identify the plans in question and state in bold face capital letters at the top thereof: “WARNING: SECOND REQUEST. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL THEREOF.” If Landlord does not respond within five (5) business days after receipt of the Second Request, then Tenant’s submission shall be deemed approved.

Landlord’s approval of the Preliminary Plans and the Plans is solely given for the benefit of Landlord under this Work Agreement and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Preliminary Plans or the Plans for any other purpose whatsoever. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of the Preliminary Plans and the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Preliminary Plans and the Plans shall in no event relieve Tenant of the responsibility for such design and compliance with law.

(4)	Pricing

Concurrent with Landlord’s review of the Plans as set forth above, Landlord shall cause the Approved GC to request, from a list of subcontractors approved by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed and shall be provided or withheld within three (3) business days after request therefor) at least three (3) qualified union labor subcontractor bids for each trade and materials provider expected to cost in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) (“Major Trade”) in connection with Landlord’s Work, and at least one (1) subcontractor bid for all other trades and materials providers. Landlord and the Approved GC shall involve Tenant (and Tenant’s Construction Representative) in the preparation of the bid packages and the bidding process for each Major Trade, including reviewing with Tenant the bid packages, subcontractor responses and so forth and meeting with Tenant as reasonably requested by Tenant during such process. The bid packages shall be based on a merit shop basis and shall require bids to identify all long lead items and to specify delivery dates therefor. Upon the conclusion of the bid solicitation process, Landlord shall prepare a bid format which compares each bid, and shall deliver such bid format, together with copies of the bids themselves to Tenant (together with Landlord’s designation of the bid Landlord intends to accept).

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After presentation of the bids, which Landlord shall use commercially reasonable efforts to obtain within sixty (60) days following Landlord’s approval of the Plans, Landlord shall have the right to select the subcontractor bids for Landlord’s Work from the pre-approved list of subcontractors. Landlord shall reasonably consult with Tenant on the selection of the subcontractor bids for the Major Trades and will use reasonable efforts to select the lowest subcontractor bid for the Major Trades so long as Landlord does not object to such subcontractor based on any Project Management Reasons (as hereinafter defined). Notwithstanding the foregoing, provided that Landlord is acting in good faith for Project Management Reasons, Landlord shall have the right, without obtaining Tenant’s approval, to select any subcontractor bids which Landlord deems to be qualified to perform the applicable portions of Landlord’s Work, provided such subcontractor’s bid for the applicable portion of Landlord’s Work does not exceed the lowest received bid by more than five percent (5%). If, pursuant to the terms of the preceding sentence, Landlord is prohibited from selecting a subcontract bid for any Major Trade other than the lowest subcontract bid and (i) Landlord objects to selecting such lowest subcontract bid based on Project Management Reasons and informs Tenant of the same, and (ii) Tenant nevertheless directs Landlord to select such lowest subcontractor bid, then any increase in the Total Project Costs to perform the Landlord’s Work from the Total Costs Notice resulting from the selection of such bid shall be 100% Tenant’s responsibility to pay, and any delay in completion of the Landlord’s Work resulting from use of such subcontractor shall be deemed a Tenant Delay hereunder. As used herein, “Project Management Reasons” shall mean (i) Landlord’s knowledge of the subcontractor project management staff for the subcontract in question, (ii) labor availability or capacity of the subcontractors in question to complete Landlord’s Work by the Estimated Commencement Date, (iii) scheduling and availability of material and equipment to complete Landlord’s Work by the Estimated Commencement Date.

After receipt of the bids and selection of the subcontractors, Landlord shall calculate and furnish to Tenant a notice stating the itemized Total Project Costs (as hereinafter defined) broken down by trade (“Total Costs Notice”). In connection with the foregoing, Landlord and Tenant agree to use a Guaranteed Maximum Price “GMP” contract for Landlord’s Work. Within seven (7) business days after Landlord’s delivery of the Total Costs Notice, Tenant may either approve the Total Costs Notice or, provide changes to the Plans to eliminate or revise one or more scope-of-work items included in the Plans and request a revised Total Costs Notice. In the event that Tenant timely and properly requests such revised Total Costs Notice and changes to the Plans, Landlord shall, at Tenant’s expense, reprice the Plans for purposes of preparing a revised Total Costs Notice. If Tenant fails to deliver either its written approval of,

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or its written modifications to, any Total Costs Notice within seven (7) business days following delivery thereof by Landlord (or two (2) business days in the case of any revised Total Costs Notice that is submitted by Landlord in response to Tenant’s requested changes), then Tenant shall be deemed to have approved the Total Costs Notice in its entirety. In addition, if Tenant’s request for a revised Total Costs Notice results in (y) the Total Cost Notice not being approved or deemed approved by the Authorization to Proceed Date, or (z) Tenant failing to authorize, in writing, Landlord to commence the performance of the Tenant Improvement Work by the Authorization to Proceed Date, the same shall be a Tenant Delay without need for any additional notice to Tenant. Tenant acknowledges and agrees that Tenant’s approval of the Total Cost Notice and Tenant’s delivery of its authorization, in writing, for Landlord to commence the performance of Landlord’s Work by the Authorization to Proceed Date is a material condition to Landlord’s ability to complete Landlord’s Work by the Estimated Commencement Date. Once Landlord and Tenant have approved the Total Costs Notice (or the Total Costs Notice is deemed approved), the parties shall promptly execute an instrument confirming the final Total Costs Notice.

The “Total Project Costs” shall be equal to all costs of Landlord’s Work plus a construction management fee equal to three percent (3%) of all costs of Landlord’s Work (the “Construction Management Fee”), which Construction Management Fee shall be billed in proportion to the Landlord’s Work in place. All costs of Landlord’s Work shall include, but not be limited to, the costs and expenses for performing, using, and/or obtaining, any or all of the following actions, items, and/or services related to the Landlord’s Work:

a)	Any and all building permits and other governmental permits or approvals, and any application fees in connection therewith, necessary for the performance of Landlord’s Work;

b)	The “Improvements” as defined in that certain Indemnification Letter, dated November 1, 2017, from Landlord to Tenant and consented and agreed to by Tenant, which consist of changes to the design and construction of the floor/ceiling slabs within the Premises to accommodate Tenant’s atriums on the 4th, 5th, 6th and 7th floors of the Podium Building (collectively, the “Atrium Slab Penetrations”).

c)	Final connections to Office Building common utility system, including, as applicable:

(1)	Electrical, including shutdown, re-energizing, temporary power and lighting (if required);

(2)	Fire protection system connections, including shutdown and refilling, fire details;

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(3)	Fire alarm system connections, including final wire connections by Landlord, Landlord testing of Premises components prior to final connections, programming, troubleshooting of Tenant system;

(4)	Domestic water connection if shutdown of common system is required;

d)	Temporary utilities provided to the Premises during Landlord’s performance of Landlord’s Work, including:

(1)	Connection to Landlord temporary power panel;

(2)	Daily power consumption;

e)	Dumpsters;

f)	Loading docks;

g)	Hoisting;

h)	Portable toilets;

i)	Elevators;

j)	Roof/exterior wall penetrations, floor slab cutting and coring;

k)	Security services (but only if an to the extent requested in writing by Tenant) for both:

(1)	standard work hours; and

(2)	non-standard work hours; and

l)	Fire watch (if required by the City of Boston).

Notwithstanding anything to the contrary set forth herein, if applicable, the costs of the actions, items, and/or services set forth in the foregoing subsections (c) through (k) shall be allocated equitably among the beneficiaries thereof, including Landlord in connection with Landlord’s performance of the Shell Work and other tenants of the Office Building in connection with each such tenant’s performance of any tenant improvements work.

(5)

Tenant Plan Excess Costs. To the extent that the Total Project Costs exceed the Tenant Allowance set forth in Section 1.4 of this Work Agreement, such excess costs are hereinafter referred to as “Tenant Plan Excess Costs” and shall be paid by Tenant as Additional Rent in accordance with Section 1.5 of this Work Agreement. Tenant shall notify Landlord in writing, within three (3) days of receipt by Tenant of Landlord’s statement of Tenant Plan Excess Costs, of either its approval thereof and its authorization to Landlord to proceed with Landlord’s Work in accordance with the Plans in the event Landlord had no objection to the Plans, or changes in the Plans prepared by Tenant’s architect which shall be responsive to any objections raised by Landlord. In the event of the latter modification, Landlord shall, as soon as practicable after Landlord obtains price quotations for any changes in the Plans, quote to Tenant all changes in Tenant Plan Excess Costs resulting from said plan modifications and whether Landlord approves the revised Plans. Tenant shall, within five (5) days after receipt of Landlord’s revised quotation of

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Tenant Plan Excess Costs submit to Landlord any revisions to the Plans required by Landlord. Without limitation, Tenant Plan Excess Costs shall expressly include any and all additional or increased costs to perform the Landlord’s Work as the result of any errors, defects, discrepancies or inconsistencies in the Plans.

(6)	Authorization to Proceed Date; Tenant Plans Date; Long Lead Item Release Date. Tenant shall, on or before the Authorization to Proceed Date, give Landlord written authorization to proceed with Landlord’s Work in accordance with Tenant’s approved Plans (“Notice to Proceed”). In addition, Tenant shall, on or before the Tenant Plans Date, execute and deliver to Landlord any affidavits, plans and documentation required by applicable law in order to obtain all permits and approvals necessary for Landlord to commence and complete Landlord’s Work on a timely basis (“Permit Documentation”). Tenant shall, on or before the Long Lead Item Release Date, give Landlord written authorization to proceed to purchase and/or contract for any items of work for which there is a long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation (“Long Lead Items”) identified in Tenant’s Plans submitted prior to such date (“Long Lead Notice”). Notwithstanding the foregoing, Tenant acknowledges that (i) certain Long Lead Items may still delay completion of Landlord’s Work and thus result in a Tenant Delay even if Tenant does authorize them on or before the Long Lead Item Release Date, and (ii) any Long Lead Items which are identified in Tenant’s Plans after the Long Lead Item Release Date may delay completion of Landlord’s Work and thus result in a Tenant Delay.

(7)

Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals subsequent to Landlord’s approval of the Plans and Tenant’s approval of the Tenant Plan Excess Costs, if any (each, a “Change Proposal”). Any Change Proposal requesting a change to the Plans shall include design development level plans and specifications, identifying the requested change. Landlord agrees to respond to any such Change Proposal within ten (10) business days after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Notwithstanding the foregoing, Landlord will use reasonable efforts to respond to any non-material Change Proposal within five (5) business days after submission thereof by Tenant. With respect to Change Proposals for which a response cannot reasonably be developed within ten (10) business days, Landlord shall within the ten (10) business day

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response period advise Tenant of the steps necessary in order for Landlord to evaluate the Change Order Proposal and the date upon which Landlord’s Change Order Response will be delivered. Tenant shall have the right within five (5) business days after receiving Landlord’s Change Order Response (or Landlord’s notice that a Change Proposal could not be evaluated within the ten (10) business day response period set forth above) to then approve or withdraw such Change Proposal. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) business day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Total Project Costs stated in the Total Costs Notice and shall be paid in the manner set forth in Section 1.5. Landlord shall not be authorized to make any material changes to the Plans without Tenant’s approval unless such changes are required to comply with Legal Requirements or interpretations of Legal Requirements by municipal authorities having jurisdiction over Landlord’s Work.

(8)	Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with Landlord’s Work, within two (2) business days of Tenant’s receipt of such request.

(9)	Time of the Essence. Time is of the essence in connection with Tenant’s and Landlord’s obligations under this Section 1.1.

(10)	LEED Compliance. Tenant shall, in all instances, comply with tenant requirements and responsibilities, including but not limited to the LEED design criteria applicable to Tenant work, detailed in Exhibit B-2.

(B)	Tenant Delay.

(1)	A “Tenant Delay” shall be defined as the following:

(a)	Tenant’s failure to deliver the requisite plans to Landlord by the Tenant Preliminary Plans Date or the Tenant Plans Date or to give authorization to Landlord to proceed with Landlord’s Work on or before the Authorization to Proceed Date or to provide all required Permit Documentation to Landlord on or before the Tenant Plans Date; or

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(b)	Tenant’s failure to respond to any request from Landlord or Landlord’s Construction Representative within the time periods set forth in Section 1.1(A)(8) above; or

(c)	Tenant’s failure to pay the Tenant Plan Excess Costs or Change Order Costs in accordance with Section 1.5 of this Work Agreement; or

(d)	any delay due to items of work for which there is a long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation; or

(e)	any delay due to changes, alterations or additions required or made by Tenant after Landlord approves Tenant’s Plans including, without limitation, Change Orders, but only to the extent that Landlord advised Tenant of the delay impact when Landlord approved the Change Order;

(f)	any other delays caused by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture; or

(g)	any delay from Landlord’s suspension of work during any period when there is an Event of Default under the Lease.

In order to invoke Tenant Delay, Landlord must advise Tenant in writing of the alleged Tenant Delay within two (2) business days after Landlord becomes aware thereof. Landlord shall use commercially reasonable efforts to mitigate the impact of any Tenant Delay; provided, however, that Landlord shall not be required to incur (i) any time delays, or (ii) costs or expenses other than de minimis costs or expenses, in connection with any such mitigation.

(2)	Tenant Obligations with Respect to Tenant Delays.

(a)	Tenant covenants that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.

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(b)	Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Work is increased as the result of any Tenant Delay.

(c)	Any amounts due from Tenant to Landlord under this Section 1.1(B)(2) shall be due and payable within thirty (30) days of billing therefor (except that amounts due in connection with Change Orders shall be paid as provided in Section 1.5), and shall be considered to be Additional Rent. Nothing contained in this Section 1.1(B)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

(C)	Substantial Completion of Landlord’s Work.

(1)	Landlord’s Obligations. Subject to Tenant Delays and delays due to Force Majeure, as defined in Section 14.1 of the Lease, Landlord shall use reasonable speed and diligence to (i) apply for a building permit for the construction of Landlord’s Work (the “Permit Milestone”) by August 1, 2018 (the “Permit Milestone Date”); (ii) make the Premises “Weather-Tight” as hereinafter defined (the “Weather-Tight Milestone”) by February 1, 2019 (the “Weather-Tight Milestone Date”) and (iii) achieve substantial completion of the Landlord’s Work (the “Substantial Completion Milestone”) by June 1, 2019 (the “Initial Substantial Completion Date”). For purposes of this Work Agreement, the “Outside Completion Date” shall mean December 1, 2019. Without limiting any of Landlord’s other rights or remedies, each of the Permit Milestone Date, the Weather Tight Milestone Date, the Initial Substantial Completion Date and the Outside Completion Date shall be extended on a day-for-day basis for each day of Tenant Delay and each day of Force Majeure, and shall be further extended for such periods of time as Landlord is delayed in proceeding with or completing any of the Landlord’s Work by reason of any act or failure to act of Tenant that interferes with Landlord’s construction of the Premises. If Landlord fails to comply with its obligations under this Section 1.1(C)(1), then Landlord shall have no liability to Tenant, and Tenant shall have no claim against Landlord or right to terminate this Lease, except as follows:

(i) If, despite using commercially reasonable efforts, Landlord fails to achieve the Permit Milestone by the Permit Milestone Date, then Tenant shall have the right to terminate the Lease pursuant to Section 1.2 of this Work Agreement, and if Tenant exercises such termination right, then

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Landlord shall be obligated to reimburse Tenant for Tenant’s reasonable and documented third party out-of-pocket costs and expenses incurred in connection with this Lease up to One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate.

(ii) If, despite using commercially reasonable efforts, Landlord fails to achieve the Weather-Tight Milestone by the Weather-Tight Milestone Date, then Tenant shall have the right to terminate the Lease pursuant to Section 1.2 of this Work Agreement, and if Tenant exercises such termination right, then Landlord shall be obligated to reimburse Tenant for Tenant’s reasonable and documented third party out-of-pocket costs and expenses incurred in connection with this Lease up to One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate.

(iii) If, despite using commercially reasonable efforts, Landlord fails to achieve the Substantial Completion Milestone by the Initial Substantial Completion Date, then Tenant shall be entitled, as liquidated damages that are payable as the result of such delay in achieving the Substantial Completion Milestone, to a rent credit (“Rent Credit”) against the first installment(s) of Annual Fixed Rent and Additional Rent equal to the amount of Annual Fixed Rent and Additional Rent due per day during the Rent Abatement Period multiplied by the number of days in the period commencing as of the Initial Substantial Completion Date and ending on the earlier to occur of (i) the date on which the Substantial Completion Milestone is achieved, and (ii) December 1, 2019. At Landlord’s sole election, in lieu of providing Tenant with the Rent Credit, Landlord may, on or before the date on which Tenant would have been entitled to receive such Rent Credit, pay to Tenant a cash payment in the amount of such Rent Credit. Tenant shall have no right to the Rent Credit or to any payments under this Section 1.1(C)(1)(iii) if Tenant exercises a right to terminate this Lease pursuant to Section 1.2.

(iv) If Landlord fails to achieve the Substantial Completion Milestone by the Outside Completion Date, then Tenant shall have the right to terminate the Lease pursuant to Section 1.2 of this Work Agreement, and if Tenant exercises such termination right, then Landlord shall be obligated to reimburse Tenant for Tenant’s reasonable and documented third party out-of-pocket costs and expenses incurred in connection with this Lease up to One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate.

The foregoing remedies set forth in this Section 1.1(C)(1) shall be Tenant’s sole and exclusive remedies at law or in equity or otherwise for the failure to achieve the Permit Milestone by the Permit Milestone Date or the failure to achieve the Substantial Completion Milestone by the Initial Substantial Completion Date or the Outside Completion Date.

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“Weather-Tight” shall mean the exterior enclosure of the Premises has been completed reasonably sufficiently (or reasonable temporary measures have been implemented) to keep out wind and rain or snow, thus allowing the interior components of the Landlord’s Work to proceed without interruption due to reasonably expected weather conditions.

At any time on or after the date on which Landlord has determined that the Premises is Weather-Tight, Landlord may provide a written notice thereof to Tenant. Tenant shall then have a period of five (5) business days after receipt of such notice (the “Weather-Tight Inspection Period”) to conduct a visual inspection of the Premises to confirm that it is Weather-Tight. During the Weather-Tight Inspection Period, Landlord shall provide Tenant with reasonable access to the Premises for purposes of such visual inspection. If, based on such inspection, Tenant reasonably believes that the Premises is not Weather-Tight, then Tenant shall provide written notice to Landlord stating the reasons why Tenant believes that the Premises is not Weather-Tight (a “Weather-Tight Objection Notice”) on or before the expiration of the Weather-Tight Inspection Period. If Tenant fails to provide a Weather-Tight Objection Notice prior to the expiration of the Weather-Tight Inspection Period, then, for all purposes under this Lease, Tenant shall be deemed to have agreed that the Premises is Weather-Tight and the Weather-Tight Milestone shall be deemed achieved. In the event of any dispute as to whether the Premises is Weather-Tight, such dispute shall be submitted to arbitration pursuant to Section 16.33 of the Lease.

(2)	Definition of Substantial Completion. The Premises shall be treated as having been substantially completed (and delivered to Tenant for the purposes of Section 3.1 of the Lease) on the later of:

(a)	The date on which Tenant’s architect issues a certificate (or would have issued such certificate except for Tenant Delays) that Landlord’s Work is substantially complete in substantial accordance with the Plans, except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing material interference with Tenant’s use of the Premises for the Permitted Use (i.e. so-called “punch list” items), or

(b)	The date Landlord has obtained a certificate of occupancy from the applicable governmental authority, or would have obtained such certificate except for Tenant Delays. Such certificate may be temporary, subject only to the completion of customary punch list items.

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In the event of any dispute as to the date on which Landlord’s Work has been substantially completed, such dispute shall be submitted to arbitration pursuant to Section 16.33 of the Lease.

(3)	Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord’s Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(4)	Early Access by Tenant. Landlord shall permit Tenant access for installing Tenant’s trade fixtures and equipment in portions of the Premises thirty (30) days prior to the Commencement Date and when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be at upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent and Additional Rent in respect of Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

(5)	Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, prior to the date that the Premises are in fact actually substantially complete, the Premises are deemed to be substantially complete as a result of a Tenant Delay (i.e. and the Commencement Date has therefor occurred), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Premises for the Permitted Use until the Premises are in fact actually substantially complete.

1.2	Termination

If either Landlord fails to achieve (i) the Permit Milestone on or before the Permit Milestone Date, (ii) the Weather-Tight Milestone on or before the Weather-Tight Milestone Date, or (iii) the Substantial Completion Milestone by the Outside Completion Date, then Tenant shall have the right to terminate the Lease by giving notice to Landlord of Tenant’s desire to do so before the earlier of (A) the date on which the applicable milestone is achieved, and (B) the date that is thirty (30) days after the date by which the applicable Milestone was required to be achieved. Upon the giving of any such notice of termination, the Lease Term shall cease and come to an end without further liability or obligation on the part of either party unless, within sixty (60) days after receipt of such notice, Landlord achieves the Permit Milestone, the Weather-Tight Milestone, or the Substantial Completion Milestone, as applicable. Except as expressly provided in Section 1.1(C)(1) with respect to Landlord’s obligation to reimburse Tenant’s costs (subject to the limitations set forth therein), Tenant’s right of termination shall be Tenant’s sole and exclusive remedy for Landlord’s failure to achieve the Permit Milestone by the Permit Milestone Date, the Weather-Tight Milestone by the Weather-Tight Milestone Date, or to achieve the Substantial Completion Milestone by the Outside Completion Date.

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1.3	Quality and Performance of Work

All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with applicable Legal Requirements (as defined in Section 1.1 of the Lease) and all Insurance Requirements (as defined in Section 9.1 of the Lease). Tenant may inspect the Landlord’s Work at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 of the Lease or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s obligations under this Work Agreement (e.g., any of Landlord’s Work which does not substantially conform to the Plans) not later than the end of the eleventh (11th) full calendar month next beginning after the Commencement Date, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement. Landlord agrees to correct or repair at its expense as soon as is commercially reasonable items which are then incomplete or do not conform to the work contemplated under the Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid. Landlord shall use commercially reasonable efforts to enforce warranties from its general contractors, subcontractors, vendors and others on Tenant’s behalf.

1.4 Tenant Allowance

Landlord shall provide to Tenant a special allowance equal to the product of (i) Eighty Eight and 00/100 Dollars ($88.00) and (ii) the Rentable Floor Area of the Premises (the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Landlord solely on account of the cost of Landlord’s Work. In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs of Landlord’s Work exceed the total Tenant Allowance. The Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that the costs of Landlord’s Work are less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease.

Notwithstanding the foregoing, Tenant may use no more than fifteen percent (15%) of the Tenant Allowance for, in the aggregate, fees for construction management, architectural and engineering services and other consultants providing services directly related to the design or construction of Landlord’s Work and other so-called “soft costs” (collectively, “Soft Costs”). Tenant shall, at the time that Tenant gives Landlord a written

15

authorization to proceed with the Landlord’s Work, prepare and submit to Landlord a budget that constitutes Tenant’s good faith estimate of the total amount of Soft Costs to be incurred in connection with the Landlord’s Work. Tenant shall submit an updated budget for Soft Costs from time to time based upon the then current information available to Tenant about the amount of the total Soft Costs for the Landlord’s Work.

Landlord shall provide Tenant with an amount equal to the product of (i) Ten Cents ($.10) and (ii) the Rentable Floor Area of the Premises (the “Space Plan Allowance”) towards the cost of plans prepared for Tenant’s space plans. Landlord shall, within thirty (30) days of receipt of invoices from Tenant or Tenant’s design professional, pay the applicable portion of the Space Plan Allowance to Tenant.

1.5	Payment of Tenant Plan Excess Costs and Change Order Costs

If there are Tenant Plan Excess Costs (exclusive of all Change Order Costs), then Tenant shall reimburse Landlord, as Additional Rent, within ten (10) business days of billing therefor, from time to time during the performance of Landlord’s Work, such Tenant Plan Excess Costs in the proportion that such Tenant Plan Excess Costs bear to the Total Project Costs (exclusive of all Change Order Costs). If there is any Change Order, then Tenant shall pay 100% of the associated Change Order Costs to Landlord, as Additional Rent, at the time that Tenant approves such Change Order in accordance with this Work Agreement. Notwithstanding anything herein to the contrary, Tenant shall pay the Construction Management Fee directly to Boston Properties Limited Partnership (which shall be paid out of the Tenant Allowance).

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EXHIBIT B-2

BASE BUILDING SPECIFICATIONS

See attached.

Building Description	A first class, seven story office and retail building which is part of a larger mixed use project, including office space, above and below grade retail, residential, hotel and below grade parking.

Foundations	The structure will be supported on spread footings with caissons and a perimeter slurry wall with interior steel columns.

Structure	A.	The structure will be designed in accordance with the following live loads:

1.	Wind and seismic load in accordance with State Building Code.

2.	Floor live load 100 lbs. and dead load of 15 PSF.

3.	Mechanical equipment rooms — actual weight of equipment.

4.	Roof — 35 lbs. per square foot minimum and in accordance with governing building codes, plus allowances for specific drifting and equipment loads.

B.	The structure will consist of steel framing and columns with lightweight concrete slabs on a metal deck.

C.	Structure will be fireproofed where required by the Commonwealth of Massachusetts Building Code. Structural assemblies requiring fireproofing will be sprayed with a fireproofing system as provided by W. R. Grace & Co. or equal.

D.	Fire exit stairs will be standard steel pan stair assemblies with painted steel handrails and concrete fill, or cast in place concrete stairs.

E.	Miscellaneous iron items (canopy framing, elevator sill angles, ladders, railings, loose lintels, expansion plates, toilet partition support frames, etc.) for the Base Building will be provided as needed.

Roofing

and Waterproofing	A.	The roofing system will be a mechanically fastened, heat welded thermoplastic system such as manufactured by Sarnolfil Roofing Systems, Inc.

B.	Roof insulation will be rigid extruded polystyrene or polyisocynurate, applied with staggered joints conforming to requirements of the Building Code and acceptable for use with the system specified.

C.	Compatible roof walkway pads shall be provided for equipment access and servicing.

Exterior Walls	A.	The primary above grade exterior wall system will consist of punched window system, UHPC (Ultra high performance concrete), masonry, metal panel articulations and other first class materials.

B.	Exterior entrance doors will be similar in construction to building window systems.

Interior Finishes	A.	Main Lobby

Floors: Exposed Concrete

Walls:	Painted Dry wall and millwork

Ceilings:	Painted Drywall and exposed ceilings

B.	Toilet Rooms

Floors:	Exposed concrete-

Walls:	Painted drywall and ceramic tile

Ceilings:	Painted drywall

D.	Interior side of exterior walls shall be exposed metal studs ready to be finished with drywall.

E.	Interior side of demising walls shall be exposed metal studs ready to be finished with drywall.

F.	Exit stair treads and landings will be sealed concrete. Stairwell walls will be painted drywall.

G.	Door frames will be 16gauge hollow metal. Doors will be 18 gauge, flush, 1-3/4” thick hollow metal at all areas. Finish hardware will be Medico or equal with a brushed finish. All doors and hardware shall comply with regulations of the Architectural Access Board.

H.	Interior hollow metal doors will receive one coat of primer and two coats of semi-gloss enamel.

Specialties and Equipment	A.	A uniform building graphics system with a building identification sign will be provided.

B.	Metal toilet enclosures will be ceiling mounted.

C.	Toilet room accessories will be similar or equal to those manufactured by Bobrick Company, all in accordance with regulations of Architectural Access Board.

D.	Tenant to install window treatments specified by Landlord

E.	The project shall have 3 shared loading dock bays with levelers in each bay and 3 shared trash compactor bays.

Vertical Transportation	A.	Elevators:

Elevator Location	Type	Capacity	Speed	No.
Freight	MRL	4500 lb.	350 fpm	1
Core Passenger	MRL	4000 lb.	500 fpm	4

B.	Elevator Finishes:

Elevator Frames and Doors:

Level 1 Doors Metal Panel Frames Baked Enamel

All other levels - Doors and fames Baked Enamel

Elevator Cabs will include metal panel and tile finishes

Plumbing	A.	Domestic water system will be provided for tenants use at two locations on each floor via 1 1/2” valved and capped connection points. Water piping provided by tenant shall be Type L copper tubing with wrought copper fittings joined by 95/5 solder or Pro Press fittings which may be used up to 2 1/2”. Domestic hot water heating equipment and distribution systems shall be the responsibility of each tenant. All storage type water heaters shall be provided with safe waste drip pan and automatic leak detection and water shut off system similar to Floodmaster RS-094 or equal as approved by owner. Water meters to be supplied by Tenant , compatible with building BMS System and approved by Landlord.

B.	Sanitary system will be provided for tenants use at two locations on each floor via 4” sanitary and 3” vent capped connection points. Sanitary piping provided by tenants shall be no hub cast iron or copper with DWV fittings.

C.	All plumbing work required for tenant fit up scope shall be coordinated with all structural, architectural and mechanical features and with the owner and other affected tenants.

Fire Protection System	A.	Fire standpipes will be supplied from a public water main with operating pressure augmented by pressure boosting equipment. Standpipes will be cross connected with siamese connections and hose bibs for Fire Department use only.

B.	Automatic sprinkler system will be supplied from a public water main with operating pressure augmented by pressure boosting equipment. The system will be designed so that all occupied space in the building will be fully sprinklered at a head density in accordance with light hazard occupancy in office space. The Base Building provides mains on the tenant floors and sprinkler heads only for common areas. Each floor’s loop will be individually valved off at the riser and drained.

C.	Alarm and detection system are described under the Electrical Systems section

Heating, Ventilating & Air

Conditioning	A.	HVAC systems in the common area will be designed in accordance with the following performance criteria and anticipated load of the building common area (subject to the requirements of Massachusetts Building Code, 8th Edition).

1.	The HVAC systems will be capable of maintaining the following conditions:

Summer indoor conditions no higher than 75°F+/- 2°F (occupied), 55% RH when outdoor conditions are no higher than 91ºF (D.B.) and 73ºF (W.B.),

Winter indoor conditions 70ºF (D.B.) +/- 2ºF(occupied), when the outdoor conditions are no lower than 2ºF (D.B.) No provision for humidification is provided.

2.	Internal heat gain will be calculated on the basis of sustained peak loading conditions of one person per 150 per ASHRAE 62.1 square feet of gross usable floor area and a combined lighting and power load of 5.0 watts per gross usable square foot area (for medium pressure duct design).

3.	Heat loss will be calculated per Article 13 of Massachusetts Building Code.

4.	Measured sound levels within the building created by the internal building systems when unoccupied and the system is operating at full load will not exceed the levels given below:

Lobbies	and corridors: NC50
General	offices: NC45
All	other offices: NC40

B.	The following describes the Base Building HVAC system:

1.	Ventilation and Exhaust of the loading dock, elevator machine room, electric rooms and transformer vault will be provided.

2.	Cooling shall be provided by electric chillers with a condenser water system for heat rejection. Variable speed pumps shall be provided on the primary and secondary loops. The cooling system will be a chilled water system serving tenant installed HVAC system. Ventilation air will be extended by tenant HVAC system. Each office floor will be provided with capped off 4” chilled water supply and return connections designed to be connected to tenant installed HVAC system. Chilled water supply temperature shall be 44ºF.

3.	Hot water heating system shall consist of multiple condensing boilers and associated pumps. Hot water supply temperature shall be 130ºF. Each floor is provided with a 3” capped HWS&R connection for tenant use.

4.	Toilet room and mechanical room exhaust systems and associated ductwork and fans. Ductwork for supply within restroom space only. – Tenant to F&I ductwork from restroom to Tenant HVAC system.

5.	Automatic temperature control system consisting of direct digital controls (DDC) and appurtenances. Connections of fans, pumps and associated systems, and tie into the central control system.

6.	Stair pressurization supply air provided by Base Building

7.	Smoke Purge Fans provided by Base Building

8.	Air distribution system consisting of ductwork, volume dampers, fire smoke dampers, registers, diffusers and linear diffusers for core areas only

Not	including Elevator lobbies.

9.	Hot water/ electrical cabinet unit heaters as required.

10.	Cabinet unit heaters at main entries.

11.	Cabinet unit heaters to heat stairways provided by Base Building

12.	Testing, balancing and commissioning.

Electrical	A.	Electrical systems will be designed at 6.5 watts per sq. ft. for tenant lights and appliances above and beyond power for the standard Tenant HVAC System.

B.	The electrical power distribution system will receive power at 480/277 volts, 3 phase, 4 wire from the transformers provided by the utility company, and will incorporate one or more main switchboards and all subsidiary panel boards (power, lighting, equipment) as required for the Base Building. The distribution system will supply power as follows:

1.	480 volts, 3 phase to all motors 1⁄2 horsepower and larger.

2.	277 volts, single-phase to all fluorescent (and other discharge-type lamp) lighting fixtures.

3.	120 volts, single-phase to all general convenience receptacle outlets.

4.	120 volts single-phase; 208 volts, single-phase; 208 volts, 3-phase to specific use “solid connection” or receptacle outlets, as determined from the requirements of the appliances assigned to the outlets.

5.	The creative office is served by a plug-in bus duct riser. The landlord work terminates at the bus duct.

C.	Three-phase, dry type transformers (480 volt delta to 208/120 volt wye) will be installed as part of the Tenant work to provide power of voltages not available from direct connection to the main service. Transformers will be the self-cooled indoor type with Class H insulation and steel enclosures.

D.	Intentionally Omitted.

E.	The automatic fire detection and alarm system will be electronically operated double-supervised, connected to the Boston Fire Department, and provided with a battery backup. All components of the fire alarm system (fire command station, manual alarm stations, alarm indicators, automatic smoke and heat detectors, fan control relays, etc.) will be Underwriters’ Laboratories listed, and the system will comply with all requirements of the NFPA, ADA, governing building code and local authorities. Activation of a manual alarm station or an automatic detection device (water flow switches, smoke detectors, etc.) will:

1.	Sound alert signals and flash the alarm lamps throughout the building, followed by a recorded message, followed by an evacuation signal on the floor of incidence, floor above, and floor below.

Delineation of Base

Building and

Tenant Work

A.	The Base Building sprinkler system consists of sprinkler coverage in the core area of the building with a cross connected main loop to accommodate light hazard occupancy in tenant areas. All relocation and/or additional heads and associated piping in the tenant space shall be Tenant work.

B.	Tenant shall have access to the following HVAC system connections located within the space:

1.	4 inch chilled water supply and return (CHWS/CHWR) valved and capped within the space, designed for 206 GPM (103 tons per floor - based on 1 ton per 350 sq ft shall be delivered at 44 degree F, 12 degree F delta T minimum). Tenant to provide BTU meter specified by Landlord.

2.	3 inch hot water supply and return (HWS/HWR) valved and capped within the space. The hot water (HWS&R) shall be delivered at 130 F, 20F delta T minimum, and 87 GPM. Tenant to provide BTU meter specified by Landlord.

3.	Tenant is responsible for all hot water for domestic use.

4.	Capped 24 inch x 24 inch unconditioned outside air ventilation duct stubbed into the space to provide 3800 CFM maximum for ventilation and makeup air. Supply to bathrooms and elevator lobbies off future tenant distribution ductwork.

5.	All HVAC equipment and distribution within the Tenant premises shall be installed by Tenant

Base Building electrical system extends up to the bus duct in tenant electric room sized to accommodate tenant electrical design load of 6.5 watts per sq. ft. for tenant lights and appliances above and beyond power for the standard Tenant HVAC system. The tenant is responsible for providing:

•	Bus duct plug-in device

•	Meter socket

•	Contacting Eversource to arrange for a meter

•	277/480-volt panel boards

•	Step down transformers

•	120/208-volt panel boards

•	On level 7 – tenant responsible for wiring from level 6 bus duct plug in

LEED
Compliance	Landlord shall seek Core and Shell certification by the UGBC with target of not less than Silver certification. Pursuit of such certification, and the design specification contained in these Outline Specifications, are contingent upon Tenant’s use requirements and specifications complying with and supporting LEED compliance at the target certification level.

Specifically, the following LEED design criteria shall apply to Tenant work:

1.1	EAp2—Minimum Energy Performance

All tenants are required to “Demonstrate a 10% improvement in the proposed building performance against ASHRAE 90.1-2007.”

1.2	EAp3 Fundamental Refrigerant Management

All tenants-installed supplemental HVAC&R equipment must use, “zero use of chlorofluorocarbon (CFC)-based refrigerants. Small HVAC units (defined as containing less than 0.5 pounds (228 grams) of refrigerant) and other equipment, such as standard refrigerators, small water coolers and any other equipment that contains less than 0.5 pounds (228 grams) of refrigerant, are not considered part of the Base Building system and are not subject to the requirements of this prerequisite”.

1.3	EQp1 Minimum IAQ Performance

All tenants are required to design mechanical ventilation systems, “using the ventilation rate procedure as defined by ASHRAE 62.1-2007, or the applicable local code, whichever is more stringent.”

1.4	EQp2 Environmental Tobacco Smoke Control

All tenants are required to, “Prohibit smoking in the building. Prohibit on-property smoking within 25 feet (8 meters) of entries, outdoor air intakes and operable windows.” No smoking signage will be provided & installed by the landlord.

EXHIBIT B-3

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

Preliminary Plan Requirements: By the Tenant Preliminary Plans Date, Tenant shall furnish to Landlord preliminary plans to include the following (the “Preliminary Plans”):

1.	Tenant proposed design concept.

2.	Structural loading diagram.

3.	Edge of Slab plan noting any requested penetrations for stairways, elevators, escalators or visual openings.

4.	Requested rooftop equipment such as satellite dishes.

Plan Requirements: By the Tenant Plans Date, Tenant shall furnish to Landlord plans to include the following:

1.	Floor plan indicating location of partitions and doors (details required of partition and door types).

2.	Location of standard electrical convenience outlets and telephone outlets.

3.	Location and details of special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

7.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 70 lbs./s.f.

8.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.

9.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

10.	Finish schedule plan indicating wall covering, paint or paneling with paint colors referenced to standard color system.

11.	Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

12.	Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

13.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

14.	Location of any special soundproofing requirements.

15.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.	Drawing submittal shall include the appropriate quantity required for Landlord to file for permit along with four half size sets and one full size set for Landlord’s review and use.

17.	Provide all other information necessary to obtain all permits and approvals for Landlord’s Work.

18.	Upon completion of the work, Tenant shall provide Landlord with the following:

A)	Updated Record Drawings

a.	Two, half (18” x 24”) size sets and two flash drives, containing updated record drawings. The following sections should be provided as applicable:

1. Architectural

2. Structural

3. Fire Protection

4. Plumbing

5. Mechanical

6. Electrical

7. Tel Data

8. Landscaping

9. Civil

b.	Flash drives should include CAD and PDF formats of applicable drawings.

c.	PDF updated record drawings should be formatted with the following parameters:

1. If the build out is one floor or less, create one PDF with all of the drawing sheets

2. If the build out is two or more floors, each sheet should be an individual PDF

EXHIBIT C

LANDLORD SERVICES

I.	CLEANING:

Cleaning and janitor services as provided below:

A.	Office Areas:

Daily: (Monday through Friday, inclusive, holidays observed by the cleaning company excepted).

1.	Empty all waste receptacles and ashtrays and remove waste material from the Premises; wash receptacles as necessary.

2.	Sweep and dust mop all uncarpeted areas using a dust-treated mop.

3.	Vacuum all rugs and carpeted areas.

4.	Hand dust and wipe clean with treated cloths all horizontal surfaces, including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

5.	Wash clean all water fountains and sanitize.

6.	Move and dust under all desk equipment and telephones and replace same (but not computer terminals, specialized equipment or other materials).

7.	Wipe clean all chrome and other bright work.

8.	Hand dust grill work within normal reach.

9.	Main doors to premises shall be locked and lights shut off upon completion of cleaning.

Weekly:

1.	Dust coat racks and the like.

2.	Spot clean entrance doors, light switches and doorways.

Quarterly:

1.	Render high dusting not reached in daily cleaning to include:

a)	dusting all pictures, frames, charts, graphs and similar wall hangings.

b)	dusting of all vertical surfaces, such as walls, partitions, doors and door frames, etc.

c)	dusting all pipes, ducts and moldings.

d)	dusting of all vertical blinds.

e)	dust all ventilating, air conditioning, louvers and grills.

2.	Spray buff all resilient floors.

B.	LAVATORIES:

Daily: (Monday through Friday, inclusive, holidays observed by the cleaning company excepted).

1.	Sweep and damp mop.

2.	Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping and toilet seat hinges.

3.	Wash both sides of all toilet seats.

4.	Wash all basins, bowls and urinals.

5.	Dust and clean all powder room fixtures.

6.	Empty and clean paper towel and sanitary disposal receptacles.

7.	Remove waste paper and refuse.

8.	Refill tissue holders, soap dispensers, towel dispensers, sanitary dispensers; materials to be furnished by Landlord.

Monthly:

1.	Machine scrub lavatory floors.

2.	Wash all partitions and tile walls in lavatories.

3.	Dust all lighting fixtures and grills in lavatories.

C.	MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS:

Daily: (Monday through Friday, inclusive, holidays observed by the cleaning company excepted).

1.	Sweep and damp mop all floors, empty and clean waste receptacles, dispose of waste.

2.	Clean elevators, wash or vacuum floors, wipe down walls and doors.

3.	Spot clean any metal work inside lobbies.

4.	Spot clean any metal work surrounding building entrance doors.

5.	Sweep all stairwells and dust handrails.

Monthly:

1.	All resilient tile floors in public areas to be spray buffed.

D.	WINDOW CLEANING:

All exterior windows shall be washed on the inside and outside surfaces at a frequency necessary to maintain a first class appearance.

II.	HVAC:

A.	Chilled and hot water shall be provided from the Central HVAC System with sufficient capacity to permit Tenant’s HVAC system to meet the operating criteria set forth below for a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served. If Tenant introduces into the Premises personnel or equipment that overloads the Central HVAC System’s ability to adequately perform its proper functions, then Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the HVAC system shall not be less than the following:

i)	Cooling season indoor temperature of not in excess of 75 (+/- 2ºF) degrees Fahrenheit when outdoor temperatures are 91 degrees Fahrenheit ambient.

ii)	Heating season minimum room temperature of 70 (+/- 2ºF) degrees Fahrenheit when outdoor temperatures are 2 degrees Fahrenheit ambient.

B.	Landlord shall provide chilled and hot water from the Central HVAC System as normal seasonal changes may require during Normal Building Operating Hours (8:00 a.m. to 6:00 p.m. Monday through Friday and, upon request by Tenant, 8:00 a.m. to 1:00 p.m. on Saturdays, legal holidays in all cases excepted). “Legal holidays” means New Year’s Day, Martin Luther King Day, Presidents Day, Memorial Day, Thanksgiving and Christmas. If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any season outside Normal Building Operating Hours, Landlord shall use landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage.

C.	For such services described in Section II. A and II. B, above, Tenant shall pay Landlord, as Additional Rent, upon receipt of billing, a Chilled and Hot Water Charge as described in Exhibit D.

III.	ELECTRICAL SERVICES:

A.	Tenant shall contract directly with the applicable electric utility company to provide electric power for lighting and for office machines through standard receptacles for typical office space.

B.	Landlord, at its option, may require separate metering and direct billing to Tenant for the electric power required for any special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120 volts, or for any other usage. Tenant shall be solely responsible for the cost associated with such meter(s) required for Tenant’s special equipment and installation thereof.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

IV.	ELEVATORS:

Provide passenger elevator service.

V.	WATER:

Provide tempered water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

VI.	CARD ACCESS SYSTEM:

Landlord will provide a card access system at one entry door of the building.

EXHIBIT D

CENTRAL HVAC SYSTEM

Chilled and Hot Water Charge.

The “Central HVAC System” is a centralized system providing chilled water and hot water to the Premises in common with other premises in the Podium Building and Tenant shall pay, monthly in advance and concurrently with payments of installments of all other Additional Rent, a “Chilled and Hot Water Charge” for Tenant’s share of the expenses associated with the operation, repair, maintenance and replacement of the Central HVAC System. Said expenses shall include, but not be limited to, (a) the cost of maintenance, repair, insurance and utilities incurred in operating the Central HVAC System and either (b) the cost of replacing, as necessary, any equipment, components or facilities of the Central HVAC System or (c) at Landlord’s option, if such replacement cost exceeds Twenty-Five Thousand Dollars ($25,000.00), and the replaced item has a useful life of more than five (5) years, the total payments of principal and interest owed for each year or partial year on any commercially reasonable loan which is fully amortized over said useful life that Landlord may obtain from a third party, or that Landlord may make itself, for the benefit of Tenant and all other tenants at the Podium Building to finance said replacement cost; provided, however, if Landlord shall make such a loan. Landlord shall charge interest on the basis of actual days elapsed compared to a 360-day year, compounded monthly, at a fixed rate which is the lesser of the maximum lawful rate or two percent (2%) above the annual rate of yield available at the time of replacement on a Treasury Note or Bond of the United States of America maturing at approximately the end of said useful life. In addition, Tenant shall pay an amount to Landlord for accounting, bookkeeping and collecting of said expenses equal to fifteen percent (15%) of the total of Tenant’s Chilled and Hot Water Charge for each calendar year. Landlord agrees that Tenant’s Chilled and Hot Water Charge shall be based upon Tenant’s use as hereinafter set forth, and that with respect to the cost of replacing any equipment, components or facilitates of the Central HVAC, Landlord shall not include such costs to the extent that the same covered by warranty. Tenant shall utilize the chilled water for its space cooling purposes and shall not connect refrigerator or freezer equipment to the system.

Calculation of Chilled and Hot Water.

The Tenant’s share shall be that portion of the total expenses associated with the operation, maintenance repair, replacement, insurance and utilities incurred in operating the Central HVAC System for any given calendar month equal to the proportion thereof which Tenant’s British Thermal Units (“BTU”) use of the system bears to the total “BTU” use of all tenants utilizing the Central HVAC System from time to time during said month, based on Tenant installed and maintained BTU meters, which meters shall be approved by Landlord for durability and compatibility with the building management system. In the event such Tenant installed BTU meters fail, Landlord reserves the right to estimate Tenant’s BTU consumption until such time as such BTU meters are repaired and put back into service. Landlord shall estimate the Chilled and Hot Water Charge based on Landlord’s estimate of reasonably anticipated costs, and shall adjust such charge from time to time as necessary based on actual expenses and experience associated with running and operating the system.

Adjustment of Chilled and Hot Water Charge.

At the end of each calendar or partial calendar year during the Lease Term, Landlord shall compare the total of all Chilled and Hot Water Charges paid by Tenant during the calendar year with the total expenses associated with the operation, maintenance, repair, replacement, insurance and utilities incurred in operating the Central HVAC System for such year. If said total expenses, which shall constitute Tenant’s actual Chilled and Hot Water Charge, exceed Tenant’s total payments during the previous year, Tenant shall pay Landlord the deficiency within thirty (30) days after notice thereof from Landlord. If Tenant’s total payments exceed Landlord’s actual such cost to provide chilled and hot water, Tenant shall offset the excess against Tenant’s Chilled and Hot Water Charge or Charges next due.

EXHIBIT E

FORM OF DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this          day of                                         , 200          , by and between [LANDLORD] (hereinafter “Landlord”) and [TENANT] (hereinafter “Tenant”).

W I T N E S S E T H T H A T:

1. This Agreement is made pursuant to Section [3.1] of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2. It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof by persons hereunto duly authorized, the date first above written.

LANDLORD: [INSERT LL SIGNATURE BLOCK]

By:
Name:
Title:

ATTEST:	TENANT: [TENANT]

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized

EXHIBIT F

SIGNAGE

[ATTACHED]

EXHIBIT G

INTENTIONALLY OMITTED

EXHIBIT H

APPRAISER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit is attached provision is made for an Appraiser Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1. Tenant’s Request. Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of the Lease, requesting an Appraiser Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of an appraiser (“Tenant’s Appraiser”) selected by Tenant to act for Tenant, which appraiser shall be an M.A.I. appraiser selected by Tenant and which appraiser shall have at least ten (10) years’ experience in appraising properties of a nature and type generally similar to the Building located in the Downtown Boston Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional appraiser selected by Landlord.

2. Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Appraiser Determination and stating the name of the appraiser selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of an appraiser (“Landlord’s Appraiser”) who shall be an M.A.I. appraiser having at least the experience referred to above.

3. Selection of Third Appraiser. Within ten (10) days thereafter the two (2) appraisers so selected shall select a third such appraiser (the “Third Appraiser”) also be an M.A.I. appraiser having at least the experience referred to above, provided, as a further qualification, that the Third Appraiser shall not be an individual who is then under contract to represent or provide services to either Landlord or Tenant (it being understood and agreed that this limitation shall not preclude the selection of the Third Appraiser from a firm or corporation that is then otherwise under contract to represent or provide services to either Landlord or Tenant).

4. Rental Value Determination. Within twenty-four (24) days after the selection of the Third Appraiser, both Tenant’s Appraiser and Landlord’s Appraiser shall make their own determination of the Prevailing Market Rent and submit such determinations to the Third Appraiser. Such Prevailing Market Rent determination shall take into account all relevant factors. The Third Appraiser shall, within thirty (30) days after the selection of the Third Appraiser, determine the Prevailing Market Rent by selecting either the Prevailing Market Rent determined by Tenant’s Appraiser or the Prevailing Market Rent determined by Landlord’s Appraiser. The Third Appraiser shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the Prevailing Market Rent.

5. Costs. Each party shall pay the costs and expenses of the appraiser selected by it and each shall pay one half (1/2) of the costs and expenses of the Third Appraiser

6. Failure to Select an Appraiser or Failure of Appraiser to Serve. If Tenant shall have requested an Appraiser Determination and Landlord shall not have designated an appraiser within the time period provided therefor above, then Tenant’s Appraiser shall alone make the determination of Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate an appraiser hereunder. If Tenant and Landlord have both designated appraisers but the two appraisers so designated do not, within a period of fifteen (15) days after the appointment of the second appraiser, agree upon and designate the Third Appraiser willing so to act, the Tenant, the Landlord or either appraiser previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the Third Appraiser willing so to act and an appraiser so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the appraisers first appointed. In case of the inability or refusal to serve of any person designated as an appraiser, or in case any appraiser for any reason ceases to be such, an appraiser to fill such vacancy shall be appointed by the Tenant, the Landlord, the appraisers first appointed or the Boston Bar Association as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon request of any appraiser who continues to act or by the Landlord or Tenant such vacancy may be filled by the Boston Bar Association and any appraiser so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

EXHIBIT I

LIST OF MORTGAGES

Fee and Leasehold Construction Mortgage and Security Agreement by and among Podium Developer LLC, Podium Owner, LP and The Bank of New York Mellon dated September 6, 2017 and recorded with the Suffolk County Registry of Deeds in Book 58495, Page 259.

EXHIBIT J

FORM OF LETTER OF CREDIT

[Letterhead of a money center bank acceptable to the Landlord]

[Please note the tenant on this Letter of Credit must match the exact tenant entity in the Lease]

[date]

[Landlord]

c/o Boston Properties LP

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attn: Lease Administration, Legal Dept.

Ladies and Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of [Tenant] (“Applicant”), the aggregate amount of [spell out dollar amount] and [            ]/100 Dollars [($                     )]. You shall have the right to make partial draws against this Letter of Credit from time to time.

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by [Landlord] (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by an individual purporting to be an authorized agent of Beneficiary, certifying that such moneys are due and owing to Beneficiary, and a sight draft executed and endorsed by such individual.

This Letter of Credit is transferable in its entirety to any successor in interest to Beneficiary as owner of [Property, Address, City/Town, State]. Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions. Any fees related to such transfer shall be for the account of the Applicant.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on [Final Expiration Date].

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to your account with another bank, we will only effect such payment by fed wire to a U.S. regulated bank, and we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours,

[Name of Issuing Bank]

By:
Name:
Title:

EXHIBIT K

FORM OF CERTIFICATE OF INSURANCE

ACORD®

CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY)

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.

IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

PRODUCER	CONTACT NAME:	
	PHONE (A/C, No, Ext):	FAX (A/C, No):
	E-MAIL ADDRESS:	
	INSURER(S) AFFORDING COVERAGE	NAIC #
	INSURER A :	
INSURED	INSURER B :	
	INSURER C :	
	INSURER D :	
	INSURER E :	
	INSURER F :	

COVERAGES　　CERTIFICATE NUMBER:　　REVISION NUMBER:

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	TYPE OF INSURANCE	ADDL INSR	SUBR WVD	POLICY NUMBER	POLICY EFF (MM/DD/YYYY)	POLICY EXP (MM/DD/YYYY)	LIMITS	
	GENERAL LIABILITY						EACH OCCURRENCE	$
	COMMERCIAL GENERAL LIABILITY						DAMAGE TO RENTED PREMISES (Ea occurrence)	$
	CLAIMS-MADE　OCCUR						MED EXP (Any one person)	$
							PERSONAL & ADV INJURY	$
							GENERAL AGGREGATE	$
	GEN'L AGGREGATE LIMIT APPLIES PER:						PRODUCTS - COMP/OP AGG	$
	POLICY　PRO-JECT　LOC							$
	AUTOMOBILE LIABILITY						COMBINED SINGLE LIMIT (Ea accident)	$
	ANY AUTO						BODILY INJURY (Per person)	$
	ALL OWNED AUTOS　SCHEDULED AUTOS						BODILY INJURY (Per accident)	$
	HIRED AUTOS　NON-OWNED AUTOS						PROPERTY DAMAGE (Per accident)	$
								$
	UMBRELLA LIAB　OCCUR						EACH OCCURRENCE	$
	EXCESS LIAB　CLAIMS-MADE						AGGREGATE	$
	DED　RETENTION $							$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY						WC STATU-TORY LIMITS　OTH-ER	
	ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH) Y/N	N/A					E.L. EACH ACCIDENT	$
	If yes, describe under DESCRIPTION OF OPERATIONS below						E.L. DISEASE - EA EMPLOYEE	$
							E.L. DISEASE - POLICY LIMIT	$

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101, Additional Remarks Schedule, if more space is required)

CERTIFICATE HOLDER	CANCELLATION
	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.
	AUTHORIZED REPRESENTATIVE

© 1988-2010 ACORD CORPORATION. All rights reserved.

ACORD 25 (2010/05)

The ACORD name and logo are registered marks of ACORD

ACORD

EVIDENCE OF PROPERTY INSURANCE

DATE (MM/DD/YYYY)

THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS EVIDENCE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE ADDITIONAL INTEREST.

AGENCY / PHONE (A/C, No, Ext):	COMPANY
FAX (A/C, No): / E-MAIL ADDRESS:	
CODE: / SUB CODE:	
AGENCY CUSTOMER ID #:	
INSURED	LOAN NUMBER / POLICY NUMBER
	EFFECTIVE DATE / EXPIRATION DATE / ☐ CONTINUED UNTIL TERMINATED IF CHECKED
	THIS REPLACES PRIOR EVIDENCE DATED:

Enter text: The named insured(s) as it/they will appear on the policy declarations page.

PROPERTY INFORMATION

LOCATION/DESCRIPTION

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

COVERAGE INFORMATION

COVERAGE / PERILS / FORMS	AMOUNT OF INSURANCE	DEDUCTIBLE

REMARKS (Including Special Conditions)

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.

ADDITIONAL INTEREST

NAME AND ADDRESS	☐ MORTGAGEE ☐ ADDITIONAL INSURED
	☐ LOSS PAYEE
	LOAN #
	AUTHORIZED REPRESENTATIVE

ACORD 27 (2009/12)

© 1993-2009 ACORD CORPORATION. All rights reserved.

The ACORD name and logo are registered marks of ACORD

EXHIBIT L

TENANT MANUAL

In connection with any alterations or operations by Tenant with respect to the Premises, Tenant shall:

•	use variable frequency drives in HVAC distribution systems;

•	reduce lighting power density to an average of 0.9 W/SF for office spaces;

•	design electric wiring and electric systems compatible with the application of building Energy Management Systems and automated lighting controls;

•	use Energy Star rated appliances, if available;

•	participate in the state-wide Green Initiatives Recycling Program;

•	implement recycling of construction waste;

•	promote best practices to reduce plug loads;

•	promote employee participation to on-site amenities such as ATMs, retail, and restaurants;

•	promote participation in additional TDM program measures to reduce Project-generated single-occupancy vehicle trips. This may include providing subsidized transit passes, flexible employee work hours, and direct deposit of pay checks; and

•	promote employee and patron participation in alternative transportation amenities to reduce single-occupancy vehicles, including possible subsidized T passes, provision of a multi-mode transportation hub to include bicycle Canes and bicycle storage facilities, on-site showers, and provisions for car sharing service (Zipcar or equivalent).

EXHIBIT M

TRANSPORTATION DEMAND MANAGEMENT PROGRAM

Pursuant to that certain Certificate of the Secretary of Energy and Environmental Affairs of the Final Environmental Impact Report Regarding the Boston Garden dated March 14, 2014, Landlord is engaged in a Transportation Demand Management Program whereby it shall endeavor to:

•	Designate a full-time, on-site Transportation Coordinator;

•	Join the A Better City Transportation Management Association (TMA);

•	Coordinate with MassRIDES through the TMA to provide commuter services to employees of the Project;

•	Through the TMA, make available information regarding public transportation services, maps, schedules and fare information to tenants, employees, residents and guests of the Project;

•	Through the TMA, develop an orientation packet to be provided to all tenants, employees and residents of the project detailing the elements of the TDM program, including car/vanpool matching programs, public transportation options, bicycle and walking alternatives and the “guaranteed-ride-home” program;

•	Participate in the MBTA Corporate T-Pass Program to the extent practical;

•	Offer a “guaranteed ride home” to all employees that car/vanpool or that use public transportation as provided through the TMA;

•	Through the TMA, provide a periodic newsletter or bulletin summarizing transit, ridesharing, bicycling, alternative work schedules and other travel options;

•	Promote bicycle use as an alternative to SOV travel by providing promotional material on bicycle commuting and bicycle safety, and offer incentives for bicycle use;

•	Encourage employees to participate in MassRIDES’ NuRide program which rewards employees that choose to walk, bicycle, carpool, vanpool or that use public transportation;

•	Encourage tenants to provide direct deposit of paychecks to reduce off-site trips and the overall trip generation;

•	Promote the use of water transportation to the site from Lovejoy Wharf in all print and website materials, as well as signage at the site; and

•	Provide alternative work schedules with flexible hours to and evaluate the feasibility of implementing a flextime policy and/or telecommuting for clerical/office employees.

EXHIBIT N

PLAN OF PROPOSED HUB COMPLEX IMPROVEMENTS

[Attached]

EXHIBIT O

LEGAL DESCRIPTION OF THE PODIUM PARCEL

The Podium Parcel is comprised of the West Podium Parcel, the East Podium Parcel and the Legend’s Way Podium Parcel, each described as follows:

East Podium Parcel

Those certain three parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

East Podium Parcel (Shown on Sheet Sv-3 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade of -12.0 feet (the “Lower Elevation”) and extending to elevation 133.33 feet (the “Upper Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the subject parcel described below; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of one hundred eighty seven and fifty four hundredths feet (187.54’) to a point, by the northerly sideline of Causeway Street; thence running

N 35°50’35” W	a distance of two hundred five and sixty six hundredths feet (205.66’) to a point; thence running

N 53°57’07” E	a distance of one hundred eighty six and eighty seven hundredths feet (186.87’) to a point, by the TD Garden Parcel; thence running

S 36°01’51” E	a distance of two hundred five and ninety five hundredths feet (205.95’) to the point of beginning, by the Legend’s Way Parcel.

The above described parcel contains 38,527 S.F. according to said Plan.. However, there is excluded therefrom the Garden Improvements Parcel (East), which is hereinafter described:

Garden Improvements Parcel (East)

The Parcel consisting of the volume of space commencing at and lying above the grade of 45.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to a point, then northwesterly by the Former Garden Parcel approximately 172 feet to the point of beginning, said point being the southwesterly corner of the described parcel; thence running

N 35°50’35” W	a distance of approximately thirty four feet (34’±) to a point; thence running

N 53°57’07” E	a distance of approximately one hundred twelve feet (112’±) to point, by the TD Garden Parcel; thence running

Southeasterly	a distance of approximately thirty four feet (34’±) to a point; thence running

Southwesterly	a distance of approximately one hundred twelve feet (112’±) to the point of beginning.

The above described parcel contains 3,816 S.F. according to said Plan.

East Podium Parcel (Shown on Sheet Sv-4 of said Plan)

The Parcel consisting of the volume of space commencing at and lying above the grade of -12.0 feet (the “Lower Elevation”) and extending to elevation 133.33 feet (the “Upper Elevation”), all above “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the subject parcel described below; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of one hundred eighty seven and fifty four hundredths feet (187.54’) to a point, by the northerly sideline of Causeway Street; thence running

N 35°50’35” W	a distance of approximately one hundred seventy two feet (172’±) to a point; thence running

Northeasterly	a distance of approximately one hundred twelve feet (112’±) to a point; thence running

Northwesterly	a distance of approximately thirty four feet (34’±) to a point; thence running

N 53°57’07” E	a distance of approximately seventy four feet (74’±) to a point, by the TD Garden Parcel; thence running

S 36°01’51” E	a distance of two hundred five and ninety five hundredths feet (205.95’) to the point of beginning, by the Legend’s Way Parcel.

The above described parcel contains 34,711 S.F. according to said Plan.

East Podium Parcel (Shown on Sheet Sv-5 of said Plan)

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 133.33 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way, then northwesterly by the Former Garden Parcel approximately 54 feet to the point of beginning, said point being the southeast corner of the parcel herein described; thence running

Southwesterly	a distance of approximately one hundred nineteen feet (119’±) to a point; thence running

Northwesterly	a distance of approximately fifty six feet (56’±) to a point; thence running

Southwesterly	a distance of approximately sixty eight feet (68’±) to a point; thence running

Northwesterly	a distance of approximately sixty three feet (63’±) to a point; thence running

Northeasterly	a distance of approximately one hundred twelve feet (112’±) to a point; thence running

Northwesterly	a distance of approximately thirty four feet (34’±) to a point; thence running

N 53°57’07” E	a distance of approximately seventy four feet (74’±) to a point, by the TD Garden Parcel; thence running

S 36°01’51” E	a distance of approximately one hundred fifty two feet (152’±) to the point of beginning, by Legend’s Way Parcel.

The above described parcel contains 20,793 S.F. according to said Plan.

West Podium Parcel

Those certain two parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street, and westerly of the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

West Podium Parcel (Shown on Sheet Sv-3 of said Plan)

The Parcel consists of the volume of space commencing at and lying above the grade of -12.0 feet (the “Lower Elevation”) and extending to elevation 98.0 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

S 54°02’31” W	a distance of two hundred forty five and ninety seven hundredths feet (245.97’) to a point, by the northerly sideline of Causeway Street; thence running

N 35°57’29” W	a distance of one hundred seventy three and eighty four hundredths feet (173.84’) to a point, thence running

N 54°02’38” E	a distance of fourteen and seventy five hundredths feet (14.75’) to a point; thence running

N 35°53’01” W	a distance of thirty one and forty five hundredths feet (31.45’) to a point, the last (3) courses by land now or formerly B.R.A.; thence running

N 53°57’07” E	a distance of two hundred thirty one and fifty nine hundredths feet (231.59’) to a point, by the TD Garden Parcel; thence running

S 35°50’35” E	a distance of two hundred five and sixty six hundredths feet (205.66’) to the point of beginning.

The above described parcel contains 50,115 S.F. according to said Plan. However, there is excluded therefrom the Garden Improvements Parcel (West), which is hereinafter described:

Garden Improvements Parcel (West)

The Parcel consisting of the volume of space commencing at and lying above the grade of 45.0 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel then southwesterly along the northerly sideline of Causeway Street 187.54 feet to a point, then northwesterly through the Former Garden Parcel approximately 172 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred forty seven feet (147’±) to a point; thence running

Northwesterly	a distance of approximately thirty three feet (33’±) to a point; thence running

N 53°57’07” E	a distance of approximately one hundred forty seven feet (147’±) to point, by the TD Garden Parcel; thence running

S 35°50’35” E	a distance of approximately thirty four feet (34’±) to the point of beginning.

The above described parcel contains 4,917 S.F. according to said Plan.

West Podium Parcel (Shown on Sheet Sv-4 of said Plan)

The Parcel consists of the volume of space commencing at and lying above the grade of 98.0 feet (the “Lower Elevation”) and extending to elevation 126.0 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, then southwesterly along the northerly sideline of Causeway Street 187.54 feet to a point, then northwesterly through the Former Garden Parcel approximately 107 feet to the point of beginning, said point being the southeasterly corner of the described parcel; thence running

Southwesterly	a distance of approximately one hundred seventy four feet (174’±) to a point; thence running

Northwesterly	a distance of approximately four feet (4’±) to a point; thence running

Southwesterly	a distance of approximately thirty three feet (33’±) to a point; thence running

Southeasterly	a distance of approximately twenty six feet (26’±) to a point; thence running

Southwesterly	a distance of approximately twenty one feet (21’±) to a point; thence running

Southeasterly	a distance of approximately eighty seven feet (87’±) to a point; thence running

S 54°02’31” W	a distance of approximately eighteen feet (18’±) to a point, by the northerly sideline of Causeway Street; thence running

N 35°57’29” W	a distance of one hundred seventy three and eighty four hundredths feet (173.84’) to a point; thence running

N 54°02’38” E	a distance of fourteen and seventy five hundredths feet (14.75’) to a point; thence running

N 35°53’01” W	a distance of thirty one and forty five hundredths feet (31.45’) to a point, the last (3) courses by land now or formerly B.R.A.; thence running

N 53°57’07” E	a distance of approximately eighty five feet (85’±) to a point, by the TD Garden Parcel; thence running

Southeasterly	a distance of approximately thirty three feet (33’±) to a point; thence running

Northeasterly	a distance of approximately one hundred forty seven feet (147’±) to a point; thence running

S 35°50’35” E	a distance of approximately sixty five feet (65’±) to the point of beginning.

The above described parcel contains 20,883 S.F. according to said Plan.

Legend’s Way Podium Parcel

Those certain two parcels shown on a plan entitled “The Hub On Causeway, North Station, Causeway Street, Boston, Massachusetts”, prepared by VHB, dated July 7, 2016, Scale 1”=30’ (the “Plan”) situated on land located northerly of Causeway Street at the private right-of-way known as Legend’s Way in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, bounded and described as follows:

Legend’s Way Podium Parcel (Shown on Sheet Sv-4 of said Plan)

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 25.86 feet (the “Lower Elevation”) and extending to elevation 133.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Beginning at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way Parcel, said point being the southwest corner of the parcel herein described; thence running

N 36°01’51” W	a distance of two hundred one and fifty five hundredths feet (201.55’) to a point, by the Former Garden Parcel; thence running

N 54°09’24” E	a distance of seven and forty five hundredths feet (7.45’) to a point; thence running

N 35°50’25” W	a distance of approximately four feet (4’±) to a point, the last two (2) courses by the TD Garden Parcel; thence running

Northeasterly	a distance of sixty eight feet (68’±) to a point; thence running

S 38°46’43” E	a distance of approximately two hundred six feet (206’±) to a point, by the sideline of the Central Artery (I-93); thence running

S 54°02’31” W	a distance of eighty five and no hundredths feet (85.00’) to the point of beginning, by the northerly sideline of Causeway Street.

The above described parcel contains 16,459 S.F. according to said Plan.

Legend’s Way Podium Parcel (Shown on Sheet Sv-5 of said Plan)

The Parcel consists of the volume of space over Legend’s Way Parcel commencing at and lying above the grade of 133.33 feet (the “Lower Elevation”) and extending to elevation 157.33 feet (the “Upper Elevation”), all based on “mean sea level” as defined by the National Geodetic Vertical Datum of 1929, within the vertical planes of the perimeter of the above described parcel; in no event shall the within parcel extend below the Lower Elevation or above the Upper Elevation.

Commencing at a point on the northerly sideline of Causeway Street and the westerly sideline of Legend’s Way, then northwesterly by the Former Garden Parcel approximately 54 feet to the point of beginning, said point being the southwest corner of the parcel herein described; thence running

N 36°01’51” W	a distance of approximately one hundred forty eight feet (148’±) to a point, by the Former Garden Parcel; thence running

N 54°09’24” E	a distance of seven and forty five hundredths feet (7.45’) to a point; thence running

N 35°50’25” W	a distance of approximately four and forty three hundredths feet (4’±) to a point, the last two (2) courses by the TD Garden Parcel; thence running

Northeasterly	a distance of approximately sixty eight feet (68’±) to a point; thence running

S 38°46’43” E	a distance of approximately ninety seven six hundredths feet (97’±) to a point, by the sideline of the Central Artery (I-93); thence running

Southwesterly	a distance of approximately thirty five feet (35’±) to a point; thence running

Southeasterly	a distance of approximately fifty six feet (56’±) to a point; thence running

Southwesterly	a distance of approximately forty four feet (44’±) to the point of beginning.

The above described parcel contains 9,921 S.F. according to said Plan.

The Owner reserves the right from time to time to substitute, amend or otherwise modify the above descriptions as more accurate site description information is developed.